Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of September 14, 2017

among

NINE ENERGY SERVICE, INC.,

as Borrower,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Issuing Lender,

ZB, N.A. dba AMEGY BANK, as Issuing Lender

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders

JPMORGAN CHASE BANK, N.A.,

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

ZB, N.A. dba AMEGY BANK, as Documentation Agent

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Assumption
Exhibit B	Guaranty Agreement
Exhibit C	Pledge and Security Agreement
Exhibit D	Compliance Certificate
Exhibit E	Notice of Borrowing
Exhibit F	Notice of Continuation or Conversion

Schedule I	Commitments, Contact Information
Schedule II	Existing Letters of Credit
Schedule 4.1	Organizational Information
Schedule 4.10	Environmental Conditions
Schedule 4.11	Subsidiaries
Schedule 5.7	Requirements for New Subsidiaries
Schedule 6.1	Permitted Debt
Schedule 6.2	Permitted Liens
Schedule 6.3	Permitted Investments
Schedule 6.10	Permitted Affiliate Transactions

CREDIT AGREEMENT

This Credit Agreement dated as of September 14, 2017 (this “Agreement”) is among Nine Energy Service, Inc., a Delaware corporation (“Borrower”), the Lenders, JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent and as an Issuing Lender (each as defined below) and ZB, N.A. dba Amegy Bank (“Amegy”), as an Issuing Lender.

PRELIMINARY STATEMENT:

WHEREAS, the Borrower has requested that the Lenders and the Issuing Lender provide certain loans to and extensions of credit on behalf of the Borrower on and after the Funding Date; and

WHEREAS, the Lenders and the Issuing Lender have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1     Certain Defined Terms. As used in this Agreement, the defined terms set forth in the recitals above shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the applicable Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens and other than as to Excluded Perfection Collateral), (c) secures the Secured Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) except as to Excluded Perfection Collateral, is perfected.

“Acquisition” means the purchase by any Restricted Entity of any business, including (a) the purchase of associated assets or operations of, or (b) the purchase of Equity Interests, or merger or consolidation with, any Person.

“Adjusted Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1⁄2 of 1.0% and (c) the Adjusted Eurocurrency Rate for an Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that for the purpose of this definition, the Adjusted Eurocurrency Rate for any day shall be based on the Eurocurrency Base Rate (or if the Eurocurrency Base Rate is not available for such one month Interest Period, the Interpolated Rate) at 11:00 am (London, England time). Any change in the Adjusted Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurocurrency Rate, respectively.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Advance for any Interest Period (and with respect to clause (c) of the definition of “Alternate Base Rate” for an Interest Period of one month), an interest rate per annum equal to the Eurocurrency Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan operating in its capacity as administrative agent under this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule I, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means (a) a Revolving Advance or (b) a Term Loan Advance.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Amegy” has the meaning given to such term in the preamble to this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit, the percentage rate per annum which is applicable at such time with respect to such Advance or Letter of Credit as set forth in the grid below based on the Leverage Ratio for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.2(c), and subject to further adjustments as set forth below:

	Leverage Ratio	Eurocurrency Margin	ABR Margin
Level I	< 1.00:1.00	250 bps	150 bps
Level II	≥ 1.00:1.00; < 1.50:1.00	275 bps	175 bps
Level III	≥ 1.50:1.00; < 2.00:1.00	300 bps	200 bps
Level IV	≥ 2.00:1.00; < 2.50:1.00	325 bps	225 bps
Level V	≥ 2.50:1.00; < 3.00:1.00	350 bps	250 bps
Level VI	≥ 3.00:1.00	375 bps	275 bps

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the date a Compliance Certificate is delivered pursuant to Section 5.2(c). Notwithstanding the foregoing: (a) if the Borrower fails to deliver a Compliance Certificate as required by Section 5.2(c), then from the date of such failure until the delivery of such Compliance Certificate in accordance with the requirements of Section 5.2(c), the Applicable Margin shall be set at Level VI, (b) during the Fixed Applicable Margin Period, the Applicable Margin shall be set at Level V, (c)

notwithstanding the foregoing clause (b), the Borrower, by written notice to the Administrative Agent, may irrevocably elect (such election, the “Four Quarter EBITDA Election”) to have the Applicable Margin calculated using the Borrower’s EBITDA for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered to the Administrative Agent (it being understood that the Borrower shall have delivered a Compliance Certificate including a calculation of the Leverage Ratio based on such financial statements) and, from and after such Four Quarter EBITDA Election made in compliance with the foregoing requirements, the Applicable Margin shall be based on the EBITDA for the most recently ended four fiscal quarter period of the Borrower and (d) this paragraph is subject to the terms of Section 2.8(c).

“Applicable Percentage” means:

(a)     with respect to the Revolving Facility and any Revolving Lender, (i) the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments of the Revolving Lenders at such time or (ii) if the Revolving Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Revolving Lender’s aggregate outstanding Revolving Advances at such time to the total outstanding Revolving Advances at such time;

(b)     with respect to the Term Loan Facility and any Term Loan Lender, (i) the ratio (expressed as a percentage) of such Term Loan Lender’s Term Loan Commitment at such time to the aggregate Term Loan Commitments of the Term Loan Lenders at such time or (ii) if the Term Loan Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Term Loan Lender’s aggregate outstanding Term Loan Advances at such time to the total outstanding Term Loan Advances at such time; and

(c)     with respect to the Facilities as a whole and to any Lender, (i) the ratio (expressed as a percentage) of such Lender’s Commitments and Term Loan Advances at such time to the aggregate Commitments and Term Loan Advances of the Lenders at such time or (ii) if the Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances at such time to the total outstanding Advances at such time;

provided that, (A) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances at such time to the total outstanding Advances at such time, or (B) if no Advances are then outstanding, then “Applicable Percentage” shall mean the “Applicable Percentage” most recently in effect, after giving pro forma effect to any Assignment and Assumptions.

“Applicable Period” has the meaning set forth in Section 2.8(c).

“Appraisal Trigger” has the meaning set forth in Section 5.10.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Coverage Ratio” means, as of the date of determination, the ratio of (a) Total Asset Value as of such date to (b) the Net Funded Debt as of the most recent fiscal quarter for which financial statements have been delivered.

“Asset Coverage Ratio Appraisal” means an appraisal, performed by an appraiser designated by the Administrative Agent, of the property, plant and equipment owned by the Restricted Entities as of such date.

“Asset Coverage Ratio Appraisal Report” means a written report of the appraiser in respect of an Asset Coverage Ratio Appraisal in a form reasonably satisfactory to the Administrative Agent.

“Asset Coverage Ratio Appraisal Value” means, with respect to any property, plant and equipment owned by the Restricted Entities, the net orderly liquidation value thereof as set forth in the most recently delivered Asset Coverage Ratio Appraisal Report.

“Assignment and Assumption” means an Assignment and Assumption executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent in substantially the form set forth in Exhibit A.

“Availability” means an amount equal to (a) the aggregate Revolving Commitments in effect at such time minus (b) the aggregate Revolving Outstandings.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Banking Services Provider: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, pooling and netting arrangements, automated clearinghouse transactions, electronic funds transfers, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Credit Party owing to the Banking Services Providers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender or Affiliate of a Lender that provides Banking Services to any Credit Party.

“Bankruptcy Code” means the Bankruptcy Code of the United States.

“Base Rate Advance” means a Revolving Advance or a Term Loan Advance that bears interest based upon the Adjusted Base Rate.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Revolving Advances or Term Loan Advances of the same Type made by the Revolving Lenders pursuant to Section 2.1(a) or Term Loan Lenders pursuant to Section 2.1(b) or Converted by each Revolving Lender or Term Loan Lender to Revolving Advances or Term Loan Advances of a different Type pursuant to Section 2.4(b).

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in New York, New York or Houston, Texas; and

(b)     if such day relates to any interest rate settings as to a Eurocurrency Advance denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Advance, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Advance, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any Person and period of its determination, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected as property, plant, equipment or other similar fixed asset accounts on the balance sheet of such Person, but excluding any such expenditure made to restore, replace or rebuild Property to the condition of such Property immediately prior to any damage, loss, destruction or condemnation of such Property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender or the Lenders, as collateral for Secured Obligations, or the obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with the terms hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, analogous state and local laws, and all rules and regulations and legally enforceable requirements promulgated thereunder, in each case as now or hereafter in effect.

“Certificated Equipment” shall have the meaning given to such term in the Security Agreement.

“Change in Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than SCF becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement, (ii) nominated or appointed by the board of directors of the Borrower or (iii) approved by the board of directors of the Borrower as director candidates prior to their election; provided that the foregoing clause (b) shall not include any change to the board of directors of the Borrower solely to the extent required for the board of directors of the Borrower to comply with Section 303A.01 of the New York Stock Exchange listed company manual within one year after the Funding Date.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Class” has the meaning set forth in Section 1.4.

“Code” means the Internal Revenue Code of 1986, as amended, and Treasury regulations thereunder.

“Collateral” means all Property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is created, or purported to be created, by any Security Document. The Collateral shall not include any Excluded Collateral.

“Commitment Fee” means the fees required under Section 2.7(a).

“Commitments” means, as to any Lender, its Revolving Commitment and/or Term Loan Commitment.

“Communications” shall have the meaning set forth in Section 9.9(b)(i).

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit D.

“Condemnation Event” means any event that gives rise to the receipt by any Restricted Entity of any condemnation awards in respect of any Property.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, and the terms “Controlled by” or “under common Control with” shall have the correlative meanings.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary (as applicable), are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Advances or Term Loan Advances of one Type into Revolving Advances or Term Loan Advances of another Type pursuant to Section 2.4(b) and Section 2.4(c).

“Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranty, the Notices of Borrowing, the Notices of Continuation or Conversion, the Security Documents, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Extension” means an Advance or a Letter of Credit Extension.

“Credit Parties” means the Borrower and the Guarantors.

“Cumulative Nonordinary Course Disposition Proceeds” means the aggregate amount of Net Proceeds of Nonordinary Course Dispositions received by Restricted Entities since the Funding Date.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay in cash the deferred purchase price of property or services (such obligations including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase) but excluding trade accounts payable in the ordinary course of business and, in each case, either not past due for more than 90 days after the date on which such trade account payable was created or being contested in good faith and for which adequate reserves have been made in accordance with GAAP; (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (which obligations, for the avoidance of doubt, do not include any obligations to issue Equity Interests in respect of warrants); (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) Disqualified Equity Interests; (k) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above; and (l) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“Debtor Relief Laws” means (a) the Bankruptcy Code and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Section 2.8(a) or Section 2.8(b) and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to Base Rate Advances as provided in Section 2.8(a).

“Defaulting Lender” means, subject to Section 2.15, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender under the applicable Facility.

“Disposition” means any sale, lease, transfer, assignment, conveyance, or other disposition of any Property and “Dispose” or similar terms shall have correlative meanings.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than another Equity Interest (which would not constitute a Disqualified Equity Interest), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of such change of control or asset sale event shall be subject to prior Payment in Full), or is convertible or exchangeable for Debt or redeemable for any consideration other than any Equity Interest (which would not constitute a Disqualified Equity Interest) at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred-eighty (180) days after the earlier of (a) the Maturity Date and (b) Payment in Full; provided that if such Equity Interest is issued pursuant to a Plan for the benefit of the Borrower or its Subsidiaries or their officers or employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate on such date for the purchase of Dollars with such other currency.

“Dollars” and “$” means lawful money of the United States.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is a Domestic Subsidiary; provided that neither an Excluded Domestic Holdco nor a Subsidiary of a Foreign Subsidiary shall be a Domestic Restricted Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is either (a) incorporated or organized under the laws of the United States, any State thereof or the District of Columbia or (b) disregarded for U.S. federal income tax purposes and the parent is either the Borrower or any other Domestic Subsidiary.

“EBIDA” means, for any period, for the Borrower and its consolidated Restricted Subsidiaries, EBITDA minus cash taxes to the extent paid by, or on behalf of, the Borrower and its consolidated Restricted Subsidiaries during such period.

“EBITDA” means, for any period: for the Borrower and its consolidated Restricted Subsidiaries, without duplication, (a) the Borrower’s consolidated Net Income for such period (it being understood that no amounts of the Unrestricted Subsidiaries’ Net Income shall be taken into account in calculating EBITDA other than to the extent provided in clause (c) below) plus (b) to the extent deducted in determining such consolidated Net Income for such period, (i) Interest Expense, (ii) taxes based on income, profits or capital, including U.S. federal, state, non-U.S., franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations, (iii) depreciation, (iv) amortization and (v) other non-cash charges for such period (including any provision for the reduction in the carrying value of long-term assets (but not including any write down of current assets) recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815) for such period plus (c) cash dividends received by the Restricted Entities from the net income of Unrestricted Subsidiaries during such period plus (d) to the extent deducted in determining such consolidated Net Income for such period, any cash charges or other expenses incurred in connection with the Transactions during such period plus (e) to the extent deducted in determining such consolidated Net Income for such period, any non-recurring charges incurred during such period in connection with Permitted Acquisitions consisting of (i) excess compensation of prior officers of the acquired Person and (ii) transaction fees and expenses, in each case subject to the cap in the proviso at the end of this definition; plus (f) equity-based compensation paid by any Credit Party to its directors, officers and/or employees for such period; plus (g) (i) the amount of reasonably identifiable and factually supportable “run-rate” cost savings and operating expense reductions resulting from actions taken by the Restricted Entities that are reasonably projected by the Borrower to be realized within 12 months, in each case related to Permitted Acquisitions, Dispositions, restructurings and other savings initiatives, without duplication of the amount of actual benefits realized prior to or during such period from such actions (which cost savings and operating expense reductions shall be calculated on a pro forma basis as though such cost savings and operating expense reductions had been realized on the first day of such period) and (ii) one-time litigation expenses (including the amount of any settlement or judgment), in each case as confirmed by the Administrative Agent, in an aggregate amount, with respect to this clause (g), not to exceed the greater of (A) $4,000,000 and (B) seven and one-half percent (7.5%) of EBITDA prior to giving effect to any amounts added back pursuant to this clause (g), in each case, for any four fiscal quarter period; provided, that, with respect to any period for which EBITDA includes an addback pursuant to this clause (g), a Responsible Officer of the Borrower shall provide a certificate to the Administrative Agent specifying the amount of such addback and certifying that such addback complies with the requirements of this clause (g); plus (h) any proceeds from business interruption insurance received by the Credit Parties during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Net Income for such period; minus (i) all non-cash items of income which were included in determining such consolidated Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815); provided that such EBITDA shall be calculated on a pro forma basis for Acquisitions (which, for the avoidance of doubt closed at or prior to the end of the period for which EBITDA is being calculated) and Nonordinary Course Dispositions assuming that such transactions had occurred on the first day of the determination period, which calculations shall be reasonable and certified by a Responsible Officer in a certificate delivered to the Administrative Agent; provided further that, for purposes of calculating “EBITDA” the aggregate amount of non-recurring charges which are added back pursuant to clause (e) above shall not exceed $4,000,000 for any four fiscal quarter period.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date of this Agreement.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender); (b) an Affiliate of a Lender (other than a Defaulting Lender); (c) an Approved Fund; and (d) any other Person approved by (i) the Administrative Agent, (ii) unless an Event of Default has occurred and is continuing at the time any assignment is effected, the Borrower; provided that, if the Borrower shall fail to promptly (and in any event within ten (10) Business Days) approve or reject such Person as an Eligible Assignee, the Borrower shall be deemed to have approved such Person as an Eligible Assignee and (iii) in the case of any assignment under the Revolving Facility, the Issuing Lender, in each case, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower nor any natural person shall qualify as an Eligible Assignee.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8).

“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, enforceable agreements, and other Legal Requirements, including duties imposed under common law, now or hereafter in effect and relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization required or issued under Environmental Law.

“Equity Funded Capital Expenditures” means Capital Expenditures that are funded solely with Equity Issuance Proceeds (of Equity Interests not constituting Disqualified Equity Interests) that are not required to be used to prepay Term Loan Advances pursuant to Section 2.5(c)(iii) and which were not applied to increase EBITDA for purposes of Section 7.7.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower, including any such issuance upon the exercise of warrants to purchase equity by the holders thereof.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and cash equivalent proceeds or cash equivalent investments received by the Borrower from such Equity Issuance (other than from any other Credit Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Advance” means an Advance by the Lenders in Dollars that bears interest based upon the Eurocurrency Rate.

“Eurocurrency Base Rate” means, for any day and time, with respect to any Eurocurrency Advance for any applicable Interest Period (and with respect to clause (c) of the definition of “Alternate Base Rate”, for an Interest Period of one month), the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion; provided that, if the Eurocurrency Base Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurocurrency Rate” means, with respect to any Eurocurrency Advance for any applicable Interest Period (and with respect to clause (c) of the definition of “Alternate Base Rate”, for an Interest Period of one month), the Eurocurrency Base Rate as of 11:00 am (London, England time), two Business Days prior to the commencement of such Interest Period; provided that if the Eurocurrency Base Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurocurrency Rate shall be the greater of 0.0% and the Interpolated Rate,

“Event of Default” has the meaning specified in Section 7.1.

“Excess Proceeds” has the meaning specified in Section 2.5(c)(iv).

“Exchange Rate” means, on any Business Day, with respect to any calculation of the Dollar Equivalent on such date, the rate at which a currency may be exchanged into Dollars, as set forth on such date on the relevant FWDS Series Reuters currency page at or about 11:00 a.m. New York City time on such date. In the event that such rate does not appear on any such Reuters page, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its currency exchange operations in respect of such currency are then being conducted, at or about 10:00 A.M. local time at such date for the purchase of such currency with Dollars or the purchase of Dollars with such currency, as the case may be, for delivery two Business Days later; provided that if at the time of any such determination no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method (including obtaining quotes from three or more market makers for such currency) as it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error.

“Excluded Collateral” means has the meaning given to such term in the Security Agreement.

“Excluded Domestic Holdco” shall mean any direct or indirect Domestic Subsidiary (including any Domestic Subsidiary that is a disregarded entity under the Code) of any Credit Party that has no material assets (held directly or indirectly) other than Equity Interests or indebtedness of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“Excluded Hedging Obligation” means, with respect to any Guarantor, (a) any obligations of such Guarantor owing to Swap Counterparties under any Hedging Arrangements if, and to the extent that,

and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such obligation under such Hedging Arrangements (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such obligation under such Hedging Arrangements.

“Excluded Perfection Collateral” means collectively (a) Certificated Equipment with an individual net book value not to exceed $100,000 and (b) any other Property with respect to which the Administrative Agent has determined, in its reasonable discretion that the cost of perfecting a security interest in such Property are excessive in relation to the value of the Lien to be afforded thereby.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it by the United States of America (or any political subdivision thereof), Canada (or any political subdivision thereof) or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, is a resident or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or Canada, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request under Section 2.16 by the Borrower hereunder), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.11(a) or Section 2.15, (d) Taxes attributable to such Lender Party’s failure to comply with Section 2.13(f), (g) or (h), (e) any U.S. Federal withholding taxes that are imposed by FATCA, and (f) any interest, additions to tax and penalties with respect to taxes referred to in clauses (a)-(e) above.

“Executive Officer” means any Responsible Officer of a Restricted Subsidiary who is, as part of his/her employment with such Restricted Subsidiary, in contact with any Responsible Officer of the Borrower regarding the business and operations of such Restricted Subsidiary on a regular basis.

“Existing Beckman Debt” means all Debt and other obligations of Beckman Production Services, Inc. and its Subsidiaries under the Credit Agreement, dated as of May 2, 2014, as amended, among Beckman Production Services, Inc., Wells Fargo Bank, National Association as Administrative Agent and the other financial institutions party thereto.

“Existing Nine Debt” means all Debt and other obligations of the Borrower and certain of its Subsidiaries under the Amended and Restated Credit Agreement, dated as of June 30, 2014, among the Borrower, Nine Energy Canada Inc., HSBC Bank USA, N.A., as US Administrative Agent, HSBC Bank Canada, as Canadian Administrative Agent and the other financial institutions party thereto, as amended by the First Amendment, dated as of May 13, 2016, and the Second Amendment, dated as of August 2, 2017.

“Facility” and “Facilities” mean, individually or collectively as the context requires, the Revolving Facility and the Term Loan Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation or rules adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the rate charged by the Administrative Agent on such transactions; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain Fee Letter, dated as of August 9, 2017, between the Borrower and JPMorgan Chase Bank, N.A.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the Borrower or a Credit Party.

“Fixed Applicable Margin Period” means the period commencing on the Funding Date and ending on the date on which a Compliance Certificate is delivered in accordance with Section 5.2(c) and the accompanying financial statements required under Sections 5.2(a) or 5.2(b), as the case may be, with respect to the first fiscal quarter of the Borrower ending after the first anniversary of the Funding Date.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBIDA for such period to (b) Fixed Charges for such period.

“Fixed Charges” means, for any period, without duplication, (a) cash Interest Expense of the Borrower and its consolidated Restricted Subsidiaries during such period, plus (b) scheduled principal payments on Debt (including, for the avoidance of doubt, the Term Loan Advances) owed by the Borrower and its consolidated Restricted Subsidiaries during such period, plus (c) Maintenance Capital Expenditures by the Borrower and its consolidated Restricted Subsidiaries during such period. For the avoidance of doubt, any prepayment of Term Loan Advances pursuant to Section 2.5(c) prior to the fiscal quarter in which such Term Loan Advances were scheduled to be paid hereunder shall not be included as Fixed Charges until the fiscal quarter in which such Term Loan Advances were scheduled to be paid.

“Flood Laws” means the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, and as the same may be further amended, modified or supplemented, and including the regulations issued thereunder.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Borrower that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Four Quarter EBITDA Election” has the meaning set forth in the definition of Applicable Margin.

“Fronting Exposure” means, at any time there is a Defaulting Lender or a Potential Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s or Potential Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s or Potential Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” means, as to the Borrower and its consolidated Restricted Subsidiaries, without duplication:

(a)    all Debt of such Restricted Entity of the type described in clauses (a), (b), (c), (d), (f) and (j) of the definition of “Debt” but excluding any Debt permitted under Section 6.1(l);

(b)    all Debt of such Restricted Entity of the type described in clause (e) of the definition of “Debt” other than (i) trade accounts payable incurred in the ordinary course of business, and (ii) contingent obligations of such Restricted Entity to pay in cash the deferred purchase price of property to the extent, and only to the extent, (A) such obligations are contingent and (B) with respect to earn-out obligations, the amount of such earn-out obligations is not known and payable;

(c)    all Debt of such Restricted Entity of the type described in clause (h) of the definition of “Debt”;

(d)    all Debt of such Restricted Entity of the type described in clause (i) of the definition of “Debt”, but only to the extent such Debt is of the type that would be included in clause (a)-(c) above;

(e)    all Debt of such Restricted Entity of the type described in clause (j) of the definition of “Debt” but only in respect of Debt of any other Person (other than a Restricted Entity) of the type that would be included in clauses (a)-(d) above; and

(f)    all Debt of others of the type included in clauses (a)-(e) above secured by any Lien on or in respect of any Property of such Restricted Entity, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“Funding Date” means the date on which all of the conditions set forth in Section 3.2 have been satisfied or waived in accordance therewith.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any Person that now or hereafter executes a Guaranty, including (a) the Borrower, (b) the Wholly-Owned Domestic Restricted Subsidiaries of the Borrower listed on Schedule 4.11; and (c) each Wholly-Owned Domestic Restricted Subsidiary of the Borrower that becomes a guarantor of all or a portion of the Secured Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty.

“Guaranty” means the Guaranty Agreement, dated as of the Funding Date, among the Guarantors and the Administrative Agent for the benefit of the Secured Parties in substantially the same form as Exhibit B.

“Hazardous Substance” means any substance or material identified as hazardous or extremely hazardous pursuant to CERCLA and those regulated as hazardous or toxic under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as a hazardous waste pursuant to any Environmental Law.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.1(b).

“Interest Expense” means, for any period and with respect to any Person, total cash interest expense of the Borrower and its Restricted Subsidiaries, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt for such period whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases; provided that, notwithstanding any changes in GAAP resulting from the implementation of lease accounting rules after the Effective Date, no lease payments shall be treated as “Interest Expense” to the extent that such lease payments would not have been treated as “Interest Expense” prior to such change in GAAP), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP; provided that, no amounts of the Unrestricted Subsidiaries’ Interest Expense (which, for the avoidance of doubt, the Borrower or any Restricted Subsidiary does not have liability to pay) shall be taken into account in calculating the Borrower’s consolidated Interest Expense.

“Interest Period” means for each Eurocurrency Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4. The duration of each such Interest Period shall be one, three, or six months (or such longer or shorter period if agreed to by all the Lenders), in each case as the Borrower may select, provided that:

(a)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(c)    the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Base Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Base Rate for the longest period for which the Eurocurrency Base Rate is available) that is shorter than the Impacted Interest Period; and (b) the Eurocurrency Base Rate for the shortest period (for which that Eurocurrency Base Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, or a purchase or other acquisition of any Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means each of JPMorgan and Amegy and, with the consent of the Administrative Agent, any other Lender that agrees to act as an Issuing Lender, each in its capacity as the issuer of Letters of Credit pursuant to the terms of this Agreement. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. References herein and in the other Loan Documents to the Issuing Lender shall be deemed to refer to the Issuing Lender in respect of the applicable Letter of Credit or to each Issuing Lender, as the context requires.

“Joint Lead Arrangers” means JPMorgan and Wells Fargo Securities, LLC in their respective capacities as Joint Lead Arrangers and Joint Bookrunners.

“JPMorgan” has the meaning given to such term in the preamble to this Agreement.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X.

“Lender Parties” means the Lenders, the Issuing Lender and the Administrative Agent.

“Lenders” means the Revolving Lenders and the Term Loan Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means (a) any standby or commercial letter of credit issued by any Issuing Lender for the account of the Borrower or any Guarantor in Dollars pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower, such Guarantor and such Issuing Lender and (b) any Letter of Credit issued by any Issuing Lender prior to the date of this Agreement and listed on Schedule II.

“Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the Borrower, the applicable Guarantor and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at the date of its determination by the Administrative Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower’s payment obligations under drawn Letters of Credit.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Letter of Credit Maximum Amount” means $15,000,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Letter of Credit Termination Date” means the 5th Business Day prior to the Maturity Date.

“Leverage Ratio” means, for any period, the ratio of (a) the Funded Debt as of the last day of such period to (b) EBITDA for such period.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000.00 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through the Administrative Agent or its Affiliates. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of a date of determination, the sum of (a) Availability plus (b) readily available unrestricted cash held in deposit accounts of any Credit Party in the United States (other than the Cash Collateral Accounts); provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to Security Documents and the Liens described in Section 6.2(h).

“Maintenance Capital Expenditures” means, for the Borrower and its Restricted Subsidiaries, all Capital Expenditures related to extending the life of, or maintaining the working condition of, existing assets. The term “Maintenance Capital Expenditures” does not include capital spending for new assets or expansion or enhancement of existing assets (so-called “growth capital expenditures”).

“Majority Lenders” means, as of the date of determination with respect to the Facilities as a whole and for purposes of declaring the Obligations due and payable pursuant to Section 7.2, and for all purposes after the Obligations become due and payable pursuant to Section 7.2 or Section 7.3 or all of the Commitments shall have expired or terminated, three (3) or more Lenders holding at least 51% of the aggregate Maximum Exposure Amount, and at any time when there are less than three (3) Lenders, all of the Lenders; provided that (i) in any event, if there are three (3) or more Lenders, the Maximum Exposure Amount of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders, and (ii) for purposes of this definition, Letter of Credit Exposure which is not reallocated or Cash Collateralized in accordance with Section 2.15 shall be deemed to be held by the Lender that is the Issuing Lender.

“Material Adverse Change” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) the validity or enforceability of any Credit Document or any right or remedy of any Secured Party under any Credit Document and (c) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under the Credit Documents.

“Material Real Property” means, as of any date of determination, any real property owned by the Borrower or any Domestic Restricted Subsidiary that has an individual net book value or fair market value equal to or greater than $2,500,000.

“Maturity Date” means the earlier of (a) two and a half years after the Funding Date or (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(c) or Article VII.

“Maximum Exposure Amount” means, at any time for each Lender, the sum of (a) the unfunded Revolving Commitment held by such Lender at such time, if any, plus (b) the Total Outstandings held by such Lender at such time (with the aggregate amount of such Lender’s risk participation and funded participation in the Letter of Credit Obligations being deemed “held” by such Lender for purposes of this definition).

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirements.

“MIRE Event” means, if there are any Properties subject to a Mortgage at such time, any increase, extension or renewal of any of the Commitments or Advances (excluding (a) any continuation or conversion of borrowings, (b) the making of any Advance or (c) the issuance, renewal or extension of Letters of Credit).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of a Credit Party.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Funded Debt” means, (a) at any time there are any Revolving Advances outstanding, all Funded Debt and (b) at any other time, all Funded Debt calculated net of unrestricted cash and cash equivalents held by the Borrower and its Restricted Subsidiaries.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Net Proceeds” means, (a) in connection with any Nonordinary Course Disposition, or any casualty loss of Collateral pursuant to Section 5.3(d), by any Restricted Entity, the proceeds thereof in the form of cash and Liquid Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, and including casualty insurance settlements and condemnation awards, but in each case only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of the Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Nonordinary Course Disposition (other than any Lien pursuant to a Security Document) or such casualty loss of collateral and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Equity Interests or any incurrence of Debt, in each case by a Restricted Entity, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender” means any Lender who does not agree to a consent, waiver or amendment which (a) requires the agreement of all Lenders or all affected Lenders in accordance with the terms of 1.1 and (b) has been agreed by the Majority Lenders.

“Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender or a Potential Defaulting Lender.

“Nonordinary Course Disposition” means, any sales, conveyances, or other transfers of Property made by any Restricted Entity (other than (x) by a Credit Party to another Credit Party or (y) a Restricted Entity that is not a Credit Party to another Restricted Entity) (a) of any division of any Restricted Entity, (b) of an Equity Interest in any Restricted Subsidiary by the Borrower or any Restricted Subsidiary or (c) outside the ordinary course of business of any assets of any Restricted Entity, whether in a single transaction or related series of transactions or (b) any Condemnation Event.

“Notes” means the Revolving Notes and the Term Loan Notes.

“Notice” shall have the meaning set forth in Section 9.9(b)(ii).

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit E or such other form as shall be reasonably approved by the Administrative Agent.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit F.

“Notice Period” shall have the meaning set forth in Section 2.16.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Issuing Lender, or the Administrative Agent under this Agreement and the Credit Documents, including the Letter of Credit Obligations and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offering” means a public offering and sale of Equity Interests in the Borrower closing on or about the Funding Date with gross proceeds of not less than $150,000,000.

“Other Taxes” means all present or future stamp or documentary taxes or any other similar charges or levies imposed by any Governmental Authority arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, except any such taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document or sold or assigned an interest in any Note or Credit Document) that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Participant” has the meaning assigned to such term in Section 9.7(c).

“Participant Register” has the meaning assigned to such term in Section 9.7(c).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment in Full” means (a) the Commitments have expired or been terminated, (b) the principal of and interest on each Advance and all fees payable hereunder and all other amounts payable under the Credit Documents shall have been paid in full (other than contingent indemnification obligations) and (c) all Letters of Credit shall have expired or terminated (or are Cash Collateralized or otherwise secured to the satisfaction of the Issuing Lender) and all unpaid amount of all of the Borrower’s payment obligations under drawn Letters of Credit shall have been paid.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means an Acquisition that is permitted under Section 6.4.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Person” means any natural person, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unlimited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or Governmental Authority, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Platform” shall have the meaning set forth in Section 9.9(b)(i).

“Potential Defaulting Lender” means, at any time, a Lender (a) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in clause (d) of the definition of “Defaulting Lender” has occurred in respect of any financial institution affiliate of such Lender, or (b) as to which the Administrative Agent or Issuing Lender has in good faith determined and notified the Borrower and, in the case of any good faith determination and notification made by the Issuing Lender, the Administrative Agent, that such Lender or its direct or indirect parent company or a financial institution affiliate thereof has notified the Administrative Agent or the Issuing Lender, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar financing agreement. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (a) or (b) above will be made by the Administrative Agent or, in the case of clause (b), the Issuing Lender, in its sole discretion acting in good faith.

“PPSA” means the Personal Property Security Act (Alberta), as amended from time to time, and any other similar legislation of any Canadian province or territory.

“Prime Rate” means the per annum rate of interest established from time to time by JPMorgan as its prime rate for Dollar loans, which rate may not be the lowest rate of interest charged by such Lender to its customers.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Qualified ECP Counterparty” means, in respect of any Swap Agreement, a Guarantor that (a) has total assets exceeding $10.0 million at the time any guaranty of obligations of any Credit Party owing to Swap Counterparties under any Hedging Arrangements or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Excess Proceeds received by any Restricted Entity in connection therewith that are not applied to prepay Term Loan Advances as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Nonordinary Course Disposition in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower stating that no Default has occurred and is continuing and that a Restricted Entity intends and expects to use all or a specified portion of the Excess Proceeds of a Nonordinary Course Disposition to acquire, replace or repair assets useful in the business of the Restricted Entities; provided that, in the case of any Nonordinary Course Disposition by a Credit Party, Excess Proceeds may only be reinvested in assets of such Credit Party or another Credit Party.

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, replace or repair assets of any of the Restricted Entities useful in their business.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the later of (i) the date occurring six months after such Reinvestment Event and (ii) if prior to the date referred to in the foregoing clause (a)(i) an applicable Restricted Entity has entered into a written agreement committing such Restricted Entity to acquire, replace or repair assets useful in such Restricted Entity’s business, the date occurring nine months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, replace or repair assets useful in any applicable Restricted Entity’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Register” has the meaning set forth in Section 9.7(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Removal Effective Date” has the meaning set forth in Section 8.6(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Resignation Effective Date” has the meaning set forth in Section 8.6(a).

“Response” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, director of finance, treasurer, controller, or vice president, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, treasurer, or vice president, and if such Person is managed by members, then a chief executive officer, president, chief financial officer, chief operating officer, general counsel, treasurer or vice president of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a chief executive officer, president, chief financial officer, chief operating officer, general counsel, treasurer or vice president of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the chief executive officer, president, chief financial officer, chief operating officer, general counsel, treasurer or vice president of such Person’s general partner or partners.

“Restricted Entity” means (a) the Borrower and (b) each Restricted Subsidiary.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“Restricted Subsidiary” means (a) each Subsidiary of the Borrower on the Effective Date and (b) each other Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Advance” means an advance by a Revolving Lender to the Borrower as a part of a Borrowing pursuant to Section 2.1(a) and refers to either a Base Rate Advance or a Eurocurrency Advance.

“Revolving Commitment” means, for each Lender, the obligation of such Lender to advance to Borrower the amount set opposite such Lender’s name on Schedule I as its Revolving Commitment, or if such Lender has entered into any Assignment and Assumption, set forth for such Lender as its Revolving Commitment in the applicable Register, as such amount may be reduced pursuant to Section 2.1; provided that, after the Maturity Date, the Commitment for each Lender shall be zero. As of the Funding Date, the aggregate amount of the Revolving Commitments is $50,000,000.

“Revolving Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(a) and (b) the letter of credit subfacility provided by the Issuing Lender described in Section 2.3.

“Revolving Lender” means a Lender having a Revolving Commitment or if such Revolving Commitments have been terminated, a Lender that is owed Revolving Advances.

“Revolving Majority Lenders” means (a) at any time when there are three (3) or more Revolving Lenders, three or more Revolving Lenders holding at least 51% of the sum of the unutilized Revolving Commitments plus the Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in the Letter of Credit Obligations being deemed “held” by such Revolving Lender for purposes of this definition), and (b) at any time when there are one to two Revolving Lenders, all Revolving Lenders; provided that, (i) in any event, if there are two or more Revolving Lenders, the Revolving Commitment of, and the portion of the Revolving Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Revolving Majority Lenders unless all Revolving Lenders are Defaulting Lenders, and (ii) for purposes of this definition, Fronting Exposure as to Letters of Credit which has not been reallocated or Cash Collateralized in accordance with Section 2.15 shall be deemed to be held by the Lender that is the Issuing Lender.

“Revolving Note” means a promissory note of the Borrower payable to a Revolving Lender in the amount of such Lender’s Revolving Commitment, in the form provided by the Administrative Agent and reasonably acceptable to the Borrower.

“Revolving Outstandings” means, as of any date of determination, the sum of (a) the aggregate outstanding amount of all Revolving Advances plus (b) the Letter of Credit Exposure.

“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctioned Entity” means (a) a country or a government of a country, region or territory, (b) an agency of the government of a country, region or territory, (c) an organization directly or indirectly controlled by a country, region or territory or its government, (d) a Person resident in a country, region or territory, in each case, that is subject to a country, region or territory sanctions program administered and enforced by OFAC or other applicable sanctions authority, including, without limitation, currently, Belarus, Burundi, Central African Republic, the Crimea Region of Ukraine, Cuba, Iran, Libya, North Korea, Somalia, Sudan, Syria and Venezuela.

“Sanctioned Person” means, at any time, (a) a Person named on any sanctioned-related list of designated persons maintained by OFAC or other applicable sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Entity or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.

“SCF” means, collectively, SCF-VII, L.P., a Delaware limited partnership, and its Affiliates (other than any portfolio company thereof).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations owing by Credit Parties, and (c) obligations of any Credit Party owing to Swap Counterparties under any Hedging Arrangements, provided, that solely with respect to any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Hedging Obligations of such Credit Party shall in any event be excluded from “Secured Obligations” owing by such Credit Party.

“Secured Parties” means the Lender Parties, the Banking Services Providers who are owed Banking Services Obligations and Swap Counterparties who are owed any Obligations.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Funding Date, among the Borrower, the Subsidiaries party thereto and the Administrative Agent for the benefit of the Secured Parties in substantially the same form as Exhibit C.

“Security Documents” means the Security Agreement, including any supplements thereto, any Mortgages and any and all other instruments, documents or agreements, now or hereafter executed by any Credit Party or any other Person to secure the Obligations.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Lender” has the meaning set forth in Section 2.14.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Swap Counterparty” means Person that is a Lender or an Affiliate of a Lender or was a Lender or an Affiliate of a Lender at the time such Person entered into a Hedging Arrangement with a Credit Party.

“Tangible Net Assets” means (a) the consolidated net book value of all assets of the Borrower and its consolidated Restricted Subsidiaries minus (b) the consolidated net book value of all intangible assets of the Borrower and its consolidated Restricted Subsidiaries.

“Tax Group” has the meaning set forth in Section 4.13.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Advance” means an advance by a Lender to the Borrower pursuant to Section 2.1(b).

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loan Advances of the same Type made by the Term Loan Lenders pursuant to Section 2.1

“Term Loan Commitment” means for each Lender, the obligation of such Lender to advance to the Borrower the amount set forth opposite such Lender’s name on Schedule I as its Term Loan Commitment; provided that (a) immediately after the funding of the Term Loan Advance on the Funding Date, the Term Loan Commitment for each Lender shall be reduced to zero, and (b) the aggregate amount of the Term Loan Commitments is $125,000,000; provided that the aggregate amount of the Term Loan Commitments on the Funding Date shall be reduced by an amount equal to the product of (i) $0.50 multiplied by (ii) the amount by which the Net Proceeds of the Offering exceeds $175,000,000 (it being understood and agreed that the Term Loan Commitment of each Lender shall be reduced by the product of (A) its Applicable Percentage of the Term Loan Commitments multiplied by (B) the aggregate amount of such reduction in the Term Loan Commitments; provided that the amount of such reduction shall not exceed $25,000,000. If the Term Loan Commitments are reduced in accordance with the foregoing sentence the Administrative Agent, without the consent of the Borrower or any Lender, is authorized to amend Schedule I to reflect the amounts of such reduced Term Loan Commitments.

“Term Loan Facility” means the Term Loan Commitments and the extensions of credit thereunder.

“Term Loan Lender” means a Lender having a Term Loan Commitment on or prior to the Funding Date and thereafter, each Lender holding a Term Loan Advance.

“Term Loan Majority Lenders” means (a) at any time when there are three (3) or more Term Loan Lenders, three or more Term Loan Lenders holding at least 51% of the sum of the Term Loan Advances, and (b) at any time when there are one to two Term Loan Lenders, all Term Loan Lenders; provided that, in any event, if there are two or more Term Loan Lenders, the portion of the Term Loan Advances held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Term Loan Majority Lenders unless all Term Loan Lenders are Defaulting Lenders.

“Term Loan Note” means a promissory note of the Borrower payable to a Term Loan Lender in the amount of such Lender’s Term Loan Commitment, in the form provided by the Administrative Agent and reasonably acceptable to the Borrower.

“Term Loan Outstandings” means, as of the date of determination, the aggregate outstanding amount of all Term Loan Advances.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Asset Value” means, as of any date of determination, the sum of (a) eighty percent (80%) of the net book value of the Restricted Entities’ accounts receivable as of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.2(a) or 5.2(b) plus (b) fifty percent (50%) of the net book value of the Restricted Entities’ inventory as of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.2(a) or 5.2(b) plus (c) either (i) if an Asset Coverage Ratio Appraisal Report has not been delivered within the last four fiscal quarters, fifty percent (50%) of the net book value of the Restricted Entities’ property, plant and equipment as of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.2(a) or 5.2(b) or (ii) if an Asset Coverage Ratio Appraisal Report has been delivered within the last four fiscal quarters, eighty percent (80%) of the Asset Coverage Ratio Appraisal Value of the property, plant and equipment owned by the Restricted Entities as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.2(a) or 5.2(b).

“Total Outstandings” means the aggregate Revolving Outstandings and Term Loan Outstandings.

“Transactions” means, collectively, (a) the initial borrowings and other extensions of credit under this Agreement, (b) the Offering, (c) the refinancing of Existing Nine Debt and Existing Beckman Debt and (d) the payment of fees, commissions and expenses in connection with each of the foregoing.

“Type” has the meaning set forth in Section 1.4.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“Unfunded Advances” has the meaning set forth in Section 2.12(a).

“United States” means the United States of America.

“Unrestricted Subsidiaries” means any Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary in compliance with Section 5.7.

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wholly-Owned” means, as used in reference to a Restricted Subsidiary, any Restricted Subsidiary whose Equity Interest is owned 100%, either directly or indirectly, by the Borrower.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3    Accounting Terms; Changes in GAAP.

(a)    All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the audited financial statements delivered to the Administrative Agent for the fiscal year ended December 31, 2015 and 2016 pursuant to Section 3.2(f), except as provided in Section 6.6.

(b)    Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Restricted Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Borrower financial statements referred to in Section 4.4. For the avoidance of doubt, references in this Agreement or in any other Credit Document to a Person’s consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Subsidiaries (or subset thereof if expressly provided herein) which eliminate offsetting intercompany transactions.

(c)    If at any time any change in, or the application of, GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in, or application of, GAAP (subject to the approval of the Borrower and the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP (or its prior application) prior to such change in, or application of, GAAP and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in, or application of, GAAP.

Section 1.4    Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Revolving Advances or Term Loan Advances. The “Type”, when used in respect of any Advance or Borrowing, refers to the Rate (as defined below) by reference to which interest on such Advances or on the Advances comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate and the Adjusted Base Rate.

Section 1.5    Other Interpretive Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 1.6    Exchange Rates; Currency Equivalents. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating compliance with any covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender.

ARTICLE II

CREDIT FACILITIES

Section 2.1    Commitments.

(a)    Revolving Commitment. Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Funding Date until the Business Day immediately preceding the Maturity Date; provided that, after giving effect to such Revolving Advances, the Revolving Outstandings shall not exceed the aggregate Revolving Commitments. Each Revolving Advance shall (i) if comprised of Base Rate Advances be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, (ii) if comprised of Eurocurrency Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (iii) consist of Revolving Advances of the same Type made on the same day by the Revolving Lenders ratably according to their respective Revolving Commitments. Within the limits of each Lender’s Revolving Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.5, and reborrow under this (a).

(b)    Term Loan Commitments. Each Term Loan Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a single Term Loan Advance to Borrower on or about the Funding Date in a principal amount equal to such Lender’s Term Loan Commitment. Immediately upon the making of a Term Loan Advance by any Lender having a Term Loan Commitment, such Lender’s Term Loan Commitment will be permanently reduced to zero. Term Loan Advances that are repaid or prepaid by Borrower may not be reborrowed.

(c)    Change in Commitments.

(i)    Revolving Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Revolving Commitments pursuant to this Section shall be permanent, with no obligation of the Revolving Lenders to reinstate such Revolving Commitments, and the Commitment Fees shall thereafter be computed on the basis of the Revolving Commitments, as so reduced.

(ii)    Term Loan Commitments. Prior to the Funding Date, the Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to reduce ratably in part the Term Loan Commitments; provided that such partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Any reduction of the Term Loan Commitments pursuant to this Section shall be permanent, with no obligation of the Term Loan Lenders to reinstate such Term Loan Commitments. The Term Loan Commitments may also be reduced prior to the Funding Date as set forth in the definition of Term Loan Commitment.

(iii)    Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at its election, may elect to terminate such Defaulting Lender’s Revolving Commitment hereunder; provided that (A) such termination must be of all of the Defaulting Lender’s Revolving Commitments, (B) the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Lender’s capacity as a Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Advances owed to such Defaulting Lender, accrued Commitment Fees (subject to Section 2.15(a)(iii)), and letter of credit fees (subject to Section 2.15(a)(iii) but specifically excluding any amounts owing under Section 2.10 as result of such payment of such Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Letter of Credit Exposure (including any such portion thereof that has been reallocated pursuant to Section 2.15), (C) a Defaulting Lender’s Commitments may be terminated by the Borrower under this Section 2.1(c)(iii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders, and (D) no Default has occurred and is continuing at the time of such election and termination. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitments pursuant to this clause (iii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) and (C) above, (1) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights and obligations as a Lender under Section 2.9, Section 2.11, Section 2.13, Section 8.3 and Section 9.1 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (2) such Defaulting Lender’s Commitments shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a “Lender” except as to its obligations under Section 8.3 and Section 9.1 and any other obligations that expressly survive, which obligations shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim by the Borrower, the Administrative Agent, Issuing Lender or any Lender may have against such Defaulting Lender.

(iv)    All notices for a complete termination under clauses (i)-(iii) above delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.2    Evidence of Indebtedness. The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and the Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) the applicable Notes which shall evidence such Lender’s Advances to the Borrower in addition to such accounts or records. Each Lender may attach schedules to such Notes and record thereon the date, Type (if applicable), amount, and maturity of its Advances and payments with respect thereto. In addition to the accounts and records referred to in the immediately preceding sentences, each Lender, Issuing Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender (other than the Issuing Lender) in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict among the accounts and records maintained by the Administrative Agent, the accounts and records maintained by the Issuing Lender as to Letters of Credit issued by it, and the accounts and records of any other Lender in respect of such matters, the accounts and records of the Issuing Lender shall control in the absence of manifest error.

Section 2.3    Letters of Credit.

(a)    Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement and in reliance upon the agreements of the other Lenders set forth in this Section, the Issuing Lender agrees to, from time to time on any Business Day during the period from the Funding Date until the Letter of Credit Termination Date, issue, increase or extend the expiration date of Letters of Credit denominated in Dollars for the account of the Borrower or a Guarantor; provided that, in any event, no Letter of Credit will be issued, increased, or extended:

(i)    if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) an amount equal to (1) the aggregate Revolving Commitments in effect at such time minus (2) the aggregate outstanding amount of Revolving Advances;

(ii)    unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after the issuance or extension and (B) the Letter of Credit Termination Date; provided that, (1) if Commitments are terminated in whole pursuant to Section 2.1(c), the Borrower shall either (A) deposit into the applicable Cash Collateral Account cash in an amount equal to 103% of the applicable Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond such termination date or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the Issuing Lender in an amount equal to 103% of such Letter of Credit Exposure and (2) any such Letter of Credit with a one-year tenor (or shorter tenor) may expressly provide for an automatic extension of additional periods up to one additional year so long as such Letter of Credit expressly allows the Issuing Lender, at its sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the Letter of Credit Termination Date;

(iii)    unless such Letter of Credit is (A) a standby letter of credit, or (B) with the consent of the Issuing Lender in its sole discretion, a commercial letter of credit;

(iv)    unless such Letter of Credit is in form and substance acceptable to the Issuing Lender in its sole discretion;

(v)    unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vi)    unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce;

(vii)    if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Lender in good faith deems material to it;

(viii)    if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Lender that are generally applicable to letters of credit;

(ix)    if such Letter of Credit supports the obligations of any Person in respect of (A) a lease of real property, or (B) an employment contract if the Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited; or

(x)    any Lender is at such time a Defaulting Lender or a Potential Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s Fronting Exposure with respect to such Lender.

(b)    Requesting Letters of Credit. Each Letter of Credit Extension shall be made pursuant to a Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, given by the Borrower to the Administrative Agent for the benefit of the Issuing Lender by telecopy or in writing not later than 12:00 noon (New York City time) on the third Business Day before the proposed date of the Letter of Credit Extension. Each Letter of Credit Application, or if applicable, amendments to the Letter of Credit Applications, shall be fully completed and shall specify the information required therein. Each Letter of Credit Application, or if applicable, amendments to the Letter of Credit Applications, shall be irrevocable and binding on the Borrower.

(c)    Reimbursements for Letters of Credit; Funding of Participations.

(i)    In accordance with the related Letter of Credit Application, the Borrower agrees to pay on demand to the Administrative Agent on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit. Upon the Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrower may request that the Borrower’s obligations to the Issuing Lender thereunder be satisfied with the proceeds of a Base Rate Advance under the Revolving Facility in the same amount, notwithstanding any minimum size or increment limitations on individual Advances. If the Borrower does not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement or the applicable Letter of Credit Application, then upon such notice by the Issuing Lender to the Administrative Agent (which notice is not required when the Issuing Lender and the Administrative Agent are the same Person), the Borrower shall be deemed for all purposes of this Agreement to have requested such Revolving Advance in the same amount and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to the Issuing Lender. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Revolving Lenders to make such Base Rate Advances, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Base Rate Advance under the Revolving Facility to the Borrower. The Administrative Agent and each applicable Lender may record and otherwise treat the making of such Borrowings as the making of a Borrowing to the Borrower under this Agreement as if requested by the Borrower with respect to Letter of Credit Obligations. Nothing herein is intended to release the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the applicable Letter of Credit Application.

(ii)    Each Revolving Lender (including, to the extent it is a Revolving Lender, the Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested an Advance pursuant to Section 2.4 and regardless of whether (A) the conditions in Section 3.3 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of such Advance not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice, whereupon each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Advance under the Revolving Facility to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii)    If any such Lender shall not have so made such Advance available to the Administrative Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to such Base Rate Advances and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Revolving Lender’s obligation to make the Advances pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have against the Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Revolving Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iv)    If at any time, the Revolving Commitments shall have expired or been terminated while any Letter of Credit Exposure is outstanding, then each Revolving Lender, at the sole option of the Issuing Lender, shall fund its participation in such Letters of Credit in an amount equal to such Lender’s Applicable Percentage of the unpaid amount of the Borrower’s payment obligations under drawn Letters of Credit. The Issuing Lender shall notify the Administrative Agent, and in turn, the Administrative Agent shall notify each such applicable Lender of the amount of such participation, and such Lender will transfer to the Administrative Agent for the account of the Issuing Lender on the Business Day immediately following the later of the Business Day on which such participation is funded and the Business Day the Borrower receives notice thereof, in Same Day Funds, the amount of such participation. At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender funding of its participation in respect of such payment in accordance with this clause (iv), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Letter of Credit Exposure or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent shall distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(v)    If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.3(c) is required to be returned under any of the circumstances described in Section 9.13 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the Issuing Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time. The obligations of the Lenders under this clause shall survive Payment in Full and the termination of this Agreement.

(d)    Participations. Upon the date of the issuance or increase of a Letter of Credit, the Issuing Lender shall be deemed to have sold to each other Revolving Lender and each other Revolving Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Revolving Lender’s Applicable Percentage at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement.

(e)    Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional, irrevocable and absolute, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i)    any lack of validity or enforceability of any Letter of Credit Documents;

(ii)    any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii)    the existence of any claim, set-off, defense or other right which any Restricted Entity may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv)    any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v)    payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f)    Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed after the Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to 103% of the Letter of Credit Exposure allocable to such Letter of Credit to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.

(g)    Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i)    the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)    the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)    payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)    any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE);

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, special, indirect or punitive damages suffered by the Borrower which a court in a final, non-appealable finding rules were caused by the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h)    Cash Collateral—General.

(i)    If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to the terms hereof, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii)    If a Defaulting Lender or a Potential Defaulting Lender deposits funds in a deposit account with the Administrative Agent pursuant to the terms of this Section 2.3(h)(ii) and Section 2.3(j), then such Lender and the Administrative Agent shall establish such cash collateral account and such Lender shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish such account and grant the Administrative Agent a first priority security interest in such account and the funds therein. Such Defaulting Lender hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in such collateral account, whenever established, all funds held in such account from time to time, and all proceeds thereof as security for the payment of the Letter of Credit Obligations of the Borrower to be applied as provided in Section 2.3(j) below.

(iii)    Funds held in the Cash Collateral Accounts shall be held as cash collateral for obligations with respect to Letters of Credit. Such funds shall be promptly applied by the Administrative Agent at the request of the Issuing Lender to any reimbursement or other obligations under the applicable Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Revolving Majority Lenders. If no Default exists, the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the applicable Cash Collateral Account above the amounts required by Section 2.3(j), subject to the requirements of Section 2.3(j) below and Section 2.15(a)(ii).

(iv)    Funds held in the Cash Collateral Account shall be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Accounts and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i)    Defaulting Lender—Cash Collateral. Subject to Section 2.15, if, at any time, a Defaulting Lender or a Potential Defaulting Lender exists hereunder, then, at the request of the Issuing Lender, the Borrower shall fully Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender or Potential Defaulting Lender (determined after giving effect to Section 2.15 and any Cash Collateral provided by such Defaulting Lender). Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.3(j) or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.3(j) following (a) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (b) the determination by the Administrative Agent and the Issuing Lender

that there exists excess Cash Collateral; provided that, (1) subject to Section 2.15, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, (2) to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents, and (3) to the extent that such Cash Collateral was provided by the Borrower, during the existence of an Event of Default the application of such Cash Collateral shall be subject to Sections 2.3(h)(iii) and (iv) above, the second sentence in this Section 2.3(j) and Section 2.15(a)(ii).

(j)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Restricted Subsidiary, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued under the Revolving Facility by the Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(k)    Reports from Issuing Lenders. Each Issuing Lender (other than the Administrative Agent or any of its Affiliates) shall, upon any issuance of a Letter of Credit or any drawing under a Letter of Credit by such Issuing Lender, provide the Administrative Agent with a list of all Letters of Credit issued by such Issuing Lender that are outstanding at such time; provided that, upon written request from the Administrative Agent, the Issuing Lender shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Lender.

(l)    Existing Letters of Credit. Any Letter of Credit Listed on Schedule II shall be deemed to have been issued pursuant hereto as of the Funding Date and shall be subject to and governed by the terms and conditions hereof.

Section 2.4    Borrowings; Procedures and Limitations.

(a)    Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing given by the Borrower to the Administrative Agent:

(i)    not later than 12:00 noon (New York City time) on the third Business Day before the date of the proposed Borrowing in the case of a Eurocurrency Advance; and

(ii)    not later than 12:00 noon (New York City time) on the date of the proposed Borrowing in the case of a Base Rate Advance.

The Administrative Agent shall give each applicable Lender prompt notice on the day of receipt of a timely Notice of Borrowing by facsimile. Each Notice of Borrowing shall be by telephone or facsimile, and if by telephone, confirmed promptly in writing, specifying (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing and (iv) if such Borrowing is to be comprised of Eurocurrency Advances, the Interest Period for such Advances. In the case of a proposed Borrowing comprised of Eurocurrency Advances, the Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.8. Each applicable Lender shall before 1:00 p.m. (New York City time) on the date of the proposed Borrowing, make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the applicable Lenders, in Same Day Funds, such Lender’s Applicable

Percentage of such Borrowing. Promptly upon the Administrative Agent’s receipt of such funds (but in any event not later than 4:00 p.m. (New York City time) on the date of the proposed Borrowing) and provided that the applicable conditions set forth in Article III have been satisfied, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent (specified in the Notice of Borrowing).

(b)    Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Borrowing, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s Office no later than 12:00 noon (New York City time) (i) at least one Business Day in advance of the proposed Conversion date in the case of a Conversion of such Advances to Base Rate Advances, and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurocurrency Advances.

Each such Notice of Conversion or Continuation shall be in writing or by telephone or facsimile, and if by telephone, confirmed promptly in writing, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the Borrowing amount and Type of the Advances to be Converted or continued, (C) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances and (D) in the case of a Conversion to, or a continuation of, Eurocurrency Advances, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each applicable Lender with a copy thereof and, in the case of a Conversion to or a continuation of Eurocurrency Advances, notify each applicable Lender of the applicable interest rate under Section 2.9(e). For purposes other than the conditions set forth in Section 3.3, the portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c)    Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i)    Each Revolving Advance shall (A) be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof in case of Eurocurrency Advances and in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof in case of Base Rate Advances, (B) consist of Advances of the same Type made, Converted or continued on the same day by the Revolving Lenders according to their Applicable Percentage, and (C) denominated only in Dollars.

(ii)    At no time shall there be more than ten Interest Periods applicable to outstanding Eurocurrency Advances under the Facilities.

(iii)    Without the consent of all of the Lenders, the Borrower may not select Eurocurrency Advances for any Borrowing to be made, Converted or continued if an Event of Default has occurred and is continuing.

(iv)    If any Lender shall, at least one Business Day prior to the requested date of any Borrowing comprised of Eurocurrency Advances, notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurocurrency Advances or to fund or maintain Eurocurrency Advances, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, in the applicable interbank market, then (A) (1) such Lender’s Applicable Percentage of the amount of such Borrowing shall be made or Converted as a Base Rate Advance of such Lender, (2) such Base Rate

Advance shall be considered part of the same Borrowing and interest on such Base Rate Advance shall be due and payable at the same time that interest on the Eurocurrency Advances comprising the remainder of such Borrowing shall be due and payable, and (3) any obligation of such Lender to make, continue, or Convert to, Eurocurrency Advances in the affected currency or currencies, including in connection with such requested Borrowing, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist; and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation (1) would eliminate the restriction on such Lender described above, and (2) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(v)    If the Administrative Agent is unable to determine the Eurocurrency Rate for Eurocurrency Advances comprising any requested Borrowing, the right of the Borrower to select Eurocurrency Advances in the affected currency or currencies for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the applicable Lenders that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Borrowing shall be made, Converted or continued as a Base Rate Advance.

(vi)    If the Revolving Majority Lenders or Term Loan Majority Lenders shall, at least one Business Day before the date of any requested Revolving Advance or Conversion of a Term Loan Borrowing, respectively, notify the Administrative Agent that the Eurocurrency Rate for Eurocurrency Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurocurrency Advances, as the case may be, for such Borrowing, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders and the right of the Borrower to select Eurocurrency Advances for such Revolving Advance or Term Loan Conversion or for any subsequent Revolving Advance or Term Loan Conversion, respectively, be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Base Rate Advance.

(vii)    If the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurocurrency Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the applicable Lenders and such affected Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if such affected Advances are existing Advances, will be Converted into Base Rate Advances at the end of Interest Period then in effect.

(viii)    Revolving Advances may only be Converted or continued as Revolving Advances and Term Loan Advances may only be Converted or continued as Term Loan Advances.

(d)    Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.3(c), shall be irrevocable and binding on the Borrower.

(e)    Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)    Funding by Lenders; Administrative Agent’s Reliance. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Advances, or prior to noon on the date of any Borrowing of Base Rate Advances, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required in Section 2.4 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by the Borrower, the Adjusted Base Rate plus the Applicable Margin, and (B) in the case of a payment to be made by such Lender, the lesser of (i) the Federal Funds Rate for such day and (ii) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.

Section 2.5    Prepayments.

(a)    Right to Prepay. The Borrower shall not have any right to prepay any principal amount of any Advance except as provided in this Section 2.5. All notices given pursuant to this Section 2.5 shall be irrevocable and binding upon the Borrower; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.1(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1(c)(iv). Each payment of any Advance pursuant to this Section 2.5 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.15.

(b)    Optional.

(i)    The Borrower may elect to prepay any Borrowing, in whole or in part, without penalty or premium except as set forth in Section 2.10 and after giving by 12:00 noon (New York City time) (i) in the case of Dollar denominated Eurocurrency Advances, at least three Business Days’ or (ii) in case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurocurrency Advances shall be in a minimum amount not less than $1,000,000 and in multiple integrals of $500,000 in excess thereof and (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof.

(c)    Mandatory.

(i)    Nonordinary Course Dispositions. Upon the receipt by any Restricted Entity of Cumulative Nonordinary Course Disposition Proceeds (as of the date of such receipt) exceeding $5,000,000 (such excess amount, the “Excess Proceeds”) from any Nonordinary Course Disposition (including, for the avoidance of doubt, any transaction consummated in reliance on Section 6.14), unless a Reinvestment Notice shall be delivered in respect thereof, the Borrower shall repay Term Loan Advances in an amount equal to the lesser of (A) such Excess Proceeds and (B) the aggregate principal amount of Term Loan Advances then outstanding; provided, however, that in the case of receipt of any such proceeds by a Foreign Restricted Subsidiary, such prepayment shall not be required, to the extent such prepayment would result in an adverse tax consequence as reasonably determined by the Borrower, until such prepayment may be made without an adverse tax consequence. On any applicable Reinvestment Prepayment Date, the Borrower shall repay Term Loan Advances in an amount equal to the lesser of (x) Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (y) the aggregate principal amount of Term Loan Advances then outstanding.

(ii)    Incurrence, Issuance or Sale of Debt. Upon the receipt by any Restricted Entity of Net Proceeds from any incurrence, issuance or sale of Debt incurred by the Borrower and its Restricted Subsidiaries that is (x) not permitted under this Agreement or (y) is permitted under Section 6.1(i) of this Agreement, the Borrower shall repay Term Loan Advances in an amount equal to the lesser of (A) such Net Proceeds and (B) the aggregate principal amount of Term Loan Advances then outstanding.

(iii)    Issuance of Equity Interests. If (A) on or prior to the date that is thirty-one (31) calendar days after the Funding Date, the Borrower issues Equity Interests in connection with the Offering the Borrower shall repay Term Loan Advances in an amount equal to the lesser of (1) 50% of the amount by which the Net Proceeds of such issuance (when aggregated with any other Net Proceeds of the Offering) exceeds $175,000,000 and (2) the amount required to reduce the aggregate principal amount of Term Loan Advances then outstanding to $100,000,000 and (B) so long as any Term Loan Advances are outstanding, after the date that is thirty-one (31) calendar days after the Funding Date, as of the last day of the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered, the Leverage Ratio (calculated on a pro forma basis to give effect to any increases in Debt outstanding since the date of the most recent financial statements delivered pursuant to this Agreement) for such four quarter period is in excess of 2.50:1.00, upon the receipt by any Restricted Entity of Net Proceeds from any issuance of Equity Interests by the Borrower (excluding, for avoidance of doubt, Equity Interests issued as consideration for a Permitted Acquisition) or receipt of capital contributions, the Borrower shall repay Term Loan Advances in an amount equal to the least of (x) 50% of such Net Proceeds, (y) the aggregate principal amount of Term Loan Advances then outstanding and (z) the amount required to reduce such Leverage Ratio (after giving effect to such repayment of Term Loan Advances) for such four quarter period to 2.50:1.00.

(d)    Interest; Costs. Each prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date.

Section 2.6    Repayment.

(a)    Revolving Advances. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of and ratable benefit of each Revolving Lender the aggregate outstanding principal amount of all Revolving Advances on the Maturity Date.

(b)    Term Loan Advances. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of and ratable benefit of each Term Loan Lender, commencing on the last day of the first full fiscal quarter ending after the Funding Date, the principal amount of the Term Loan Advances in installments payable on each March 31, June 30, September 30 and December 31 (or, if any such date is not a Business Day, on the immediately following Business Day) in an amount equal to 2.50% of the initial aggregate principal amount of the Term Loan Facility. To the extent not previously irrevocably paid in full in cash, the then unpaid principal amount of the Term Loan Advances shall be due and payable the Maturity Date.

Section 2.7    Fees.

(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a Commitment Fee on the average daily amount by which such Lender’s Revolving Commitment from and after the Funding Date exceeds such Lender’s outstanding Revolving Advances plus such Lender’s Applicable Percentage of the Letter of Credit Exposure at the per annum rate equal to 0.50%. The Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on the last day of the first fiscal quarter ending after the Funding Date, and on the Maturity Date.

(b)    Fees for Letters of Credit. The Borrower agrees to pay the following:

(i)    to the Administrative Agent for the pro rata benefit of the Revolving Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the Applicable Margin for Eurocurrency Advances under the Revolving Facility on the face amount of such Letter of Credit for the period such Letter of Credit is outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date;

(ii)    to the Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (A) 0.25% per annum on the face amount of such Letter of Credit and (B) $750.00, which fee shall be due and payable in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension; and

(iii)    to the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letter of Credit, which fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender’s then current fee policy.

The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because the Borrower cancels any Letter of Credit prior to its expiration date.

(c)    Other Fees. The Borrower agrees to pay the fees to the Administrative Agent and the Joint Lead Arrangers as set forth in the Fee Letter.

Section 2.8    Interest.

(a)    Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period. The Borrower shall pay to Administrative Agent for the ratable account of each Revolving Lender all accrued but unpaid interest on such Revolving Lender’s Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on September 30, 2017, and on the Maturity Date.

(b)    Eurocurrency Advances. Each Eurocurrency Advance shall bear interest during its Interest Period equal to at all times the Eurocurrency Rate for such Interest Period plus the Applicable Margin for Eurocurrency Advances for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurocurrency Advances on the last day of the Interest Period therefor (provided that for Eurocurrency Advances with six month Interest Periods or 12 month Interest Periods, accrued but unpaid interest shall also be due (i) on the day three months from the first day of such Interest Period and (ii) in the case of a 12 month Interest Period, on the day six months and nine months from the first day of such Interest Period), on the date any Eurocurrency Advance is repaid in full, and on the Maturity Date.

(c)    Retroactive Adjustments of Applicable Margin. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period (and in any event at the highest level (Level VI) if the inaccuracy was the result of intentional dishonesty, fraud or willful misconduct of a Responsible Officer), and (iii) the Borrower shall promptly, without further action by the Administrative Agent, any Lender or Issuing Lender (and, in any event after written notice from the Administrative Agent of such determination), pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.8(c) shall not limit the rights of the Administrative Agent and Lenders with respect to the Default Rate of interest as set forth in Section 2.8(a) below or Article VII. The Borrower’s obligations under this Section 2.8(c) shall survive the termination of the Commitments and the repayment of all other Secured Obligations hereunder.

(d)    Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all outstanding principal, fees and other Obligations under this Agreement shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (other than under Section 7.1(a) or Section 7.1(g), upon the request of the Majority Lenders all outstanding principal, fees and other Obligations under this Agreement shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.8(d) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand.

Section 2.9    Illegality. If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurocurrency Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 11:00 a.m. (New York City time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurocurrency Advance, or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurocurrency Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid or defeased to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment or defeasance being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurocurrency Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurocurrency Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10    Breakage Costs. Within 5 Business Days of demand made by any Lender to the Borrower (with a copy to the Administrative Agent) from time to time, the Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.15) of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurocurrency Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.10, the requesting Lender shall be deemed to have funded such Advance at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Advance was in fact so funded. Any notice delivered by the Administrative Agent (including on behalf of any Lender providing such notice to the Administrative Agent) setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 shall be delivered to Borrower and shall be conclusive and binding absent manifest error.

Section 2.11    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or the Issuing Lender;

(ii)    subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Advance made by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.13 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii)    impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Eurocurrency Advances made by such Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Advance, or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, as applicable, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Adequacy. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Designation of a Different Lending Office. If any Lender or the Issuing Lender requests compensation under this Section 2.11 then such Lender or the Issuing Lender shall use commercially reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.11 in the future and (ii) would not subject such Lender or the Issuing Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.12    Payments and Computations.

(a)    Payments. Except as otherwise expressly provided herein, all payments to be made by the Borrower under this Agreement and the other Credit Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff; provided that, the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Advances that such Defaulting Lender failed to the fund to the Borrower under this Agreement (the “Unfunded Advances”) so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Advances made by the Lenders (other than such Defaulting Lender) as part of the original Borrowing to which the Unfunded Advances applied shall still be outstanding and was made under the same Facility, (iii) if such Defaulting Lender failed to fund Advances under more than one Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Advances shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff. All payments by the Borrower under this Agreement shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed in Dollars and in Same Day Funds. Subject to Section 2.4(c), each payment of any Advance pursuant to this Section or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(b)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate (which interest shall not be borne by the Borrower). For the avoidance of doubt, the Borrower shall continue to be obligated to pay the otherwise applicable interest on such amounts as and when due under this Agreement. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Payment Procedures. The Borrower shall make each payment of any amount due and payable under this Agreement and under any other Credit Document not later than 12:00 noon (New York City time) on the day when due to the Administrative Agent at the Administrative Agent’s Office (or such other location as the Administrative Agent shall designate in writing to the Borrower) in Same Day Funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to any specific Lender Party pursuant to Section 2.9, Section 2.10, Section 2.11, Section 2.13, Section 8.3 and Section 9.1 but after taking into account payments effected pursuant to Section 2.12(f)) in accordance with each Lender’s Applicable Percentage to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to a specific Lender Party, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(d)    Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e)    Computations. All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 365/366 days for Base Rate Advances based on the Adjusted Base Rate (other than Base Rate Advances based on the Federal Funds Rate or a one-month Adjusted Eurocurrency Rate) and a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error. The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

(f)    Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Advances, Term Loan Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Revolving Advances or Term Loan Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Revolving Advances, Term Loan Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Advances, Term Loan Advances and other amounts owing them; provided that: (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Advances, Term Loan Advances or participations in Letter of Credit Obligations to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.13    Taxes.

(a)    No Deduction for Certain Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Credit Party shall be required by Legal Requirement to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Legal Requirement.

(b)    Other Taxes. Without limiting the terms set forth in paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirement.

(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, in any case, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto (except such expenses resulting from gross negligence or willful misconduct of the Administrative Agent, such Lender or the Issuing Lender, as determined by a court of competent jurisdiction by final and nonappealable judgment), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. Failure or delay on the part of the Administrative Agent, Lender or Issuing Lender to demand payment pursuant to this Section 2.13 shall not constitute a waiver of such Person’s right to demand such payment.

(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    Evidence of Tax Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any available receipt issued by such Governmental Authority evidencing such payment, a copy of the return (if any) reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders.

(i)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), prior to the Funding Date (or upon becoming a Lender by assignment or participation) and at any time or times prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(B)    duly executed copies of Internal Revenue Service Form W-8ECI,

(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E,

(D)    to the extent the Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; or

(E)    any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower to determine the withholding or deduction required to be made.

(iii)    Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Lender that is “United States person” (as such term is defined in section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iv)    Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Funding Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under any Legal Requirement of any other jurisdiction, duly executed and completed by such Lender, as are required under such Legal Requirements to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.

(v)    Each Lender shall promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction.

(g)    FATCA. In the case of any Lender Party that would be subject to withholding tax imposed by FATCA on payments made on account of any obligation of the Borrower hereunder if such Lender Party fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender Party shall provide such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower to comply with their obligations under FATCA, to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA. Each Lender Party shall promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any such documentation regarding FATCA.

(h)    Status of the Administrative Agent. On or before the date on which JPMorgan (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed copies of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(i)    Treatment of Certain Refunds. If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Lender Party agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(j)    Designation of a Different Lending Office. If any Lender requires the Borrower to pay any additional amount to such Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.13, then such Lender shall use commercially reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.13 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(k)    Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(l)    Defined Terms. For purposes of this Section 2.15, the term “Lender” includes any Issuing Lender.

Section 2.14    Change of Lenders. If (a) any Lender requests compensation under Section 2.11 or the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, (b) any Lender suspends its obligation to continue, or Convert Advances into, Eurocurrency Advances pursuant to Section 2.9, (c) any Lender is a Non-Consenting Lender, or (d) any Lender is a Defaulting Lender (any such Lender described in the preceding clauses (a)-(d), a “Subject Lender”), then (i) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event

(A)    as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment processing and recordation fee specified in Section 9.7(a)(iv);

(B)    such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.10 other than in the case of a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)    in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(D)    such assignment does not conflict with applicable Legal Requirements; and

(E)    in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.14 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Assumption required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.14, the Borrower may terminate such Defaulting Lender’s applicable Commitments as provided in Section 2.1(c)(iii).

Section 2.15    Defaulting Lender Provisions.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Legal Requirement:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, on a pro rata basis, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.3(j); fourth, as Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued made under this Agreement, in accordance with Section 2.3(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.3 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the applicable Commitments under the Revolving Facility without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    No Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender, except to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.3(j).

(C)    With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in the Revolving Facility in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s applicable Commitments) but only (i) to the extent that such reallocation does not cause the sum of (1) the aggregate amount of Revolving Advances owing to such Non-Defaulting Lender, plus (2) such Non-Defaulting Lender’s participation in Letters of Credit to exceed such Non-Defaulting Lender’s Revolving Commitment and (ii) if the conditions set forth in Section 3.3 are satisfied at the time such Lender becomes a Defaulting Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.3(i).

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Lender (if the Defaulting Lender is a Revolving Lender) agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders in accordance with the applicable Commitments under the Revolving Facility (without giving effect to Section 2.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.16    MIRE Events. Notwithstanding anything to the contrary contained herein, no MIRE Event may be closed until the date that is (a) if there are Properties subject to a Mortgage and such Properties are not in a “special flood hazard area”, ten (10) Business Days or (b) if there are any Properties subject to a Mortgage and such Properties are in a “special flood hazard area”, thirty (30) days (in each case, the “Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such Property: (i) a completed flood hazard determination from a third party vendor; (ii) if such Property is located in a “special flood hazard area”, (A) a notification to the applicable Credit Parties of that fact and (if applicable) notification to the applicable Credit Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Credit Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the Notice Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1    Conditions Precedent to the Effective Date. This Agreement shall not become effective until the satisfaction or waiver (in accordance with Section 9.2 of this Agreement) of the following conditions:

(a)    Documentation. The Administrative Agent shall have received this Agreement and all attached Exhibits and Schedules, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and fully executed by all parties hereto.

(b)    Consents; Authorization; Conflicts. The Borrower shall have received any consents, licenses and approvals of any Governmental Authority or any other Person and required in accordance with applicable Legal Requirement, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, any Restricted Subsidiary, or any other party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement other than immaterial consents, licenses or approvals the absence of which would not reasonably be expected to be adverse to any Secured Party. In addition, the Borrower and the Restricted Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and the Restricted Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(c)    Pro Forma Structure. The pro forma capital and ownership structure and the equityholder arrangements of the Borrower and its Restricted Subsidiaries (and all agreements relating thereto), after giving effect to the Transactions, shall be reasonably satisfactory to the Administrative Agent and the Lenders.

(d)    USA Patriot Act. The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(e)    Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Effective Date by Section 2.7(c) and Section 9.1(a) (other than legal fees) or any other provision of a Credit Document. The Borrower shall have paid the legal fees for the Administrative Agent’s counsel as required under Section 9.1 to the extent such fees have been invoiced at least two Business Days prior to the Effective Date.

Section 3.2 Conditions Precedent to Funding Date. The obligations of each Lender to make Advances on the Funding Date and for the Issuing Lender to issue or confirm any initial Letters of Credit shall be subject to the satisfaction or waiver (in accordance with Section 9.2 of this Agreement) of the following conditions:

(a)    Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and, where applicable, fully executed by all parties thereto:

(i)    the Notes payable to each Lender requesting a Note;

(ii)    the Security Agreement, together with such other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral and the Guaranty;

(iii)    certificates of insurance naming the Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance, and covering the Borrower’s or its Domestic Restricted Subsidiaries’ Properties with such insurance carriers, for such amounts and covering such risks as required by Section 5.3;

(iv)    a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;

(v)    a certificate from an authorized officer of the Borrower dated as of the Funding Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), (B) no Default has occurred and is continuing; and (C) all conditions precedent set forth in this Section 3.2 have been met or waived;

(vi)    certificates of status or good standing for each Credit Party in the state in which each such Person is organized, which certificates shall be (A) dated as of a recent date or (B) otherwise effective on the Funding Date;

(vii)    a legal opinion of (A) Vinson & Elkins LLP as outside counsel to the Credit Parties and (B) local counsel in each relevant jurisdiction, in form and substance reasonably acceptable to the Administrative Agent; and

(viii)    such other documents, governmental certificates, agreements, and lien searches as any Lender Party may reasonably request.

(b)    Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Funding Date by Section 2.7(a), Section 2.7(c) and Section 9.1(a) (other than legal fees) or any other provision of a Credit Document. The Borrower shall have paid the legal fees for the Administrative Agent’s counsel as required under Section 9.1 to the extent such fees have been invoiced at least one Business Days prior to the Funding Date.

(c)    Other Proceedings. No action, suit, investigation or other proceeding by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered in connection with this Agreement, any other Credit Document, or any of the Transactions.

(d)    No Default. No Default shall have occurred and be continuing.

(e)    Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a Responsible Officer of Borrower certifying that, (i) before giving effect to the initial Borrowings made hereunder on the Funding Date, the Credit Parties, taken as a whole, are Solvent and (ii) after giving effect to the initial Borrowings made hereunder on the Funding Date and the other Transactions, the Credit Parties, taken as a whole, are Solvent.

(f)    Delivery of Financial Statements; Projections. With respect to the Borrower and its Subsidiaries, the Administrative Agent shall have received (i) audited consolidated financial statements for the fiscal years ending December 31, 2015 and 2016 and (ii) unaudited consolidated financial statements for the fiscal quarters ending March 31, 2017 and June 30, 2017. The Administrative Agent shall have also received projections prepared by management of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries, after giving effect to the Transactions, which shall be quarterly for the first year after the Funding Date and annually thereafter until the Maturity Date.

(g)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by a duly authorized officer of the Borrower.

(h)    Payment in Full of Existing Nine Debt and Existing Beckman Debt. Prior to, or concurrently with, the making of the initial Advances hereunder, all outstanding obligations owing with respect to the Existing Nine Debt and the Existing Beckman Debt shall have been paid in full and the Administrative Agent shall have received one or more “pay-off” letters (or such other evidence) in form and substance reasonably satisfactory to the Administrative Agent with respect to all such Debt being refinanced with the initial Advances to be made hereunder; and arrangements reasonably satisfactory to the Administrative Agent shall have been made with any Person holding any Lien securing any such Debt, for the release and delivery of such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have requested to release and terminate of record the Liens securing such Debt.

(i)    Offering. The Administrative Agent shall have received evidence that immediately prior to, or concurrently with, the initial Advances made hereunder, the Offering shall have been completed.

(j)    Compliance with Law. The Borrower and each of its Subsidiaries shall have been in compliance with all Legal Requirements which are applicable to such Persons, including the operations, business or Property of such Persons, except in any case where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Change or affect the consummation or the legality of the Transactions.

(k)    Liquidity. The Administrative Agent shall have received evidence satisfactory to it that, after giving effect to the Transactions, Liquidity is greater than or equal to $50,000,000.

(l)    Structure and Capitalization. The capital and ownership structure and the equityholder arrangements of the Borrower and its Restricted Subsidiaries (and all agreements relating thereto), after giving effect to the Transactions, shall be consistent with those approved by the Administrative Agent pursuant to Section 3.1(c).

(m)    Funding Date. The Funding Date shall have occurred on or prior to December 13, 2017.

Section 3.3    Conditions Precedent to Each Credit Extension. The obligation of each Lender to make any Credit Extension on the occasion of each Borrowing (including the initial Borrowing), the obligation of the Issuing Lender to make any Credit Extension and any reallocation provided in Section 2.15, in each case, shall be subject to the satisfaction or waiver (in accordance with Section 9.2 of this Agreement) of the following conditions as of the date of such Borrowing, such Credit Extension or such reallocation:

(a)    Representations and Warranties. As of the date of the making of such Credit Extension, Borrowing or reallocation, the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date and each request for the making of any Borrowing, Credit Extension or reallocation, and the making of such Borrowing, Credit Extension or reallocation shall be deemed to be a reaffirmation of such representations and warranties. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Borrowing, Credit Extension or reallocation, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, Credit Extension or reallocation, as applicable, the foregoing condition has been met.

(b)    Event of Default. As of the date of each Borrowing, Credit Extension or reallocation, no Default or Event of Default shall exist, and the making of such Borrowing, Credit Extension, or reallocation would not cause a Default or Event of Default. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Borrowing, Credit Extension or reallocation, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, Credit Extension or reallocation, as applicable, the foregoing condition has been met.

Section 3.4    Determinations Under Section 3.1, Section 3.2 and Section 3.3. For purposes of determining compliance with the conditions specified in Section 3.1, Section 3.2 and Section 3.3, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Credit Extensions hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Credit Extensions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

From and after the Funding Date, the Borrower represents and warrants as follows:

Section 4.1    Organization. The Borrower and each of its Restricted Subsidiaries is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2    Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s organizational powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, of such Credit Party, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement, as applicable, binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party except for immaterial laws or contractual restrictions the noncompliance with which would not reasonably be expected to be adverse to any Secured Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except for immaterial authorizations, approvals, other actions, notices or filings the failure to obtain of which would not reasonably be expected to be adverse to any Secured Party. At the time of each Credit Extension, such Credit Extension and the use of the proceeds of such Credit Extension are within the Borrower’s corporate powers, have been duly authorized by all necessary action, do not contravene (i) the Borrower’s certificate of incorporation, bylaws or other organizational documents, or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.

Section 4.3    Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.

Section 4.4    Financial Condition.

(a)    The Borrower has delivered to the Lenders the financial statements identified in Section 3.2(f) and such financial statements were prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial condition of the Persons covered thereby as of the respective dates thereof for the periods covered therein, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes. As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)    Since the December 31, 2016, after giving pro forma effect to the Transactions, no event or condition has occurred that could reasonably be expected to result in a Material Adverse Change.

Section 4.5    Ownership and Liens; Real Property. Each Restricted Entity (a) has good and marketable fee simple title to, or a valid leasehold interest or easement in, all Material Real Property, and good title to all material personal Property, used in its business, and (b) none of the Property owned by the Borrower or a Restricted Subsidiary is subject to any Lien except Permitted Liens.

Section 4.6    True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Restricted Subsidiaries and furnished to any Lender Party for purposes of or in connection with this Agreement or any other Credit Document, taken as a whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein not misleading as of the date such information is dated or certified. There is no fact known to any Responsible Officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Restricted Subsidiaries (or on behalf of the Borrower or any such Restricted Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished (it being recognized by the Lender Parties, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Credit Parties make no representation that such projections will be realized).

Section 4.7     Litigation. There are no actions, suits, or proceedings pending or, to any Restricted Entity’s knowledge, threatened against the Borrower or any Restricted Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent, there is no pending or, to the knowledge of any Restricted Entity, threatened action or proceeding instituted against the Borrower or any Restricted Subsidiary which seeks to adjudicate the Borrower or any Restricted Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8     Compliance with Agreements.

(a)    No Restricted Entity is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. No Restricted Entity is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which any Restricted Entity is a party and which could reasonably be expected to cause a Material Adverse Change. To the knowledge of the Credit Parties, no Restricted Entity is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which any Restricted Entity is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b)    No Default has occurred and is continuing.

Section 4.9    Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(j), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred with respect to any Plan, and for plan years after December 31, 2007, no unpaid minimum required contribution exists with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code with respect to any Plan, (d) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (e) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any

Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(i), and (f) neither the Borrower nor any member of the Controlled Group has incurred any liability as a result of a Multiemployer Plan being in reorganization or insolvent that could reasonably be expected to result in a Material Adverse Change. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Restricted Entity has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10    Environmental Condition. Except as set forth on Schedule 4.10:

(a)    Permits, Etc. Each Restricted Entity (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) is and, during the relevant time periods specified under applicable statutes of limitation, has been in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b)    Certain Liabilities. To each Restricted Entity’s knowledge, none of the present or previously owned or operated Property of any Restricted Entity or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified by a Governmental Authority as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Restricted Entity, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c)    Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further material action is required under current applicable Environmental Law as to each Response or other restoration or remedial project required to be undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries pursuant to any Environmental Law, on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws is not expected to result in a Material Adverse Change.

Section 4.11    Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11, each of which is a Restricted Subsidiary hereunder. Each Restricted Subsidiary (including any such Restricted Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6.

Section 4.12    Investment Company Act. No Restricted Entity is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13    Taxes. Proper and accurate (in all material respects), federal and all material state, provincial, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by each Restricted Entity or any member of an affiliated group of such Restricted Entities as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding. No Restricted Entity nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes. Proper and accurate amounts have been withheld by the Restricted Entities and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, provincial, local and foreign law.

Section 4.14    Permits, Licenses, etc. Each Restricted Entity possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each Restricted Entity manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15    Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 6.6. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U, or X.

Section 4.16    Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Restricted Entities, taken as a whole, are in good working order and condition, normal wear and tear excepted. Neither the business nor the material Properties of any Restricted Entity has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17    Insurance. Each of Restricted Entity carries insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

Section 4.18    Security Interest. Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents to the extent such Lien can be perfected by filing financing statements. When such financing statements (including, to the extent required to perfect in Equity Interests of Canadian Restricted Subsidiaries not constituting Excluded Collateral, PPSA financing statements in Canada) are filed in the offices noted therein, the Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements (excluding, for perfection purposes, the Excluded Perfection Collateral).

Section 4.19    OFAC; Anti-Terrorism; Anti-Corruption Laws.

(a)    Neither the Borrower nor any Subsidiary of the Borrower is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC or any other applicable sanctions authority. Neither the Borrower nor any Subsidiary of the Borrower, nor any of their respective officers, directors, nor to the knowledge of the Borrower, any of their respective employees, advisors, Affiliates or agents (a) is a Sanctioned Person or a Sanctioned Entity, (b) has assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Advance will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(b)    Neither the Borrower nor any Subsidiary, nor any of their directors or officers, nor to the knowledge of the Borrower, any agent, employee, advisor, Affiliate or other person acting on behalf of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any Anti-Corruption Laws. Furthermore, the Borrower and, to the knowledge of the Borrower, its Affiliates have conducted their businesses in compliance with Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.20    Solvency. Before and after giving effect to the making of each Credit Extension after the Effective Date, the Borrower and its Restricted Subsidiaries are, when taken as a whole, Solvent.

Section 4.21    EEA Financial Institution. No Credit Party is an EEA Financial Institution.

Section 4.22    Qualified ECP Counterparty. The Borrower is a Qualified ECP Counterparty.

ARTICLE V

AFFIRMATIVE COVENANTS

Commencing on the Funding Date and until Payment in Full, the Borrower shall comply and shall cause the Restricted Subsidiaries to comply with the following covenants.

Section 5.1    Organization. Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization. Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where failure to so qualify could not reasonably be expected to cause a Material Adverse Change. Nothing contained in this Section 5.1 shall prevent any transaction permitted by Section 6.6 or Section 6.7.

Section 5.2    Reporting.

(a)    Annual Financial Reports. (i) The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2017), consolidated balance sheets of the Borrower and its Subsidiaries (and, to the extent that any Unrestricted Subsidiaries existed during the applicable period, consolidating balance sheets of the Borrower and its

Subsidiaries, including Unrestricted Subsidiaries) as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries (and, to the extent that any Unrestricted Subsidiaries existed during the applicable period, consolidating statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, including Unrestricted Subsidiaries) for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of any independent certified public accountant of recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidated and, if applicable, consolidating statements to be certified by the chief executive officer, chief financial officer, director of finance, treasurer or controller of the Borrower to the effect that such statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in all material respects in accordance with GAAP.

(b)    Quarterly Financial Reports. (i) The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheets of the Borrower and its Subsidiaries (and, to the extent that any Unrestricted Subsidiaries existed during the applicable period, consolidating balance sheets of the Borrower and its Subsidiaries, including Unrestricted Subsidiaries) as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries (and, to the extent that any Unrestricted Subsidiaries existed during the applicable period, consolidating statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, including Unrestricted Subsidiaries) for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements and, if applicable consolidating statements to be certified by the chief executive officer, chief financial officer, director of finance, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, in all material respects, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)    Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and Section 5.2(b) above and upon any calculation of the Asset Coverage Ratio pursuant to Section 6.18(b), the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and attaching thereto detailed supporting information for the calculations made thereunder.

(d)    Annual Budget. As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent an annual budget consisting of projected balance sheets, income statements and cash flow statements for the immediately following fiscal year and reasonably detailed on a quarterly basis.

(e)    Defaults. The Credit Parties shall provide to the Administrative Agent promptly, but in any event within five Business Days after a Responsible Officer of any Credit Party obtains knowledge thereof, a notice of any Default, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Credit Parties have taken and propose to take with respect thereto.

(f)    Other Creditors. The Credit Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any material default notices given or received by the Borrower or by any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing Debt in an amount in excess of $2,000,000.

(g)    Litigation. The Credit Parties shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting any Restricted Entity that could reasonably be expected to result in a Material Adverse Change.

(h)    Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Executive Officer of any Restricted Entity, the Credit Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $2,000,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $2,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the Environment and such action or clean-up could reasonably be expected to exceed $2,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA which could reasonably result in the imposition of liability in excess of $2,000,000, or (iii) concerning the filing of a Lien (other than a Permitted Lien) upon, against or in connection with the Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located pursuant to any Environmental Law.

(i)    Material Changes. The Credit Parties shall provide to the Administrative Agent prompt written notice of any condition or event of which any Responsible Officer of any Credit Party obtains knowledge and which could reasonably be expected to result in a Material Adverse Change.

(j)    Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the Administrative Agent a statement of an authorized officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;

(k)    Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Credit Parties shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(l)    Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Credit Parties shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(m)    Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Restricted Subsidiary, the Credit Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify, revoke, or suspend any contract, license, permit, or agreement with any Governmental Authority the modification, revocation or suspension of which could reasonably be expected to result in a Material Adverse Change;

(n)    Disputes; etc. The Credit Parties shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Restricted Subsidiary, in any event, which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which any Credit Party has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Restricted Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Restricted Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $2,000,000;

(o)    Management Letters; Other Accounting Reports. Promptly upon receipt thereof (to the extent permitted by the Borrower’s auditors), a copy of each “management letter” submitted to the Borrower or any Restricted Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Restricted Subsidiaries, and a copy of any response by the Borrower or any Restricted Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Restricted Subsidiary of the Borrower, to such letter;

(p)    Other Information. Subject to the confidentiality provisions of Section 9.8, the Credit Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Restricted Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) (to the extent such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest of such date (i) on which such documents are delivered by e-mail to the Administrative Agent, (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request to the Borrower to deliver such paper copies and (B) the Borrower shall arrange for the prompt notification of the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents pursuant to clause (ii) or (iii) (unless posted by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.3    Insurance.

(a)    Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, carry and maintain all such insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and with reputable insurers.

(b)    Copies of all certificates of insurance for policies covering the property or business of the Borrower and its Domestic Restricted Subsidiaries, and endorsements and renewals thereof, shall be delivered by the Borrower to and retained by the Administrative Agent. At the request of the Administrative Agent, copies of such policies of insurance, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by the Borrower to and retained by the Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or such shorter period as such insurance company may require and which is acceptable to the Administrative Agent) prior written notice to the Administrative Agent.

(c)    If at any time the area in which any real property constituting Collateral (to the extent any “buildings” or “mobile home” (as defined in Regulation H of the Federal Reserve Board) is situated on real property) is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each other Credit Party to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d)    Prior to the occurrence and continuance of an Event of Default, (i) up to $5,000,000, in the aggregate since the Funding Date, of all Net Proceeds of property insurance received by a Credit Party for the casualty loss of Property which constitutes Collateral shall be paid directly to the applicable Credit Party to repair or replace the damaged or destroyed Property covered by such policy; provided that such Credit Party shall make such repair or replace such Property within 180 days from the receipt of such proceeds and (ii) the remaining amount of such proceeds and any amount of proceeds that were paid to such Credit Party as permitted under clause (i) above and not used toward the repair or replacement of such Property within the 180 days required under such clause (i), shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent to be, at the election of the Administrative Agent, (A) applied in accordance with Section 7.6(a) of this Agreement, whether or not the Secured Obligations are then due and payable, or (B) returned to such Credit Party to repair or replace the damaged or destroyed Property covered by such policy or to make such other Investments permitted under Section 6.2 of this Agreement.

(e)    After the occurrence and during the continuance of an Event of Default, if requested by the Administrative Agent, all proceeds of insurance of any Credit Party, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6(b) of this Agreement, whether or not the Secured Obligations are then due and payable.

(f)    In the event that any insurance proceeds are paid to any Credit Party in violation of clause (d) or clause (e), such Credit Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each Credit Party shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4    Compliance with Laws. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with Legal Requirements (including Environmental Laws) which are applicable to such Restricted Entity, including the operations, business or Property of such Restricted Entity and maintain all related permits necessary for the ownership and operation of such Restricted Entity’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

Section 5.5    Taxes. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to pay and discharge all material taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any of its Restricted Subsidiaries prior to the date on which penalties attach other than any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6    Security. The Borrower agrees that at all times, the Administrative Agent shall have an Acceptable Security Interest in the applicable Collateral as required below, subject to any permitted releases pursuant to the terms of this Agreement or the Security Documents, to secure the performance and payment of the Secured Obligations as set forth in the Security Documents. The Borrower shall, and shall cause each Restricted Subsidiary to take such actions, including execution and delivery of any Security Documents necessary to create, perfect and maintain an Acceptable Security Interest in favor of the Administrative Agent in the following Property, whether now owned or hereafter acquired: (i) all Equity Interests issued by any Subsidiary (other than a Foreign Subsidiary) and held by a Wholly-Owned Domestic Restricted Subsidiary or the Borrower; (ii) (x) 100% of Equity Interests issued by First Tier Foreign Subsidiaries which are owned by the Borrower or any Wholly-Owned Domestic Restricted Subsidiary and are not Voting Securities and (y) 65% of the outstanding Voting Securities issued by any such First Tier Foreign Subsidiary; and (iii) all other Properties of the Credit Parties and their respective Domestic Restricted Subsidiaries, in each case, other than Excluded Collateral.

Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Credit Party after the Closing Date until the date that is (a) if such Mortgage relates to a Property that is not located in a “special flood hazard area”, ten (10) Business Days or (b) if such Mortgage relates to a Property that is located in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such Property: (i) a completed flood hazard determination from a third party vendor; (ii) if such Property is located in a “special flood hazard area”, (A) a notification to the applicable Credit Parties of that fact and (if applicable) notification to the applicable Credit Parties that flood insurance coverage is not available and (B) evidence of receipt by the applicable Credit Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance.

For the avoidance of doubt, notwithstanding the preceding provisions of this Section 5.6 or any other provisions of the Credit Documents, none of the Property of any Foreign Subsidiary shall ever serve as collateral or other security for the Facility and no actions outside of the United States shall be required with respect to any Collateral other than the filing of a PPSA or similar financing statement with respect to equity interests in First Tier Foreign Subsidiaries which are owned by the Borrower or any Wholly-Owned Domestic Restricted Subsidiary.

Section 5.7    Designations with Respect to Subsidiaries.

(a)    Any Subsidiary formed or acquired after the Effective Date shall be deemed a Restricted Subsidiary unless initially designated by the Borrower as an Unrestricted Subsidiary in accordance with the terms of this Section 5.7(a) or subsequently designated by the Borrower as an Unrestricted Subsidiary in accordance with Section 5.7(b). No Borrower may acquire or form any new Subsidiary or initially designate such new Subsidiary as an Unrestricted Subsidiary unless each of the following conditions are satisfied in connection with such acquisition, formation or designation:

(i)    immediately before and after giving effect to such acquisition, formation, or designation, no Default shall exist and be continuing;

(ii)    the Borrower shall deliver to the Administrative Agent each of the items set forth in Schedule 5.7 attached hereto with respect to each Subsidiary created after the Effective Date (and not initially designated as an Unrestricted Subsidiary) to the extent required in Schedule 5.7;

(iii)    the Borrower shall otherwise be in compliance with Section 5.6 and Section 6.3; and

(iv)    such designation shall occur either (A) concurrently with the acquisition or formation of such new Subsidiary or (B) prior to such new Subsidiary becoming a Credit Party.

(b)    The Borrower may designate any Restricted Subsidiary that was created or acquired after the Effective Date as an Unrestricted Subsidiary and may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) before and after giving effect to such designation, no Default shall exist, (ii) if such designation is to make a Restricted Subsidiary an Unrestricted Subsidiary, the Borrower can demonstrate compliance with Section 6.1—Section 6.3, Section 6.7, Section 6.8, Section 6.13, Section 6.15—Section 6.19 as of the date of such designation, both before and after giving effect to such designation, in such detail as is reasonably acceptable to the Administrative Agent, (iii) if such designation is to make a Credit Party an Unrestricted Subsidiary, no such designation may be made if such Credit Party has received from any Restricted Entity a Disposition that would not have been permitted under Section 6.7 had such Credit Party been an Unrestricted Subsidiary at the time of such Disposition, (iv) if such designation is to make an Unrestricted Subsidiary a Restricted Subsidiary, such Restricted Subsidiary shall deliver to the Administrative Agent each of the items set forth in Schedule 5.7 to the extent required therein, (v) only two such designations may be made as to any particular Subsidiary, (vi) such designation shall be made effective as of a quarter end, and (vii) at the time of any such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, Restricted Subsidiaries shall account for at least eighty five percent (85%) of the Tangible Net Assets and the Net Income of the Borrower, each on a consolidated basis.

(c)    The Borrower shall deliver to the Administrative Agent (i) with respect to any designation of an Unrestricted Subsidiary, prior to or concurrently with such designation and (ii) otherwise, within twenty (20) Business Days of any such designation, a certificate of a Responsible Officer of the Borrower stating the effective date of such designation and stating that the applicable foregoing conditions have been satisfied.

Section 5.8    Records; Inspection. Each Credit Party shall maintain, in all material respects, proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, each Credit Party shall permit representatives of the Administrative Agent or any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party, subject to any applicable confidentiality considerations, to examine and copy the books and records of such Credit Party, to visit and inspect the Property of such Credit Party, and to discuss the business operations and Property of such Credit Party with the officers and directors thereof (provided that, so long as no Event of Default has occurred and is continuing, the Lenders shall be entitled to only two such visits per year coordinated by the Administrative Agent (and only one such visit shall be at the expense of the Credit Parties)).

Section 5.9    Maintenance of Property. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, maintain their owned, leased, or operated material Property, taken as a whole, in good condition and repair, except for normal wear and tear; and shall abstain from, and cause each of its Restricted Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.10    Asset Coverage Ratio Appraisal. If (a) as of the last day of any fiscal quarter, the EBITDA of the Borrower for such fiscal quarter is less than $10,000,000 and (b) no Asset Coverage Ratio Appraisal Report has been delivered by the Borrower to the Administrative Agent within the last four fiscal quarters of the Borrower prior to such fiscal quarter (the occurrence of the events described in the foregoing clauses (a) and (b), an “Appraisal Trigger”), then the Borrower shall obtain an Asset Coverage Ratio Appraisal and deliver to the Administrative Agent an Asset Coverage Ratio Appraisal Report as soon as reasonably practicable and, in any case, within 45 days of the date financial statements were required to be delivered pursuant to Section 5.2(a) or 5.2(b) (or such longer period as the Administrative Agent may agree in its sole discretion), as applicable (for the avoidance of doubt, such Asset Coverage Ratio Appraisal shall be at the expense of the Borrower).

ARTICLE VI

NEGATIVE COVENANTS

Commencing on the Funding Date and until Payment in Full, the Borrower shall comply and shall cause the Restricted Subsidiaries to comply with the following covenants:

Section 6.1    Debt. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a)    (i) the Obligations, and (ii) the Banking Services Obligations;

(b)    Debt existing on the date hereof and set forth in Schedule 6.1 and extensions, refinancings, refundings, replacements and renewals of any such Debt subject to the last sentence of this Section 6.1.

(c)    intercompany Debt incurred by any Credit Party owing to any other Credit Party; so long as such Debt is also permitted as an Investment under Section 6.3(e)(i); provided that, (i) to the extent such Debt is evidenced by an unsecured intercompany note, the Administrative Agent shall have a first priority Lien in such intercompany note and the receivable evidenced thereby and (ii) such Debt shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(d)    intercompany Debt incurred by any Foreign Restricted Subsidiary and owing to any Credit Party or Restricted Subsidiary; provided that, (i) such Debt is evidenced by an unsecured intercompany note, (ii) to the extent owed to a Credit Party, the Administrative Agent shall have a first priority Lien in such intercompany note and the receivable evidenced thereby, and (iii) the aggregate outstanding amount of all Debt pursuant to this clause (d) does not exceed $10,000,000 less the aggregate amount of investments then outstanding pursuant to Section 6.3(l);

(e)    purchase money debt or Capital Leases (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1, and including those set forth on Schedule 6.1) in an aggregate outstanding principal amount not to exceed $25,000,000 at any time;

(f)    Hedging Arrangements permitted under Section 6.15;

(g)    Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(h)    Debt incurred by any Foreign Restricted Subsidiary under lines of credit made available for the purpose of supporting the operations of any Foreign Restricted Subsidiary in Canada or any other jurisdiction that is not a Sanctioned Entity (and including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, the aggregate outstanding principal amount of such Debt permitted under this clause (h) shall not exceed $5,000,000 at any time;

(i)    unsecured Debt of the Borrower evidenced by bonds, debentures, notes or other similar instruments (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, (i) the scheduled maturity date of such Debt shall not be earlier than one year after the Maturity Date, (ii) such Debt shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments which are customary with respect to such type of Debt and that are triggered upon change in control and sale of all or substantially all assets, (iii) the aggregate amount of such Debt shall not exceed $200,000,000, (iv) if at such time, there are no Term Loan Advances outstanding, the Borrower’s pro forma Leverage Ratio after giving effect to the incurrence or issuance of such Debt for the four fiscal most recent quarters for which financial statements shall be less than 2.50:1.00 and (v) the agreements and instruments governing such Debt shall not contain (A) (x) any financial maintenance covenants that are more restrictive than those in this Agreement, or (y) any other affirmative or negative covenants that are, taken as a whole, materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (A), (B) any restriction on the ability of the Borrower or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Credit Documents, (C) any restrictions on the ability of any Subsidiary of the Borrower to guarantee the Secured Obligations (as such Secured Obligations may be amended, supplemented, modified, or amended and restated), provided that a requirement that any such Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause (C), (D) any restrictions on the ability of any Restricted Subsidiary or the Borrower to pledge assets as collateral security for the Secured Obligations (as such Secured Obligations may be amended, supplemented, modified, or amended and restated), or (E) any restrictions on the ability of any Restricted Subsidiary or the Borrower to incur Debt under this Agreement or any other Credit Document;

(j)    any guaranty of Debt so long as such underlying Debt is otherwise permitted hereunder;

(k)    Debt of any Restricted Entity that is non-recourse to any other Restricted Entity and that is assumed by such Restricted Entity in connection with any Permitted Acquisition (or, if such Restricted Subsidiary is acquired as part of such Permitted Acquisition, existing prior thereto) and the refinancing and renewal thereof; provided, however, that (i) such Debt exists at the time of such Permitted Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with such Permitted Acquisition, (ii) that such Debt is not recourse to any other Restricted Entity or any Property thereof prior to the date of such Permitted Acquisition, and (iii) the aggregate principal amount of Debt at any time outstanding pursuant to this clause (k) shall not exceed $10,000,000;

(l)    Debt arising from the financing of insurance premium of any Restricted Entity, so long as (i) such Debt shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the underlying term of such insurance policy, (ii) any unpaid amount of such Debt is fully cancelled upon termination of the underlying insurance policy, and (iii) the aggregate principal amount of Debt at any time outstanding pursuant to this clause (l) shall not exceed $10,000,000;

(m)    secured Debt not otherwise permitted under the preceding provisions of this Section 6.1 (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, (i) the aggregate principal amount of such Debt shall not exceed $10,000,000 at any time and (ii) the Properties encumbered by any Lien securing such Debt shall not be Collateral or any Property that is required to be Collateral under Section 5.6;

(n)    unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1 (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, the aggregate outstanding principal amount of Debt permitted under this clause (n) shall not exceed $15,000,000 at any time;

(o)    unsecured Debt constituting earn-out obligations, contingent obligations or similar obligations of any Restricted Entity arising from or relating to a Permitted Acquisition; and

(p)    Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business.

Any extensions, refinancings, refundings, replacements and renewals of Debt as permitted above in this Section 6.1 shall be subject to the following conditions: (A) any such refinancing Debt is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and an amount equal to any unutilized active commitment under the Debt being renewed or refinanced and (B) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Borrower and its Subsidiaries than those contained in the Debt being renewed or refinanced; provided that, the foregoing conditions are not, and shall not be construed as, an increase in any dollar limit already provided in Section 6.1 above nor an amendment of any specific requirement set forth in Section 6.1 above, including the specific requirements under clause (i) above. Notwithstanding anything else to the contrary, Foreign Restricted Subsidiaries shall not create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of Debt under clauses (h), (k), (m) and (n) of this Section 6.1 with an aggregate principal amount in excess of $10,000,000, except as may be increased in connection with a refinancing in accordance with the immediately preceding sentence.

Section 6.2    Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Restricted Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a)    Liens securing the Secured Obligations pursuant to the Security Documents;

(b)    Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, landlord’s liens and other similar liens, and such Liens granted under contract with such materialmen, mechanic, carrier, workmen, repairmen and landlord, in any case, arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c)    Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d)    Liens for taxes, assessments, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings;

(e)    Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(e); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds);

(f)    Liens arising from PPSA or precautionary UCC financing statements regarding operating leases;

(g)    encumbrances consisting of easements, zoning restrictions, servitudes or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business;

(h)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i)    Liens on cash or securities with an aggregate value not to exceed $2,000,000 pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(j)    judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(k)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC or by contract in favor of a reclaiming seller of goods or buyer of goods (including purchase money security interests in favor of vendors in the ordinary course of business);

(l)    Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(m)    Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by applicable law as a condition to the transaction of any business or the exercise of any privilege or license;

(n)    Liens created pursuant to joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by the Borrower or Restricted Entity in the applicable joint venture is required thereunder) having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Debt;

(o)    Liens encumbering Property of the Restricted Entities which is not Collateral or Property required to be Collateral under Section 5.6 and securing Debt permitted under Section 6.1(m);

(p)    Liens encumbering Properties of Foreign Subsidiaries securing Debt permitted under Section 6.1(h);

(q)    Liens on Property of a Person which becomes a Restricted Subsidiary after the date hereof, to the extent that (i) such Liens are in existence at the time such Person becomes a Restricted Subsidiary and were not created in anticipation thereof and (ii) the Debt secured by such Liens does not thereafter increase in amount; and

(r)    Liens existing as of the date hereof and set forth on Schedule 6.2.

Section 6.3    Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make or hold any Investment other than the following (collectively, the “Permitted Investments”):

(a)    Investments in the form of trade credit to customers of a Restricted Entity arising in the ordinary course of business and represented by accounts from such customers;

(b)    Liquid Investments;

(c)    Investments made prior to the Effective Date as specified in the attached Schedule 6.3;

(d)    Investments in any Unrestricted Subsidiary by any Credit Party (including the creation of any Unrestricted Subsidiary in compliance with Section 5.7); provided that, (i) the aggregate amount of all such Investments permitted under this clause (d), does not exceed $5,000,000 (other than as a result of appreciation), (ii) if any Restricted Payments made by Unrestricted Subsidiaries are included in the calculation of EBITDA of any period for any purpose under this Agreement, then no Investments may be made by any Restricted Entity in such applicable Unrestricted Subsidiary during such period (under this clause (d) or otherwise) unless the Borrower would otherwise be in compliance with the applicable covenant without taking into account such Restricted Payments from the Unrestricted Subsidiaries, and (iii) any such Investment that constitutes an Equity Interest or intercompany Debt shall become Collateral to the extent required by Section 5.6;

(e)    (i) Investments by any Credit Party in any other Credit Party, (ii) Investments by any Domestic Restricted Subsidiary that is not Credit Party in any other Domestic Restricted Subsidiary that is not Credit Party, (iii) Investments by any Foreign Restricted Subsidiary in any other Foreign Restricted Subsidiary and (iv) Investments by any Credit Party in a Foreign Restricted Subsidiary to the extent permitted under Section 6.1(d);

(f)    Investments in the form of Permitted Acquisitions; provided that, if such Permitted Acquisition involves a Subsidiary, such Acquisition otherwise complies with this Agreement, including Section 5.7 as to Wholly-Owned Restricted Subsidiaries and clause (d) above with respect to Investments in any Unrestricted Subsidiary;

(g)    Investments consisting of the creation and de minimis (on both an individual basis and on an aggregate basis with any other entities capitalized pursuant to this clause (e)) initial capitalization of any additional Restricted Subsidiaries in compliance with Section 5.6 and Section 5.7;

(h)    loans or advances to (x) directors, officers and employees of any Restricted Entity for expenses or other payments incident to such Person’s employment or association with any Restricted Entity and (y) former owners of Equity Interests in any Restricted Entity in connection with or relating to their acquisition of Equity Interests in the Borrower; provided that the aggregate amount of such loans and advances pursuant to this Section 6.3(h) shall not exceed $5,000,000;

(i)    Investments (including debt obligations and Equity Interests) and other assets received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(j)    Investments in the form of mergers and consolidations of Restricted Entities in compliance with Section 6.7(a); provided that, if such Investment involves a Subsidiary, such Investment otherwise complies with this Agreement, including Section 5.7 as to Restricted Subsidiaries and clause (d) above with respect to any Subsidiary that is not a Credit Party;

(k)    Capital Expenditures and Investments to the extent funded exclusively with Equity Issuance Proceeds (of Equity Interests not constituting Disqualified Equity Interests) that are not required to be used to prepay Term Loan Advances pursuant to Section 2.5(c)(iii) and which were not applied to increase EBITDA for purposes of Section 7.7;

(l)    Investments in the form of Equity Interests, including the purchase or acquisition thereof and capital contributions in connection therewith, made by the Credit Parties to Foreign Restricted Subsidiaries; provided that, (i) such Investments are made for general corporate purposes or to fund a Permitted Acquisition, and (ii) the aggregate amount of such Investments permitted under this clause (l) shall not exceed $10,000,000, less the amount of any Investments the outstanding pursuant to Section 6.3(e) (other than as a result of appreciation and other than to the extent funded with Equity Issuance Proceeds (of Equity Interests not constituting Disqualified Equity Interest) that are not required to be used to prepay Term Loan Advances pursuant to Section 2.5(c)(iii) and which were not applied in increasing EBITDA for purposes of Section 7.7); and

(m)    other Investments in an aggregate amount not to exceed $10,000,000 (other than as a result of appreciation), during the term hereof; provided that this Section 6.3(m) shall not permit any Investment in a Foreign Subsidiary.

Section 6.4    Acquisitions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make an Acquisition in a single transaction or related series of transactions other than:

(a)    mergers, amalgamations and consolidations permitted by Section 6.7(a);

(b)    any Acquisition approved by the Majority Lenders;

(c)    an Acquisition that meets each of the following conditions: (i) no Default exists both before and after giving effect to such Acquisition; (ii) both before and after giving effect to such Acquisition, Liquidity is greater than or equal to $20,000,000; (iii) the Acquisition is from an unrelated third party or an arm’s-length basis for no more than fair market value; and (iv) either (A) no more than 65% of the total consideration for such Acquisition will be funded with Advances or (B) after giving effect to such Acquisition, the Borrower’s pro forma Leverage Ratio for the most recent four fiscal quarter period for which financial statements have been delivered is less than or equal to the Leverage Ratio then required pursuant to Section 6.16 minus (x) prior to the delivery of financial statements for the quarter ending September 30, 2019, 0.50:1.00 and (y) at any time thereafter, 0.25:1.00, and the Borrower has delivered to the Administrative Agent a Compliance Certificate evidencing such pro forma compliance duly executed by a Responsible Officer of the Borrower.

Section 6.5    Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Restricted Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith other than:

(a)    this Agreement and the Security Documents;

(b)    agreements governing Debt permitted by Section 6.1(e) to the extent such restrictions govern only the assets financed pursuant to such Debt and the proceeds thereof;

(c)    agreements governing Debt permitted by Section 6.1(h), (k), and (m) to the extent such restrictions do not apply to Collateral or Properties which are required to be Collateral under Section 5.6 and such agreements do not require the direct or indirect granting of any Lien securing such Debt or other obligation by virtue of the granting of Liens on or pledge of Collateral to secure the Secured Obligations;

(d)    any prohibition or limitation that (i) exists pursuant to applicable requirements of a Governmental Authority, (ii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of the Borrower or a Restricted Subsidiary and customary provisions in other contracts restricting assignment thereof, or (iii) exists in any agreement in effect at the time a Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary; and

(e)    any prohibition or limitation that exists in any contract to which a Credit Party is a party on the date hereof so long as (i) such prohibition or limitation is generally applicable and does not specifically address any of the Secured Obligations or the Liens granted under the Credit Documents, and (ii) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to any Secured Party.

Section 6.6    Use of Proceeds; Use of Letters of Credit. No Credit Party shall, nor shall it permit any of its Subsidiaries to: (a) use the proceeds of the Term Loan Advances for any purpose other to repay the Existing Nine Debt and the Existing Beckman Debt; (b) use the proceeds of the Revolving Advances for any purposes other than (i) for the payment of fees and expenses related to the Transactions, (ii) for working capital purposes of the Borrower and the Restricted Subsidiaries and (iii) for other general corporate purposes of the Borrower and the Restricted Subsidiaries, including Permitted Acquisitions, Permitted Investments and permitted Restricted Payments; (c) use the proceeds of the Letters of Credit for any purposes other than (i) working capital purposes of the Borrower and the Restricted Subsidiaries or (ii) other general corporate purposes of the Borrower and the Restricted Subsidiaries. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that their Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Entity, or (C) in any manner that would result in the violation of any sanctions administered or enforced by OFAC or other sanctions authority applicable to any party hereto.

Section 6.7    Corporate Actions; Accounting Changes.

(a)    No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, merge, amalgamate or consolidate with or into any other Person after the Effective Date, except:

(i)    that the Borrower may merge with any of its Wholly-Owned Restricted Subsidiaries and any Credit Party may merge or be consolidated with or into any other Credit Party; provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity;

(ii)    that any Foreign Restricted Subsidiary may merge, amalgamate or be consolidated with or into any other Foreign Restricted Subsidiary; provided that immediately after giving effect to any such proposed transaction no Default would exist;

(iii)    that any Restricted Entity that is not a Credit Party may merge, amalgamate or consolidate with any other Restricted Entity that is not a Credit Party;

(iv)    any other merger, amalgamation or consolidation to effect a Permitted Acquisition under Section 6.4(c), subject to the conditions set forth therein; and

(v)    any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided, that (A) the assets of any such dissolving Restricted Subsidiary that is a Domestic Subsidiary become owned by the Borrower or another Domestic Restricted Subsidiary and (B) to the extent that the dissolving Restricted Subsidiary is a Credit Party, the assets of any such dissolving Restricted Subsidiary that is a Credit Party become owned by the Borrower or another Credit Party and provided further that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Change. Any such Subsidiary may effect the same by merger, amalgamation or consolidation.

(b)    No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (i) without at least 15 days (or such shorter period as agreed to by the Administrative Agent) prior written notice to the Administrative Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents, in any manner that could reasonably be expected to be materially adverse to the Lenders, (iii) change the method of accounting employed in the preparation of the financial statements referred to in Section 4.4 unless such changes are required to conform to GAAP or such changes are to conform the accounting practices of the Borrower and its Restricted Subsidiaries and notice of such changes have been delivered to the Administrative Agent prior to effecting such changes or (iv) change the fiscal year end of the Borrower.

(c)    The Borrower shall not reorganize in any jurisdiction other than the United States, any State thereof or the District of Columbia.

Section 6.8    Disposition of Assets. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make a Disposition other than:

(a)    Disposition by any Restricted Entity (other than a Credit Party) of any of its Properties to any Credit Party; provided that, at the reasonable request of the Administrative Agent, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent;

(b)    Disposition by any Credit Party of any of its Properties to any other Credit Party; provided that, at the reasonable request of the Administrative Agent, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent;

(c)    Disposition by any Restricted Entity that is not a Credit Party of any of its Properties to any Domestic Restricted Entity that is not a Credit Party; provided that, if such Property is an Equity Interest that is Collateral or otherwise required to be Collateral under Section 5.6, then at the reasonable request of the Administrative Agent, the receiving Restricted Entity (other than a Foreign Subsidiary) shall ratify, grant and confirm the Liens on such Equity Interest (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent;

(d)    Sale of inventory in the ordinary course of business and Disposition of cash or Liquid Investments in the ordinary course of business;

(e)    Disposition of worn out, obsolete or surplus property in the ordinary course of business and the abandonment or other Disposition of patents, trademarks and copyrights that, in the reasonable judgment of the Borrower and its Restricted Subsidiaries, should be replaced or is no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(f)    mergers and consolidations in compliance with Section 6.7(a);

(g)    Dispositions of Permitted Investments;

(h)    assignments and licenses of patents, trademarks or copyrights of any Restricted Entity in the ordinary course of business;

(i)    Disposition of any assets required under Legal Requirements;

(j)    Dispositions of equipment by any Credit Party in the ordinary course of business the proceeds of which are reinvested in the acquisition of equipment of comparable value and type within 90 days and on which the Administrative Agent has an Acceptable Security Interest;

(k)    Dispositions of equipment by any Foreign Restricted Subsidiary in the ordinary course of business;

(l)    Dispositions of Equity Interests in a joint venture or Unrestricted Subsidiary;

(m)    leases of real or personal property in the ordinary course of business; and

(n)    Dispositions of Property permitted by Section 6.14.

(o)    Disposition of Properties not otherwise permitted under the preceding clauses of this Section 6.8; provided that, such Disposition, taken together with all such other Dispositions completed since the Funding Date, does not exceed ten percent (10%) of the Tangible Net Assets in the aggregate and calculated at the time of such subject Disposition; provided, that, at least 75% of the consideration for each Disposition effected pursuant to this Section 6.8(n) shall be cash or Liquid Investments.

Section 6.9    Restricted Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to make any Restricted Payments except that:

(a)    (i) the Restricted Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Credit Party, and (ii) the Foreign Restricted Subsidiaries may make Restricted Payments to any Credit Party;

(b)    so long as no Default exists or would result from the making of such Restricted Payment, the Borrower or any Restricted Subsidiary may (i) make cash Restricted Payments to existing and former officers, directors, and employees of the Borrower or such Restricted Subsidiary; provided that such Restricted Payments are in consideration for the retirement, purchase, or redemption of any of the Equity Interests of such Restricted Entity, or any option, warrant or other right to purchase or acquire such Equity Interest, in any event, held by such Person and (ii) make repurchases, redemptions or exchanges of Equity Interests of the Borrower deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options and may make repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Borrower made in lieu of withholding Taxes in connection with any exercise or exchange of stock options, warrants or other similar rights, in an aggregate amount with respect to this clause (b) not to exceed $5,000,000 in the aggregate per fiscal year;

(c)    the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock (not constituting Disqualified Equity Interests) or in shares of its common stock; and

(d)    the Borrower may make Restricted Payments to purchase, redeem, retire, or otherwise acquire its Equity Interests, to the extent such Restricted Payments are made from the substantially concurrent receipt by the Borrower of Net Proceeds from capital contributions or the substantially concurrent issuance of new Equity Interests of the Borrower (not constituting Disqualified Equity Interests) that are not required to be used to prepay Term Loan Advances pursuant to Section 2.5(c)(iii) and which were not applied to increase EBITDA for purposes of Section 7.7.

Section 6.10    Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates that are not Restricted Entities other than:

(a)    such transaction or series of transactions are arm’s length transactions entered into on terms that are not materially less favorable to the Borrower or any Restricted Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate;

(b)    the agreements described on Schedule 6.10; provided that the terms thereof may not be amended, supplemented or otherwise modified unless such amended, supplemented or otherwise modified terms complies with clause (a) above;

(c)    the Restricted Payments permitted under Section 6.8;

(d)    permitted Investments in the form of Equity Interests of Subsidiaries, including the purchase or acquisition thereof and capital contributions in connection therewith; and

(e)    reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans).

Section 6.11    Line of Business. No Credit Party shall, and shall not permit any of its Restricted Subsidiaries to, change the character of the Borrower’s and its Restricted Subsidiaries collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to, or a normal extension of, the Borrower’s and its Restricted Subsidiaries collective business as presently conducted.

Section 6.12    Hazardous Materials. No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the Environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any material liability on the Lenders or the Administrative Agent.

Section 6.13    Compliance with ERISA. Except for matters that could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14    Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Restricted Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred; provided that, the Restricted Entities may effect such transactions with Property that is not Collateral so long as such transactions do not exceed $10,000,000 in the aggregate during the term hereof and if such Restricted Entity is a Foreign Restricted Subsidiary, the cash proceeds of such transaction are distributed or otherwise transferred to a Credit Party for repayment of Term Loan Advances pursuant to Section 2.5.

Section 6.15    Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Restricted Subsidiaries’ operations; provided that, for the avoidance of doubt, any Restricted Entity may enter into Hedging Arrangements (A) to mitigate risk to which such Restricted Entity has actual exposure, (B) to effectively cap, collar or exchange interest rates (from floating to fixed rates, from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Restricted Entities and (C) consisting of spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes.

Section 6.16    Leverage Ratio. The Borrower shall not permit the Leverage Ratio for the most recent four fiscal quarter period of the Borrower, commencing with the first quarter ending after (and including) the Funding Date, to exceed the amount set forth below:

Fiscal Quarters Ending:

Until and including March 31, 2018	3.25:1.00

June 30, 2018 through December 31, 2018	3.00:1.00

March 31, 2019 through June 30, 2019	2.75:1.00

September 30, 2019 and thereafter	2.50:1.00

For the first three fiscal quarters of the Borrower ending after the Funding Date, for the purpose of calculating the Leverage Ratio for the purposes of this Section 6.16, EBITDA will be annualized in the following manner: (x) for the first fiscal quarter of the Borrower ending after (and including) the Funding Date, EBITDA for such fiscal quarter shall be multiplied by 4, (y) for the second fiscal quarter of the Borrower ending after the Funding Date, EBITDA for the first two fiscal quarters of the Borrower ending after the Funding Date shall be multiplied by 2 and (z) for the third fiscal quarter of the Borrower ending after the Funding Date, EBITDA for the first three quarters ending after the Funding Date shall be multiplied by 4/3; provided that, if the Borrower has made a Four Quarter EBITDA Election, instead of using the foregoing annualized EBITDA calculation, the Leverage Ratio shall be calculated using the Borrower’s EBITDA for the most recent four fiscal quarter period for which financial statements have been delivered to the Administrative Agent (it being understood that the Borrower shall have delivered a Compliance Certificate including a calculation of the Leverage Ratio based on such financial statements).

Section 6.17    Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of (a) the first fiscal quarter of the Borrower ending after (and including) the Funding Date, based on the results for such fiscal quarter, (b) the second fiscal quarter of the Borrower ending after the Funding Date, based on the results for the two fiscal quarter period ending on such day, (c) the third fiscal quarter of the Borrower ending after the Funding Date, based on the results for the three fiscal quarter period ending on such day, and (d) beginning with the fourth fiscal quarter of the Borrower ending after the Funding Date, based on the results for each four fiscal quarter period ending on or after such date, in each case to be less than 1.50 to 1.00.

Section 6.18    Asset Coverage Ratio. The Borrower shall not permit the Asset Coverage Ratio (a) as of the last day of any fiscal quarter of the Borrower, commencing with the first quarter ending after (and including) the Funding Date and (b) as of the tenth (10th) Business Day following the delivery of an Asset Coverage Ratio Appraisal Report, to be less than 1.25 to 1.00; provided that, in the cause of this clause (b), the Borrower shall be permitted to (i) repay Term Loan Advances or (ii) repay Revolving Advances and permanently reduce the Revolving Commitment in the amount of such repayment, in each case, within such ten (10) Business Day period such that, after giving pro forma effect to such repayment with respect to the financial statements for the most recently ended fiscal quarter, the Borrower would have been in compliance with the Asset Coverage Ratio as of such date.

Section 6.19    Restrictions on Non-Guarantor Entities. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) permit the Net Income of the Credit Parties to be less than 95% of the consolidated Net Income of the Borrower and its Domestic Restricted Subsidiaries, and (b) permit the net book value of all assets of the Credit Parties to be less than 95% of the aggregate consolidated net book value of all assets of the Borrower and its Domestic Restricted Subsidiaries, in each case, as established in accordance with GAAP and as reflected in the financial statements most recently delivered to the Administrative Agent pursuant to the terms hereof.

Section 6.20    Prepayment of Certain Debt. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Permitted Debt (other than Debt permitted under Section 6.1(h)) and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1, including the last sentence therein, (c) the payment of Debt described in Section 6.1(o), provided such payment shall be permitted only to the extent that (x) both before and after giving effect to the payment of such obligation, Liquidity is greater than or equal to $20,000,000, and (y) the Borrower’s pro forma Leverage Ratio for the four most recent fiscal quarters for which financial statements have been delivered, is less than or equal to the Leverage Ratio then required pursuant to Section 6.16 minus 0.50:1.00 and the Borrower has delivered to the Administrative Agent a Compliance Certificate evidencing such pro forma compliance duly executed by a Responsible Officer of the Borrower and (d) so long as no Event of Default exists or would result therefrom, other prepayments of Permitted Debt not described in the immediately preceding clauses (a) and (b), but specifically excluding any prepayments, redemptions, purchases, defeasance, or other satisfaction of Debt permitted under Section 6.1(i). No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make any cash interest payments with respect to Debt permitted under Section 6.1(i) other than scheduled interest payments permitted under the subordination terms applicable to such Debt.

Section 6.21    Capital Expenditures. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, cause the aggregate Capital Expenditures (other than Equity Funded Capital Expenditures) expended by the Borrower or any of its Restricted Subsidiaries to exceed $70,000,000 for the fiscal year ending December 31, 2018, or in any subsequent fiscal year, 75% of EBITDA for the prior fiscal year; provided, that, if as of the end of the applicable fiscal year, the Leverage Ratio for the last four fiscal quarter period is less than 2.50:1.00, the restrictions on Capital Expenditures for such fiscal year in this Section 6.21 shall not apply.

ARTICLE VII

DEFAULT AND REMEDIES

Section 7.1    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a)    Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest fees, reimbursements, and indemnifications;

(b)    False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c)    Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.2(a), Section 5.2(e) or Article VI of this Agreement or the corresponding covenants in any Guaranty; provided, however that any Event of Default under Section 6.16 or Section 6.17 is subject to cure as contemplated by Section 7.7 below; or (ii) any breach by any Credit Party of any other covenant or agreement contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty days after the earliest of (A) the date any Responsible Officer of the Borrower has actual knowledge of such breach, (B) the date any Executive Officer of any Restricted Subsidiary has actual knowledge of such breach, and (C) the date written notice thereof shall have been given to the Borrower by any Lender Party;

(d)    Guaranties. (i) Any material provision in the Guaranties shall at any time (before the Guaranties expire in accordance with their terms) and for any reason be determined by a court of competent jurisdiction to cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any Guarantor party thereto or by the Borrower; (ii) the Borrower or any Guarantor shall deny in writing that it has any liability or obligation under the Guaranties; or (iii) any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e)    Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest with respect to any Collateral having a fair market value, individually or in the aggregate, in excess of $2,500,000 (unless released or terminated pursuant to the terms of such Security Document) or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document);

(f)    Cross-Default. (i) Any Restricted Entity shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Restricted Entities so in default (but excluding Debt owing to the Lenders hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt of the Restricted Entities which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Restricted Entities so in default (but excluding Debt owing to the Lenders hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of, or to permit the redemption of such Debt by the holder of, such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g)    Bankruptcy and Insolvency. (i) Except as otherwise permitted under this Agreement, any Restricted Entity shall terminate its existence or dissolve or (ii) any Restricted Entity (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under any Debtor Relief Law and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h)    Adverse Judgment. Any Restricted Entity suffers final judgments against any of them since the date of this Agreement that results in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers have not denied, greater than $10,000,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i)    Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $10,000,000;

(j)    Multiemployer Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $10,000,000;

(k)    Invalidity of Credit Agreement. Any material provision of this Agreement shall cease to be in full force and effect and valid and binding on the Borrower or the Borrower shall so state in writing (except as permitted by the terms of this Agreement or as waived in accordance with Section 9.2); or

(l)    Change in Control. The occurrence of a Change in Control.

Section 7.2    Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default under Section 7.1(g)) shall have occurred and be continuing, then, and in any such event,

(a)    the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender and the Issuing Lender to make Credit Extensions shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all outstanding Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b)    the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Revolving Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 103% of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c)    the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document by appropriate proceedings.

Section 7.3    Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a)    the obligation of each Lender and the Issuing Lender to make Credit Extensions shall immediately and automatically be terminated and all Advances, all interest on the Advances, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b)    the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Revolving Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 103% of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c)    the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document by appropriate proceedings.

Section 7.4    Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender Party or Affiliate, irrespective of whether or not such Lender Party or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender Party or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of the Administrative Agent, each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5    Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender, Administrative Agent, or the Issuing Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender, Administrative Agent, or Issuing Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender, the Administrative Agent, or the Issuing Lender may take action to eliminate the circumstances giving rise to any Event of Default (it being understood that taking such action shall not waive such Event of Default). No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future.

Section 7.6    Application of Payments.

(a)    Prior to Event of Default. Prior to an Event of Default, all payments made hereunder shall be applied as directed by the Borrower, but such payments are subject to the terms of this Agreement, including the application of prepayments according to Section 2.5. Notwithstanding the foregoing, any prepayments of Term Loan Advances pursuant to Section 2.5 shall be applied (i) first to reduce scheduled payments required under Section 2.6(b) in direct order of maturity to the next four scheduled payments, (ii) second, thereafter, on a pro rata basis among the payments in respect of the Term Loan Advances remaining to be made on each scheduled repayment date, and (iii) third to the extent there are prepayment amounts in respect of the Term Loan Advances remaining after the application of such prepayments under clauses (i) and (ii), such excess amounts shall be applied as directed by the Borrower.

(b)    After Event of Default. If an Event of Default has occurred and is continuing, any amounts received or collected from, or on account of assets held by, any Credit Party shall be applied to the Secured Obligations by the Administrative Agent in the following order and manner but subject to the marshaling rights of the Administrative Agent and Lenders:

(i)    First, to payment of that portion of such Secured Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.10, Section 2.11, and Section 2.13) payable by any Credit Party to the Administrative Agent in its capacity as such;

(ii)    Second, to payment of that portion of such Secured Obligations constituting accrued and unpaid interest, allocated ratably among the Lender Parties in proportion to the amounts described in this clause Second payable to them;

(iii)    Third, to payment of that portion of such Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Credit Party to the Secured Parties (including fees, charges and disbursements of counsel to the respective Secured Parties and amounts payable under Article II), ratably among such Secured Parties in proportion to the amounts described in this clause Third payable to them;

(iv)    Fourth, to the Administrative Agent for the account of the Issuing Lender to Cash Collateralize that portion of the Letter of Credit Secured Obligations comprised of the aggregate undrawn amount of Letters of Credit;

(v)    Fifth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Secured Obligations payable by any Credit Party (including obligations under Hedging Agreements with any Swap Counterparties and Banking Services Obligations) and allocated ratably among the Lender Parties in proportion to the respective amounts described in this clause Fifth held by them;

(vi)    Sixth, to the remaining Secured Obligations owed by any Credit Party including all Secured Obligations for which the Borrower is liable as a Guarantor, allocated among such remaining Secured Obligations as determined by the Administrative Agent and the Majority Lenders and applied to such Secured Obligations in the order specified in this clause (b); and

(vii)    Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by any Legal Requirement.

Subject to Section 2.3(j), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Hedging Obligations (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Hedging Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause Fifth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations described in clause Fifth above by the holders of any Excluded Hedging Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to clause Fifth above).

Section 7.7    Equity Right to Cure.

(a)    Notwithstanding anything to the contrary contained in Section 7.1, in the event of any Event of Default under the covenants set forth in Section 6.16 or Section 6.17 and until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or Section 5.2(b) with respect to the applicable fiscal quarter hereunder, the Borrower may sell or issue common Equity Interests of the Borrower to SCF and apply the Equity Issuance Proceeds thereof to increase consolidated EBITDA of the Borrower with respect to such applicable quarter (and include it as consolidated EBITDA in such quarter for any four fiscal quarter period including such quarter; provided, that such amount shall be added to consolidated EBITDA after the application of any annualization (including annualization pursuant to the last paragraph of Section 6.16); provided that (i) such Equity Issuance Proceeds are actually received by the Borrower no later than ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or Section 5.2(b) with respect to such fiscal quarter hereunder and (ii) the amount of such Equity Issuance Proceeds included as consolidated EBITDA for any such fiscal quarter shall not exceed the amount necessary to cause (y) the maximum Leverage Ratio or Fixed Charge Coverage Ratio on a pro forma basis after giving effect to the cure provided herein, for any applicable period to be (1) with respect to the Leverage Ratio, less than and (2) with respect to the Fixed Charge Coverage Ratio, greater than the then required levels under Section 6.16 or Section 6.17, as applicable. Subject to the terms set forth above and the terms in clauses (b) and (c) below, upon (A) application of the Equity Issuance Proceeds as provided above within the ten (10) Business Day period described above in such amounts sufficient to cure the Events of Default under the covenants set forth in Section 6.16 and Section 6.17 and (B) delivery of an updated Compliance Certificate executed by a Responsible Officer of the Borrower to the Administrative Agent reflecting compliance with Section 6.16 and Section 6.17 such Events of Default shall be deemed cured and no longer in existence.

(b)    The parties hereby acknowledge and agree that this Section 7.7 may not be relied on for purposes of calculating any financial ratios or other conditions or compliances other than the covenants set forth in Section 6.16 and Section 6.17 and shall not result in any adjustment to any amounts (including, for the avoidance of doubt, any Debt that is prepaid or repaid with the Equity Issuance Proceeds) other than the amount of the consolidated EBITDA referred to in Section 7.7(a) above for purposes of determining the Borrower’s compliance with Section 6.16 or Section 6.17.

(c)    In each period of four fiscal quarters following the Funding Date, there shall be at least two (2) fiscal quarters in which no cure set forth in this Section 7.7 is made. Furthermore, the Borrower may not utilize more than three cures provided in this Section 7.7 during the term hereof.

ARTICLE VIIITHE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

Section 8.1    Appointment, Powers, and Immunities.

(a)    Appointment and Authority. Each Lender and the Issuing Lender hereby (a) irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, and (b) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. JPMorgan (and any successor acting as Administrative Agent) and their respective Affiliates may accept fees and other consideration from the Borrower or any Subsidiary or Affiliate of a Subsidiary for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Lender.

(c)    Exculpatory Provisions. The Administrative Agent (which term as used in this Section 8.1(c) shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders, Revolving Majority Lenders or Term Loan Majority Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of their respective Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders, Revolving Majority Lenders or Term Loan Majority Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.1 and Section 1.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Lender. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Credit Party or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders.

Section 8.2    Reliance by Administrative Agent and Issuing Lender. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension or any Conversion or continuance of an Advance that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Credit Extension or Conversion or continuance of an Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.3    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 8.4    Indemnification.

(a)    INDEMNITY OF ADMINISTRATIVE AGENT. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE APPLICABLE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF (i) ANY OUT-OF-POCKET EXPENSES (INCLUDING REASONABLE COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION,

MODIFICATION, OR AMENDMENT, AND (ii) ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, IN ANY EVENT, INCLUDING LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b)    INDEMNITY OF ISSUING LENDER. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE APPLICABLE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ISSUING LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 8.5    Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lender by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender or Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.6    Resignation of Administrative Agent or the Issuing Lender.

(a)    The Administrative Agent or the Issuing Lender may at any time give notice of its resignation to the other applicable Lender Parties and the Borrower. Upon receipt of any such notice of resignation, (i) with respect to the Administrative Agent, the Majority Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint a successor Administrative Agent and (ii) with respect to the Issuing Lender, the Revolving Majority Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed) to appoint a successor Issuing Lender, which shall be a Lender. If no such successor Administrative Agent or Issuing Lender shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders or Revolving Majority Lenders, as applicable) (the “Resignation Effective Date”), then the retiring Administrative Agent or Issuing Lender, as applicable, may on behalf of the Lenders and the Issuing Lender, appoint a successor agent or Issuing Lender meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation by the Administrative Agent or the Issuing Lender shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (y) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit); provided, that promptly after request therefor by the retiring Issuing Lender, the Borrower shall request from the successor Issuing Lender replacement Letters of Credit to replace Letters of Credit issued by the retiring Issuing Lender and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the Majority Lenders or Revolving Majority Lenders, as applicable, appoint a successor Administrative Agent or Issuing Lender as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Issuing Lender, as applicable, and the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent or Issuing Lender, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Issuing Lender’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.1 and Section 2.3(h) shall continue in effect for the benefit of such retiring or removed Administrative Agent and the Issuing Lender, its sub-agents and their respective

Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Issuing Lender, as applicable, was acting as Administrative Agent or Issuing Lender.

Section 8.7    Collateral Matters.

(a)    The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.2 or Section 7.3 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Credit Documents or applicable Legal Requirement.

(b)    The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon Payment in Full; (b) constituting property sold or to be sold or Disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under the Guaranty and any other applicable Credit Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement.

(c)    Upon request by the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 8.7. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Secured Parties or any other Lender Party for any failure to monitor or maintain any portion of the Collateral.

(d)    Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies under the Guaranties and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents.

(e)    By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this Section 8.7.

(f)    The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions, or (ii) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (B) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (C) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 9.2), (D) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (E) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (including as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (B) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, and Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, Lender or Issuing Lender hereunder.

ARTICLE IXMISCELLANEOUS

Section 9.1    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay, within 30 days of invoice, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent; provided that counsel shall be limited to (x) one counsel to such Persons, taken as a whole and one local counsel in each relevant jurisdiction, taken as a whole and (y) solely in the event of a conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction or for each matter) to each group of similarly situated affected persons), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party (including the fees, charges and disbursements of any counsel for any Lender Party), in connection with the enforcement or protection of its rights, (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, negotiations or legal proceedings in respect of such Advances or Letters of Credit.

(b)    Indemnification by the Borrower. The Borrower shall, and does hereby indemnify, the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee; provided that counsel shall be limited to (x) one counsel to such Persons, taken as a whole and one local counsel in each relevant jurisdiction, taken as a whole and (y) solely in the event of a conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction or for each matter) to each group of similarly situated affected indemnified persons), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged Release of Hazardous Substance on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment in favor on the Borrower or such other Credit Party to have resulted (x) from the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s material obligations hereunder or under any other Credit Document or (z) a dispute among or between Indemnitees (except to the extent that such indemnified loss was incurred by or asserted against the Administrative Agent, any arranger or Issuing Lender in its capacity as such) and not involving any act or omission of the Credit Parties or any of their Affiliates. THIS SECTION 9.1(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Legal Requirement, no Credit Party shall assert, agrees not to assert and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. To the fullest extent permitted by applicable Legal Requirement, no Indemnitee shall assert, agrees not to assert, and hereby waives, any claim against any Credit Party or any Affiliate thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. For the avoidance of doubt, the parties hereto acknowledge and agree that a claim for indemnity under Section 9.1(b) above, to the extent covered thereby, is a claim of direct or actual damages. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)    Survival. Without prejudice to the survival of any other agreement hereunder, the agreements in this Section shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the aggregate Commitments, termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all the other Obligations.

(e)    Payments. All amounts due under this Section 9.1 shall, unless otherwise set forth above, be payable not later than 10 days after demand therefor.

(f)    Reimbursement by Lenders. To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Maximum Exposure Amount at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Administrative Agent or the Issuing Lender solely in its capacity as such, only the Lenders under the Revolving Facility shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentage

(determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender in connection with such capacity. The obligations of the Lenders under this subsection (f) are subject to the provisions of Section 2.4(e).

Section 9.2    Waivers and Amendments. No amendment or waiver of any provision of this Agreement or any other Credit Document (other than the Fee Letter), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)    no amendment, waiver, or consent shall, unless in writing and signed by all the Revolving Lenders and the Borrower (in addition to such other parties that may be required under this Section 9.2), to (i) change the number of Revolving Lenders which shall be required for the Revolving Lenders to take any action hereunder or under any other Credit Document (including the definition of “Revolving Majority Lenders”) or (ii) other than as a result of acceleration pursuant to Article VII, change the Maturity Date with respect to the Term Loan Facility to a date that is earlier than the then effective Maturity Date with respect to the Revolving Facility or amend the amortization schedule thereof to increase the quarterly installment amounts;

(b)    no amendment, waiver, or consent shall, unless in writing and signed by all the Term Loan Lenders and the Borrower (in addition to such other parties that may be required under this Section 9.2), (i) change the number of Term Loan Lenders which shall be required for the Term Loan Lenders to take any action hereunder or under any other Credit Document (including the definition of “Term Loan Majority Lenders”) or (ii) other than as a result of acceleration pursuant to Article VII, change the Maturity Date with respect to the Revolving Facility to a date that is earlier than the then effective Maturity Date with respect to the Term Loan Facility or amend the amortization schedule thereof to increase the quarterly installment amounts;

(c)    no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1, Section 3.2 or Section 3.3, (ii) reduce the principal or interest amounts payable hereunder or under any other Credit Document (provided that, the consent of the Majority Lenders shall be sufficient to waive or reduce the increased portion of interest resulting from Section 2.8(a)), (iii) increase the aggregate Commitments, (iv) release all or substantially all of the Guarantors from their respective obligations under any Guaranty except as specifically provided in the Credit Documents or release the Borrower from its obligations under the Guaranty, (v) release all or substantially all of the Collateral except as permitted under Section 8.7(b), or (vi) amend the definitions of “Majority Lenders” or “Maximum Exposure Amount”;

(d)    no amendment, waiver, or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, do any of the following: (i) postpone any date fixed for any interest, fees or other amounts payable hereunder, extend the Maturity Date with respect to Revolving Advances or extend the expiration of any Letter of Credit to a date after the Maturity Date with respect to Revolving Advances, (ii) reduce any fees or other amounts payable hereunder or under any other Credit Document (other than the principal or interest) with respect to Revolving Advances or (iii) amend Section 2.12(f), Section 7.6, or this Section 9.2;

(e)    no amendment, waiver, or consent shall, unless in writing and signed by all the Term Loan Lenders, do any of the following: (i) reduce the principal of, or interest on, the Term Loan Advances, or (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Term Loan Advances, including, without limitation, the Maturity Date;

(f)    no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;

(g)    no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; and

(h)    no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Issuing Lender under this Agreement or any other Credit Document.

Notwithstanding the foregoing, (a) the Borrower and Administrative Agent may amend this Agreement and the other Credit Documents without the consent of any Lender (i) to cure any ambiguity, omission, mistake, error, defect or inconsistency, (ii) to add a Guarantor with respect to the Advances or collateral to secure the Advances, (iii) to make administrative changes that do not adversely affect the rights of any Lender or (iv) make changes that enhance the rights of the Lenders. For the avoidance of doubt, (a) no Lender or any Affiliate of a Lender shall have any voting rights under this Agreement or any Credit Document as a result of the existence of obligations owed to it under Hedging Arrangements or Banking Services Obligations and (b) the Administrative Agent, without the consent of any other Person, may amend Schedule I in accordance with the definition of “Term Loan Commitment”.

Section 9.3    Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.4    Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making Credit Extensions and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. Without limiting the provisions hereof which expressly provide for the survival of obligations, all obligations of the Borrower or any other Credit Party provided for in Section 2.8(c), Section 2.10, Section 2.11, Section 2.13(c), and Section 9.1(a), Section 9.1(b), Section 9.1(c) and Section 9.1(e) and all of the obligations of the Lenders in Section 8.3, Section 9.1(c) and Section 9.1(f) shall survive any termination of this Agreement, Payment in Full, and termination or expiration of all Letters of Credit.

Section 9.5    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it.

Section 9.6    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party or pursuant to a transaction permitted under Section 6.7(a) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 9.7, (b) by way of participation in accordance with the provisions of Section 9.7(c), or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.7(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.7(e) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.7    Lender Assignments and Participations.

(a) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment and the Advances under such Commitment at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the applicable Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Class of Advances or the applicable Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) any assignment of a Revolving Commitment or a Revolving Advance must be approved by the Issuing Lender, unless the Person that is the proposed assignee is itself a Lender with a Revolving Commitment or an outstanding Revolving Advance (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.10, Section 2.11, Section 2.13(b) and Section 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Revolving Commitments, and principal amounts (and stated interest) of the Revolving Advances and Term Loan Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the applicable Register shall be conclusive absent manifest error, and the Borrower and the Lender Parties shall treat each Person whose name is recorded in the applicable Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Borrower hereby agrees that the Administrative Agent acting as its nonfiduciary agent solely for the purpose set forth above in this clause (b), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(c) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a)-(e) of Section 9.2 (that adversely affects such Participant). Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Section 2.10, Section 2.11 and Section 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12(f) as though it were a Lender.

Each Revolving Lender or Term Loan Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations under the Credit Documents (the “Participant Register”) and no Revolving Lender or Term Loan Lender shall have any obligation to disclose any information contained in any Participant Register (including the identity of any Participant or any information relating to the Participant’s interests under this Agreement) except to the extent that such disclosure is necessary to ensure that the rights and obligations reflected in such register, or in any Register, are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant

Register shall be conclusive absent manifest error, and such Revolving Lender or Term Loan Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower hereby agrees that each Revolving Lender or Term Loan Lender acting as its nonfiduciary agent solely for the purpose set forth above in this clause (c), shall not subject such Revolving Lender or Term Loan Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation), unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e), in which case Section 2.13 shall be applied as if such Participant had become a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that, in no event shall such Participant be entitled to receive any greater payment under Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.8    Confidentiality. Each of the Administrative Agent, the Issuing Lender and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis who are involved in evaluating, approving, structuring or administering the Advances and the Commitments (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulatory authority or agency possessing investigative powers and the ability to sanction members for non-compliance, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as, or otherwise consistent with, those of this Section 9.8, to (i) any assignee (other than any non-Eligible Assignee) of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than a Credit Party or (i) to the Administrative Agent, the Issuing Lender or any Lender or Affiliate thereof. For the purposes of this Section, “Information” means all information received from any Restricted Entity relating to any Restricted Entity or its business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by any Restricted Entity and other information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry provided that, in the case of information received from any Restricted Entity after the date hereof, such information shall be deemed confidential to the extent a reasonable person would understand it to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.8 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Borrower and its Affiliates and its related parties or its respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and its related parties or its respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 9.9    Notices, Etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the Borrower or any other Credit Party, at the applicable address (or facsimile numbers) set forth on Schedule I; (ii) if to the Administrative Agent or Issuing Lender, at the applicable address (or facsimile numbers) set forth on Schedule I; and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.

(i) The Borrower and the Lenders agree that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the

Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). The Borrower acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of their respective Affiliates in connection with the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower or the other Credit Parties, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or any Lender Party’s transmission of communications through the Platform.

(ii) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.10    Usury Not Intended. It is the intent of each Credit Party and each Lender Party in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lender Parties and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Obligations (or if such Obligations shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lender Parties shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11    Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable Legal Requirement, pay the Administrative Agent for the account of the applicable Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by applicable Legal Requirement, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the Administrative Agent could purchase the specified currency with such other currency at any of the Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, the Issuing Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, the Issuing Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender, the Issuing Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, the Issuing Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender, the Issuing Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.12, each Lender, Issuing Lender or the Administrative Agent, as the case may be, agrees to promptly remit such excess to the Borrower.

Section 9.13    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive Payment in Full and the termination of this Agreement.

Section 9.14    Governing Law. This Agreement, the Notes and the other Credit Documents (other than such Credit Documents which expressly provide otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender.

Section 9.15    Submission to Jurisdiction. EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENT. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 9.16    Waiver of Venue. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 9.15. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.17    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 9.18    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.19    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.20    Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.21    USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.22    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of any EEA Resolution Authority.

Section 9.23    Integration. THIS AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Section 9.24    No Fiduciary Duty, etc. The Borrower acknowledges and agrees that no Secured Party will have any obligations except those obligations with respect to the Facilities expressly set forth herein and in the other Credit Documents, and each Secured Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Credit Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Secured Party based on an alleged breach of fiduciary duty by such Secured Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Secured Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Secured Parties shall have no responsibility or liability to the Borrower with respect thereto.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER	NINE ENERGY SERVICE, INC.

	By:	/s/ Ann G. Fox
	Name:	Ann G. Fox
	Title:	President and Chief Executive Officer

ADMINISTRATIVE AGENT, ISSUING LENDER AND A LENDER	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Arina Mavilian
	Name:	Arina Mavilian
	Title:	Authorized Signatory

ISSUING Lender	ZB, N.A. dba AMEGY BANK

	By:	/s/ Rachel Pletcher
	Name:	Rachel Pletcher
	Title:	Vice President

LENDER	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Katherine Scalzo
	Name:	Katherine Scalzo
Title:

LENDER	GOLDMAN SACHS BANK USA

	By:	/s/ Josh Rosenthal
	Name:	Josh Rosenthal
	Title:	Authorized Signatory

LENDER	Comerica Bank

	By:	/s/ Kenny Barhanovich
	Name:	Kenny Barhanovich
	Title:	Senior Vice President

LENDER	HSBC BANK USA, N.A.

	By:	/s/ Thomas L. Nolan
	Name:	Thomas L. Nolan
	Title:	Vice President

LENDER	IBERIABANK

	By:	/s/ Robert S. Martin
	Name:	Robert S. Martin
	Title:	Senior Vice President

LENDER	Bank of America, N.A.

	By:	/s/ Anthony D. Healey
	Name:	Anthony D. Healey
	Title:	Senior Vice President

LENDER	The Bank of Nova Scotia

	By:	/s/ Mark Sparrow
	Name:	Mark Sparrow
	Title:	Director

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth fully herein.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, effective as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:	[an Affiliate of [identify Lender]1]

3. Borrower:	Nine Energy Service, Inc., as Borrower

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement dated as of 13, 2017 among Nine Energy Service, Inc., as Borrower, the Lenders party thereto, the Issuing Lenders, and JPMorgan Chase Bank N.A., Administrative Agent.

[1]	Include as applicable.

Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates and their Related Parties or their respective Securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

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The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

Signature Page

Assignment and Assumption

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of either Borrower and/or other parties (e.g. Issuing Lender) is required by the terms of the Credit Agreement.

Signature Page

Assignment and Assumption

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex I

EXHIBIT B

GUARANTY AGREEMENT

This Guaranty Agreement dated as of [●], 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”) is executed by each of the undersigned (individually a “Guarantor” and collectively, the “Guarantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (as defined below) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

INTRODUCTION

A.    This Guaranty is given in connection with that certain Credit Agreement dated as of September 14, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among Nine Energy Service, Inc. (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), the Issuing Lenders (as defined in the Credit Agreement) and JPMorgan Chase Bank, N.A., as the Administrative Agent (in such capacity, the “Administrative Agent”).

B.    Each Guarantor is a Domestic Restricted Subsidiary (as defined in the Credit Agreement) of the Borrower and (i) the transactions contemplated by the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), (ii) the Hedging Arrangements (as defined in the Credit Agreement) entered into by any Credit Party with a Swap Counterparty (as defined in the Credit Agreement), and (iii) the Banking Services provided by any Lender or any Affiliate of a Lender to any Credit Party, each are (a) in furtherance of such Domestic Restricted Subsidiary’s corporate purposes, (b) necessary or convenient to the conduct, promotion or attainment of such Domestic Restricted Subsidiary’s business, and (c) for such Domestic Restricted Subsidiary’s direct or indirect benefit.

C.    The Borrower is a party to this Guaranty in order to guarantee the Secured Obligations (as defined in the Credit Agreement) to the extent that the Secured Obligations were directly incurred by a Credit Party other than the Borrower.

Each Guarantor is executing and delivering this Guaranty (i) to induce the Lenders to provide and to continue to provide Advances under the Credit Agreement, (ii) to induce the Issuing Lenders to provide and to continue to provide Letters of Credit under the Credit Agreement, and (iii) intending it to be a legal, valid, binding, enforceable and continuing obligation of such Guarantor.

NOW, THEREFORE, in consideration of the premises, each Guarantor hereby agrees as follows:

Section 1.    Definitions. All capitalized terms not otherwise defined in this Guaranty that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.

Section 2.    Guaranty.

(a)    The Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantee the punctual and complete payment and performance, when due,

whether at the stated maturity, by acceleration or otherwise, of all Secured Obligations, whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar proceeding would accrue), fees, amounts owing in respect of Letter of Credit Obligations, amounts required to be provided as collateral, indemnities, expenses or otherwise (collectively, the “Guaranteed Obligations”). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any other Credit Party to the Secured Parties but for the fact that they are unenforceable or not allowable due to insolvency or the existence of a bankruptcy, reorganization or similar proceeding involving any Borrower or any Credit Party.

(b)    In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 2(b) shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

(c)    Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(i)    after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(A)    any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(B)    any liabilities of such Guarantor under this Guaranty; and

(C)    any liabilities of such Guarantor under each of its other guarantees of and joint and several co-borrowings of Debt, in each case entered into on the date this Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 2(c) (each

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such other guarantee and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a “Competing Guaranty”) to the extent such Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (1) the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)), multiplied by (2) a fraction (i) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)), and (ii) the denominator of which is the sum of (x) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 2(c)), (y) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 2(c)), and (z) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)); and

(D)    after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable Legal Requirement or pursuant to the terms of any agreement (including any such right of contribution under Section 2(b)).

(d)    The Borrower, unconditionally and irrevocably, with respect to each other Guarantor, guarantees such Guarantor’s guarantee under Section 2(a) of any Hedging Arrangements constituting Secured Obligations. The obligations of the Borrower under this Section 2.1(d) shall remain in full force and effect until Payment in Full. The Borrower intends that this Section 2.1(d) constitutes, and this Section 2.1(d) shall be deemed to constitute, a guarantee or other agreement for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute (the “Commodity Exchange Act”).

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Section 3.    Guaranty Absolute. Until Payment in Full, each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Issuing Lenders, any Lender, any Banking Service Provider or any Swap Counterparty with respect thereto but subject to Section 2(c) above. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or in connection with any Hedging Arrangement or Banking Services, and a separate action or actions may be brought and prosecuted against a Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Guarantor or any other Person or whether any Guarantor or any other Person is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor, to the extent not prohibited by applicable Legal Requirement, hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)    any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto or any part of the Guaranteed Obligations being irrecoverable;

(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Person under the Credit Documents or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty or Banking Services with a Banking Services Provider, or any other amendment or waiver of or any consent to departure from any Credit Document or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty or Banking Services with a Banking Services Provider, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the either Borrower or otherwise;

(c)    any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)    any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or any other assets of any Guarantor;

(e)    any change, restructuring or termination of the corporate structure or existence of any Guarantor;

(f)    any failure of any Lender, the Administrative Agent, any Issuing Lender, or any other Secured Party to disclose to any Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to the Administrative Agent, the Issuing Lenders, any Lender or any other Secured Party (and each Guarantor hereby irrevocably waives any duty on the part of any Secured Party to disclose such information);

(g)    any signature of any officer of any Guarantor being mechanically reproduced in facsimile or otherwise; or

(h)    any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other guarantor, surety or other Person.

Section 4.    Continuation and Reinstatement, Etc. Each Guarantor agrees that, to the extent that payments of any of the Guaranteed Obligations are made, or any Secured Party receives any proceeds of Collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred.

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EACH GUARANTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE UNDER THIS SECTION 4 (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT, INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED SECURED PARTY’S GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED SECURED PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

Section 5.    Waivers and Acknowledgments.

(a)    Each Guarantor, to the extent not prohibited by applicable Legal Requirement, hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b)    Each Guarantor, to the extent not prohibited by applicable Legal Requirement, hereby irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from (i) the financing arrangements involving any Guarantor contemplated by the Credit Documents, (ii) the Hedging Arrangements entered into by a Credit Party with a Swap Counterparty, and (iii) the Bank Services provided to any Credit Party, and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

Section 6.    Subrogation and Subordination.

(a)    No Guarantor will exercise any rights that it may now have or hereafter acquire against any Credit Party to the extent that such rights arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any Credit Party, whether or not such claim, remedy or right arises

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in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Credit Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until after Payment in Full. If any amount shall be paid to a Guarantor in violation of the preceding sentence at any time prior to or on the Payment in Full, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and any and all other amounts payable by the Guarantors under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents.

(b)    Each Guarantor agrees that all Subordinated Guarantor Obligations (as hereinafter defined) are and shall be subordinate and inferior in rank, preference and priority to all obligations of such Guarantor in respect of the Guaranteed Obligations hereunder, and such Guarantor shall, if requested by the Administrative Agent, execute or cause, if applicable, a Restricted Subsidiary to execute, a subordination agreement reasonably satisfactory to the Administrative Agent to more fully set out the terms of such subordination. Each Guarantor agrees that none of the Subordinated Guarantor Obligations shall be secured by a lien or security interest on any assets of such Guarantor or any ownership interests in any Subsidiary of such Guarantor. “Subordinated Guarantor Obligations” means any and all obligations and liabilities of a Guarantor owing to any other Guarantor or any Restricted Subsidiary, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys’ fees, expenses of collection and costs.

Section 7.    Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a)    There are no conditions precedent to the effectiveness of this Guaranty. Such Guarantor benefits from executing this Guaranty.

(b)    Such Guarantor has, independently and without reliance upon the Administrative Agent, any Lender or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from each Credit Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial and otherwise), operations, properties and prospects of each Credit Party.

(c)    The obligations of such Guarantor under this Guaranty are the valid, binding and legally enforceable obligations of such Guarantor, (except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and (ii) general principles of equity whether applied by a court of law or equity), and the execution and delivery of this Guaranty by such Guarantor has been duly and validly authorized in all respects by all requisite corporate, limited liability company or partnership actions on the part of such Guarantor, and the Person who is executing and delivering this Guaranty on behalf of such Guarantor has full power, authority and legal right to so do, and to observe and perform all of the terms and conditions of this Guaranty on such Guarantor’s part to be observed or performed.

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Section 8.    Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, any Lender, the Administrative Agent, any Issuing Lender and any other Secured Party and each of their Affiliates is hereby authorized at any time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party or any such Affiliates to or for the credit or the account of each Guarantor against any and all of the obligations of the Guarantors now or hereafter existing under this Guaranty, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Such Secured Party shall promptly notify the affected Guarantor after any such set-off and application is made, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Secured Parties under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which any Secured Party may have.

Section 9.    Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the affected Guarantor and the Administrative Agent in accordance with Section 9.2 of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.    Notices, Etc. All notices and other communications provided for hereunder shall be sent in the manner provided for in Section 9.9 of the Credit Agreement, in writing and hand delivered with written receipt, telecopied, sent by facsimile, sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested, if to a Guarantor, at its address for notices specified in Schedule II to the Security Agreement, and if to the Administrative Agent, the Issuing Lenders or any Lender, at its address specified in or pursuant to the Credit Agreement. All such notices and communications shall be effective when delivered.

Section 11.    No Waiver: Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12.    Continuing Guaranty: Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until Payment in Full, (b) be binding upon each Guarantor and its successors and assigns, (c) inure to the benefit

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of and, subject to Section 8.7(d) of the Credit Agreement, be enforceable by the Administrative Agent, each Lender, each Issuing Lender, each other Secured Party and their respective successors, and, in the case of transfers and assignments made in accordance with the Credit Agreement, transferees and assigns, and (d) inure to the benefit of and be enforceable by a Swap Counterparty and each of its successors, transferees and assigns to the extent such successor, transferee or assign is a Lender or an Affiliate of a Lender. Without limiting the generality of the foregoing clause (c), subject to Section 9.7 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, in all respects to the provisions of the Credit Agreement. Each Guarantor acknowledges that upon any Person becoming a Lender, the Administrative Agent or an Issuing Lender in accordance with the Credit Agreement, such Person shall be entitled to the benefits hereof.

Section 13.    Governing Law. This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section 14.    Submission to Jurisdiction. EACH GUARANTOR PARTY TO THIS GUARANTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE GUARANTORS PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. EACH OF THE GUARANTORS PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 15.    Waiver of Venue. EACH GUARANTOR PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN SECTION 14. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS GUARANTY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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Section 16.    Service of Process. Each Guarantor party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 17.    Waiver of Jury. EACH GUARANTOR PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 18.    Indemnification. Each Guarantor shall, and does hereby indemnify, the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee; provided that counsel shall be limited to (x) one counsel to such Persons, taken as a whole and one local counsel in each relevant jurisdiction, taken as a whole and (y) solely in the event of a conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction or for each matter) to each group of similarly situated affected indemnified persons), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder, the consummation of the transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Guaranty or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Guarantor, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment in favor of

9

such other Guarantor to have resulted (x) from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) a dispute among or between Indemnitees (except to the extent that such indemnified loss was incurred by or asserted against the Administrative Agent, any arranger or Issuing Lender in its capacity as such) and not involving any act or omission of the Guarantors or any of their Affiliates. THIS SECTION 18 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

Section 19.    Additional Guarantors. Wholly-Owned Domestic Restricted Subsidiaries of Borrower (a) may from time to time enter into this Guaranty as a Guarantor and (b) the other Credit Parties shall cause their Wholly-Owned Domestic Restricted Subsidiaries to become Guarantors hereunder to the extent required to comply with Section 5.7 or Section 6.19 of the Credit Agreement. Upon execution and delivery after the date hereof by the Administrative Agent and such Wholly-Owned Domestic Restricted Subsidiary of an instrument in the form of Annex 1, such Wholly-Owned Domestic Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Section 20.    USA Patriot Act. Each Secured Party that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any other Secured Party) hereby notifies each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))(the “Act”), it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Secured Party or the Administrative Agent, as applicable, to identify such Guarantor in accordance with the Act. Following a request by any Secured Party, each Guarantor shall promptly furnish all documentation and other information that such Secured Party reasonably requests in order to comply with its ingoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 21.    No Fiduciary Duty, etc. The Guarantors hereby acknowledge and agree that no Secured Party will have any obligations except those obligations with respect to the Facilities expressly set forth in the Credit Agreement and in the other Credit Documents, and each Secured Party is acting solely in the capacity of an arm’s length contractual counterparty to the Guarantors with respect to the Credit Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Guarantor or any other person. Each Guarantor agrees that it will not assert any claim against any Secured Party based on an alleged breach of fiduciary duty by such Secured Party in connection with the Credit Documents and the transactions contemplated thereby. Additionally, each Guarantor acknowledges and agrees that no Secured Party is advising any it as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Guarantor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Secured Parties shall have no responsibility or liability to any Guarantor with respect thereto.

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Section 22.    NOTICE OF FINAL AGREEMENT. THIS GUARANTY AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of this page intentionally left blank.]

11

The Administrative Agent and each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:

NINE ENERGY SERVICE, INC., a Delaware corporation

By:

Name:
Title:

[Signature Page to Guaranty]

CDK PERFORATING, LLC, a Texas limited liability company

NORTHERN STATES COMPLETIONS, INC., a Delaware corporation

PEAK PRESSURE CONTROL, LLC, a Texas limited liability company

BECKMAN PRODUCTION SERVICES, INC. (DELAWARE), a Delaware corporation

BIG LAKE SERVICES, LLC, a Delaware limited liability company

REDZONE COIL TUBING, LLC, a Texas limited liability company

SJL WELL SERVICE, LLC, an Oklahoma limited liability company

NORTHERN PRODUCTION COMPANY, LLC, a Wyoming limited liability company

NINE ENERGY SERVICE, LLC, a Delaware limited liability company

CDK PERFORATING HOLDINGS, INC., a Delaware corporation

CDK INTERMEDIATE, LLC, a Delaware limited liability company

DAK-TANA WIRELINE, LLC, a Delaware limited liability company

CREST PUMPING TECHNOLOGIES, LLC, a Delaware limited liability company

NINE DOWNHOLE TECHNOLOGIES, LLC, a Delaware limited liability company

BIG LAKE SERVICES HOLDCO, LLC, a Delaware limited liability company

REDZONE HOLDCO, LLC, a Delaware limited liability company

[Signature Page to Guaranty]

BECKMAN PRODUCTION SERVICES, INC. (MICHIGAN), a Michigan corporation

R & S WELL SERVICE, INC., a Wyoming corporation

J & R WELL SERVICE, LLC, a Michigan limited liability company

By:

Name:
Title:

[Signature Page to Guaranty]

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.

By:

Name:
Title:

[Signature Page to Guaranty]

Annex 1 to the Guaranty Agreement

SUPPLEMENT NO.                  dated as of                          (the “Supplement”), to the Guaranty Agreement dated as of                         , 2017 (as amended, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), among Nine Energy Service, Inc., a Delaware corporation (the “Borrower”), each Domestic Restricted Subsidiary of the Borrower party thereto (together with the Borrower, individually, a “Guarantor” and collectively, the “Guarantors”) and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A.    Reference is made to the Credit Agreement dated as of                         , 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), the Issuing Lenders (as defined in the Credit Agreement), and JPMorgan Chase Bank, N.A., as Administrative Agent.

B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C.    The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Advances and the Issuing Lenders to issue Letters of Credit. Section 19 of the Guaranty Agreement provides that additional Domestic Restricted Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Domestic Restricted Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Advances and the Issuing Lenders to issue additional Letters of Credit and as consideration for Advances previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1.    In accordance with Section 19 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) guarantees the Guaranteed Obligations, (b) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (c) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it by all requisite corporate, limited liability company or partnership action and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its

Annex I-1

terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3.    This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by fax transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4.    Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5.    Governing Law. This Supplement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, applicable to contracts made and to be performed entirely within such state, including without regard to conflicts of laws principles.

SECTION 6.    Submission to Jurisdiction. NEW GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND NEW GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. NEW GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SUPPLEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

SECTION 7.    Waiver of Venue. NEW GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT IN ANY COURT REFERRED TO IN SECTION 6. NEW GUARANTOR HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL

Annex I-2

APPLY TO THIS SUPPLEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 8.    Service of Process. New Guarantor irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Supplement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.    Waiver of Jury. NEW GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). NEW GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 11.    All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Guaranty Agreement.

THIS SUPPLEMENT, THE GUARANTY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Annex I-3

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:

Name:
Title:

EXHIBIT C

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of [●], 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is by and among NINE ENERGY SERVICE, INC., a Delaware corporation (the “Borrower”), each subsidiary of the Borrower party hereto from time to time (collectively with the Borrower, the “Grantors” and individually, a “Grantor”), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

W I T N E S S E T H:

WHEREAS, this Security Agreement is entered into in connection with that certain Credit Agreement dated as of September 14, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the lenders party thereto from time to time (the “Lenders”), the Issuing Lenders (as defined in the Credit Agreement) and JPMorgan Chase Bank, N.A., as Administrative Agent; and

WHEREAS, pursuant to the terms of the Credit Agreement, and in consideration of the credit extended by the Lenders to the Borrower and the letters of credit issued by the Issuing Lenders for the account of the Borrower or any subsidiary of a Borrower, the Grantors have executed and delivered the Guaranty (as defined in the Credit Agreement); and

WHEREAS, as a condition precedent to the initial extension of credit under the Credit Agreement, each Grantor is required to execute and deliver this Security Agreement; and

WHEREAS, it is in the best interests of each Grantor to execute this Security Agreement inasmuch as each Grantor will derive substantial direct and indirect benefits from (i) the transactions contemplated by the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), (ii) the Hedging Arrangements (as defined in the Credit Agreement) entered into by a Borrower or any other Credit Party (as defined in the Credit Agreement) with a Swap Counterparty (as defined in the Credit Agreement), and (iii) the Banking Services (as defined in the Credit Agreement) provided by any of the Lenders or their Affiliates to a Borrower or any other Credit Party, and each Grantor is willing to execute, deliver and perform its obligations under this Security Agreement to secure the Secured Obligations (as defined in the Credit Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Terms. The following terms when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” has the meaning set forth in the preamble.

“Borrower” has the meaning set forth in the preamble.

“Certificated Equipment” means any Equipment the ownership of which is evidenced by, or under any applicable Legal Requirement is required to be evidenced by, a certificate of title.

“Collateral” has the meaning set forth in Section 2.1(a).

“Collateral Account” has the meaning set forth in Section 4.3(b).

“Computer Hardware and Software Collateral” means (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form owned by a Grantor or leased or licensed to Grantor, (b) software programs (including both source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above owned by a Grantor or leased or licensed to a Grantor, (c) all firmware associated therewith, (d) all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c), and (e) all rights with respect to all of the foregoing, including copyrights (including renewal rights) and trade secrets rights, contract rights of a Grantor with respect to all or any of the foregoing, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

“Control Agreement” means an authenticated record in form and substance reasonably satisfactory to the Administrative Agent, that provides for the Administrative Agent (for the benefit of the Secured Parties) to have “control” (as defined in the UCC) over certain Collateral.

“Copyright Collateral” means all copyrights of any Grantor, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of such Grantor’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office or anywhere else in the world, including those copyright registrations or applications therefor set forth in Item C of Schedule III hereto, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit, which are owned or licensed by such Grantor.

“Credit Agreement” has the meaning set forth in the first recital.

“Distributions” means all cash, cash dividends, stock dividends, other distributions, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, and all other distributions or payments (whether similar or dissimilar to the foregoing) on or with respect to, or on account of, any Pledged Interest or other rights or interests constituting Collateral.

“Equipment” has the meaning set forth in Section 2.1(a)(i).

“Excluded Collateral” has the meaning set forth in Section 2.1(b).

“Excluded Contracts” means any contract to which any of the Grantors is a party on the date hereof or which is entered into by any Grantor after the date hereof which complies with Section 6.5 of the Credit Agreement (and the provisions of which are not agreed to by a Grantor for the purposes of excluding such contract from the Lien granted hereunder) to the extent (but only to the extent) that the granting of a security interest therein would be prohibited by (a) such contract under a provision (unless a Restricted Entity may unilaterally waive such prohibition) in such contract in existence on the date hereof or, as to contracts entered into after the date hereof, in existence in compliance with Section 6.5 of the Credit Agreement (and the provisions of which are not agreed to by a Grantor for the purposes of excluding such contract from the Lien granted hereunder), or (b) an applicable Legal Requirement to which such Grantor or such contract is subject; provided, however, to the extent that (i) either of the prohibitions discussed in clause (a) and clause (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or enforceable, or (ii) the applicable Grantor has obtained the consent of the other parties to such Excluded Contract to the creation of a lien and security interest in such Excluded Contract, then such contract shall cease to be an “Excluded Contract” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Contracts shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Foreign Stock” means the Equity Interests issued by Foreign Subsidiaries other than (a) 65% of the Voting Securities issued by a First-Tier Foreign Subsidiary and (b) 100% of Equity Interests issued by a First-Tier Foreign Subsidiary that are not Voting Securities.

“Excluded Governmental Approvals” means any Governmental Approval to the extent (but only to the extent) that a Grantor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such Property by reason of applicable Legal Requirement to which such Grantor or such Property is subject; provided, however, to the extent that (i) such prohibition is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or enforceable, or (ii) the applicable Grantor has obtained the consent of the applicable Governmental Authority to the creation of a lien and security interest in such Excluded Governmental Approval, then such Governmental Approval shall cease to be an “Excluded Governmental Approval” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as “Collateral”;

provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Governmental Approval shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded JV Equity Interests” means the Equity Interests owned by any Grantor in a Joint Venture to the extent (but only to the extent) (a) the organizational documents of such Joint Venture prohibit the granting of a Lien on such Equity Interests or (b) such Equity Interests of such Joint Venture are expressly required to be pledged as collateral to secure (i) obligations to the other holders of the Equity Interests in such Joint Venture (other than a holder that is a Subsidiary of a Borrower) or (ii) Debt of such Joint Venture that is non-recourse to any of the Credit Parties or to any of the Credit Parties’ Properties; provided, however, if any of the foregoing conditions ceases to be in effect for any reason, then the Equity Interest in such Joint Venture shall cease to be an “Excluded JV Equity Interest” and shall automatically be subject to the Lien and security interest granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Grantor in respect of any (including from the sale, transfer or other disposition of) Excluded JV Equity Interest shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above.

“Excluded Perfection Collateral” has the meaning set forth in the Credit Agreement.

“Excluded PMSI Collateral” means any Property and proceeds thereof (including insurance proceeds) of a Grantor that is now or hereafter subject to a Lien securing (and, for the avoidance of doubt, acquired with the proceeds of) purchase money debt or a Capital Lease obligation to the extent (and only to the extent) that (a) the Debt associated with such Lien is permitted under Section 6.1(e), (k) or (m) of the Credit Agreement, and (b) the documents evidencing such purchase money debt or Capital Lease obligation prohibit or restrict the granting of a Lien in such Property; provided, however, to the extent that (i) either of the prohibitions discussed in clauses (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or (ii) the holder of such Lien consents to the granting of a Lien in favor of the Administrative Agent, then such Property and proceeds thereof shall cease to be “Excluded PMSI Collateral” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded PMSI Collateral shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Real Property” means all fee owned and leased real property (including all leases related thereto) of any Credit Party with an individual net book value or fair market value less than $2,500,000.

“Excluded Trademark Collateral” means all United States intent to use trademark applications with respect to which the grant of a security interest therein would impair the validity or enforceability of said intent to use trademark application under federal law; provided, however, to the extent that such law is no longer in effect, then such trademark application shall cease to be “Excluded Trademark Collateral” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Trademark Collateral shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the Borrower or a Wholly-Owned Domestic Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a United States Person within the meaning of Section 7701(a)(30) of the Code.

“General Intangibles” means all “general intangibles” and all “payment intangibles”, each as defined in the UCC, and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the UCC).

“Governmental Approval” has the meaning set forth in Section 2.1(a)(vi).

“Grantor” has the meaning set forth in the preamble.

“Indemnitee” has the meaning set forth in Section 6.3(a).

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Inventory” has the meaning set forth in Section 2.1(a)(ii).

“Joint Venture” means, with respect to any Person (the “holder”) at any time, any incorporated, formed or organized corporation, limited liability company, partnership, association or other entity, which is not a Subsidiary of the Borrower and less than a majority of whose outstanding Voting Securities are at such time owned by the holder or one or more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein to any “Joint Venture” or “Joint Ventures” means a Joint Venture or Joint Ventures of a Grantor.

“Lenders” has the meaning set forth in the first recital.

“Patent Collateral” means (a) all inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including those patents and patent applications referred to in Item A of Schedule III hereto, (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a), (c) all patent licenses, and other agreements providing any Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, and (d) all proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

“Pledged Interests” means all Equity Interests or other ownership interests of any Pledged Interests Issuer, including those described in Item A of Schedule I hereto; all registrations, certificates, articles, by-laws, regulations, limited liability company agreements or constitutive agreements governing or representing any such interests; all options and other rights, contractual or otherwise, at any time existing with respect to such interests, as such interests are amended, modified, or supplemented from time to time, and together with any interests in any Pledged Interests Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Interests Issuer” means each Person identified in Item A of Schedule I hereto as the issuer of the Pledged Interests identified opposite the name of such Person or any other issuer of Pledged Interests.

“Pledged Note Issuer” means any issuer of Pledged Notes.

“Pledged Notes” means all promissory notes listed on Schedule II hereto together with any intercompany notes and any other promissory notes issued to or held by any Grantor, excluding, in each case, any Excluded Collateral.

“Pledged Property” means all Pledged Notes, Pledged Interests, all assignments of any amounts due or to become due with respect to the Pledged Interests, all other instruments which are now being delivered by any Grantor to the Administrative Agent or may from time to time hereafter be delivered by any Grantor to the Administrative Agent for the purpose of pledging under this Security Agreement or any other Credit Document, and all proceeds of any of the foregoing.

“Receivables” has the meaning set forth in Section 2.1(a)(iii).

“Related Contracts” has the meaning set forth in Section 2.1(a)(iii).

“Secured Parties” has the meaning set forth in the Credit Agreement.

“Security Agreement” has the meaning set forth in the preamble.

“Payment in Full” has the meaning set forth in the Credit Agreement.

“Title Policy” has the meaning as set forth in Section 4.11.

“Trademark Collateral” means (a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, including those trademarks referred to in Item B of Schedule III hereto, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America, or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”), (b) all trademark licenses for the grant by or to any Grantor of any right to use any trademark, (c) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable, clause (b), (d) the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b), and (e) all Proceeds of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor, and any patent applications in preparation for filing (all of the foregoing being collectively called a “Trade Secret”), including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“UCC” means the Uniform Commercial Code, as in effect in the State of New York, as the same may be amended from time to time.

Section 1.2    Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

Section 1.3    UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Security Agreement, including its preamble and recitals, with such meanings.

Section 1.4    Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Security Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Security Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Security Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Security Agreement and shall not be used in the interpretation of any provision of this Security Agreement.

ARTICLE II

SECURITY INTEREST

Section 2.1    Grant of Security Interest.

(a) Each Grantor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Administrative Agent, for the ratable benefit of each Secured Party, and hereby grants to the Administrative Agent, for the ratable benefit of each Secured Party, a continuing security interest in all of such Grantor’s right, title and interest in, to and under, all of the following, whether now owned or hereafter acquired by such Grantor, and wherever located and whether now owned or hereafter existing or arising (collectively, the “Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Secured Obligations:

(i) all equipment in all of its forms (including all drilling platforms and rigs and remotely operated vehicles, trenchers, and other equipment used by any Grantor, vehicles, motor vehicles, rolling stock, vessels and aircraft) of such Grantor, wherever located, and all surface or subsurface machinery, equipment, facilities, supplies, or other tangible personal property, including tubing, rods, pumps, pumping units and engines, pipe, pipelines, meters, apparatus, boilers, compressors, liquid extractors, connectors, valves, fittings, power plants, poles, lines, cables, wires, transformers, starters and controllers, machine shops, tools, machinery and parts, storage yards and equipment stored therein, buildings and camps, telegraph, telephone, and other communication systems, loading docks, loading racks, and shipping facilities, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment), and similar items which relate to the above, and any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (any and all of the foregoing being the “Equipment”);

(ii) all inventory in all of its forms of such Grantor, wherever located, including (A) all oil, gas, or other hydrocarbons and all products and substances derived therefrom, all raw materials and work in process therefore, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (B) all documents of title covering any inventory, including work in process, materials used or consumed in any Grantor’s business, now owned or hereafter acquired or manufactured by any Grantor and held for sale in the ordinary course of its business, (C) all goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which such Grantor has an interest or right as consignee), (D) all goods which are returned to or repossessed by such Grantor, and all accessions thereto, products thereof and documents therefore, and (E) any other item constituting “inventory” under the UCC (any and all such inventory, materials, goods, accessions, products and documents being the “Inventory”);

(iii) all accounts, money, payment intangibles, deposit accounts (including the Collateral Accounts and all amounts on deposit therein and all cash equivalent investments carried therein and all proceeds thereof), contracts, contract rights, all rights constituting a right to the payment of money, chattel paper, documents, documents of title, instruments, and General Intangibles of such Grantor, whether or not earned by performance or arising out of or in connection with the sale or lease of goods or the rendering of services, including all moneys due or to become due in repayment of any loans or advances, and all rights of such Grantor now or hereafter existing in and to all security agreements, guaranties, leases, agreements and other contracts securing or otherwise relating to any such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, and General Intangibles (any and all such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, and General Intangibles being the “Receivables”, and any and all such security agreements, guaranties, leases, agreements and other contracts being the “Related Contracts”);

(iv) all Intellectual Property Collateral of such Grantor;

(v) all books, correspondence, credit files, records, invoices, tapes, cards, computer runs, writings, data bases, information in all forms, paper and documents and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1(a);

(vi) all governmental approvals, permits, licenses, authorizations, consents, rulings, tariffs, rates, certifications, waivers, exemptions, filings, claims, orders, judgments and decrees and other Legal Requirements (each a “Governmental Approval”);

(vii) all interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Grantor against fluctuations in interest rates or currency exchange rates and all commodity hedge, commodity swap, exchange, forward, future, floor, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect such Grantor against fluctuations in commodity prices (including any Hedging Arrangement);

(viii) to the extent not included in the foregoing, all bank accounts, investment property, fixtures, supporting obligations, and goods;

(ix) all Pledged Interests, Pledged Notes, and any other Pledged Property and all Distributions, interest, and other payments and rights with respect to such Pledged Property;

(x)(A) all policies of insurance now or hereafter held by or on behalf of such Grantor, including casualty, liability, key man life insurance, business interruption, foreign credit insurance, and any title insurance, (B) all proceeds of insurance, and (C) all rights, now or hereafter held by such Grantor to any warranties of any manufacturer or contractor of any other Person;

(xi) all Commercial Tort Claims as set forth on Schedule IV;

(xii) all accessions, substitutions, replacements, products, offspring, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in sub-clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) and proceeds deposited from time to time in any lock boxes of such Grantor, and, to the extent not otherwise included, all payments and proceeds under insurance (whether or not the Administrative Agent is the loss payee thereof), or any condemnation award, indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral);

(xiii) any and all Liens and security interests (together with the documents evidencing such security interests) granted to such Grantor by an obligor to secure such obligor’s obligations owing under any Instrument, Chattel Paper, or contract that is pledged hereunder or with respect to which a security interest in such Grantor’s rights in such Instrument, Chattel Paper, or contract is granted hereunder;

(xiv) any and all guaranties given by any Person for the benefit of such Grantor which guarantees the obligations of an obligor under any instrument, chattel paper, or contract, which are pledged hereunder;

(xv) all of such Grantor’s other property and rights of every kind and description and interests therein, including all other “Accounts”, “Certificated Securities”, “Chattel Paper”, “Commodity Accounts”, “Commodity Contracts”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Money”, “Payment Intangibles”, “Proceeds”, “Securities”, “Securities Account”, “Security Entitlements”, “Supporting Obligations” and “Uncertificated Securities” as each such term is defined in the UCC.

(b) Notwithstanding anything to the contrary contained in Section 2(a) and other than to the extent set forth in this Section 2(b), the following property shall be excluded from the lien and security interest granted hereunder (and shall not be included as “Collateral” for purposes of this Agreement) (collectively, the “Excluded Collateral”):

(i) letter of credit rights;

(ii) Excluded Governmental Approvals;

(iii) Excluded Contracts;

(iv) Excluded JV Equity Interests;

(v) Excluded PMSI Collateral;

(vi) Excluded Real Property;

(vii) Excluded Foreign Stock; and

(viii) Excluded Trademark Collateral;

provided, however, that (x) the exclusion from the Lien and security interest granted by any Grantor hereunder of any Excluded Collateral shall not limit, restrict or impair the grant by such Grantor of the Lien and security interest in any accounts or receivables arising under any such Excluded Collateral or any payments due or to become due thereunder unless the conditions in effect which qualify such Property as Excluded Collateral applies with respect to such accounts and receivables and (y) any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Collateral shall constitute Collateral unless the conditions in effect which qualify such Property as an Excluded Collateral applies with respect to such proceeds.

Section 2.2    Security for Obligations.

(a) This Security Agreement, and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by each Grantor, secures the prompt and complete payment in cash and performance of the Secured Obligations.

(b) Notwithstanding anything contained herein to the contrary, it is the intention of each Grantor, the Administrative Agent and the other Secured Parties that the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar law, rule or regulation of any Governmental Authority applicable to such Grantor. Accordingly, notwithstanding anything to the contrary contained in this Security Agreement or in any other agreement or instrument executed in connection with the payment of any of the Secured Obligations, the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property pursuant to this Security Agreement shall be limited to an aggregate amount equal to the largest amount that would not render such Grantor’s obligations hereunder or the Liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable Legal Requirement.

Section 2.3    Continuing Security Interest; Transfer of Advances; Reinstatement. This Security Agreement shall create continuing security interests in the Collateral and shall (a) except as otherwise provided in the Credit Agreement, remain in full force and effect until Payment in Full, (b) be binding upon each Grantor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party and its respective permitted successors, transferees and assigns, subject to the limitations as set forth in the Credit Agreement. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer (in whole or in part) any Note or any Advance held by it as provided in Section 9.7 of the Credit Agreement, and any successor or assignee thereof shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Credit Document (including this Security Agreement), or otherwise. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Secured Party to any of the Secured Obligations is or must be rescinded or returned by the Administrative Agent or any such Secured Party for any reason whatsoever

(including the insolvency, bankruptcy, reorganization or other similar proceeding of any Grantor or any other Person), such Secured Obligations shall, for purposes of this Security Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued to be in existence, notwithstanding any application by the Administrative Agent or such Secured Party or any termination agreement or release provided to any Grantor, and this Security Agreement shall continue to be effective or reinstated, as the case may be, as to such Secured Obligations, all as though such application by the Administrative Agent or such Secured Party had not been made.

Section 2.4    Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed, (b) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall the Administrative Agent nor any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.5    Delivery of Pledged Property; Instruments and Tangible Chattel Paper. Other than as provided in the first sentence of Section 4.5 below, all certificates or instruments representing or evidencing (i) all Pledged Interests and Pledged Notes and (ii) other Collateral consisting of Instruments and Tangible Chattel Paper individually, or collectively, evidencing amounts payable in excess of $2,000,000, shall be delivered to and held by or on behalf of (or in the case of the Pledged Notes, endorsed to the order of) the Administrative Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary endorsements or instruments of transfer or assignment, duly executed in blank. To the extent any of the Collateral constitutes an “uncertificated security” (as defined in Section 8-102(a)(18) of the UCC) or a “security entitlement” (as defined in Section 8-102(a)(17) of the UCC), then at the Administrative Agent’s request and its determination that such Property is not an Excluded Perfection Collateral, the applicable Grantor shall take and cause the appropriate Person (including any issuer, entitlement holder or securities intermediary thereof) to take all actions necessary to grant “control” (as defined in 8-106 of the UCC) to the Agent (for the benefit of the Secured Parties) over such Collateral.

Section 2.6    Distributions on Pledged Interests. So long as no Event of Default shall have occurred and be continuing, in the event that any Distribution with respect to any Pledged Interest pledged hereunder is permitted to be paid (in accordance with Section 6.9 of the Credit Agreement), such Distribution or payment may be paid directly to the applicable Grantor. If any Distribution is made in contravention of Section 6.9 of the Credit Agreement or this Section 2.6, the applicable Grantor shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.1(e).

Section 2.7    Security Interest Absolute, etc. This Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until Payment in Full. All rights of the Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of each Grantor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of (a) any lack of validity, legality or enforceability of any Credit Document, (b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Grantor or any other Person under the provisions of any Credit Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligations, (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other extension, compromise or renewal of any Secured Obligations, (d) any reduction, limitation, impairment or termination of any Secured Obligations (other than Payment in Full) for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise, (e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Credit Document, (f) any addition, exchange or release of any Collateral of the Secured Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Secured Obligations, or (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Grantor or any other Credit Party, any surety or any guarantor.

Section 2.8    Waiver of Subrogation. Until 91 days after Payment in Full, each Grantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against any Credit Party that arise from the existence, payment, performance or enforcement of such Grantor’s obligations under this Security Agreement or any other Credit Document, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy of any Secured Party against any Credit Party or any collateral which any Secured Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from any Credit Party, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Grantor in violation of the preceding sentence and Payment in Full shall not have occurred, then such amount shall be deemed to have been paid to such Grantor for the benefit of, and held in trust for, the Administrative Agent (on behalf of the Secured Parties), and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Grantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 2.8 is knowingly made in contemplation of such benefits.

Section 2.9    Election of Remedies. Except as otherwise provided in the Credit Agreement, if any Secured Party may, under applicable Legal Requirement, proceed to realize its benefits under this Security Agreement or the other Credit Documents giving any Secured Party a Lien upon any Collateral, either by judicial foreclosure or by non-judicial sale or enforcement, such Secured Party may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Security Agreement. If, in the exercise of any of its rights and remedies, any Secured Party shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable Legal Requirements pertaining to “election of remedies” or the like, each Grantor hereby consents to such action by such Secured Party and waives any claim based upon such action, even if such action by such Secured Party shall result in a full or partial loss of any rights of subrogation that such Grantor might otherwise have had but for such action by such Secured Party.

Section 2.10    Pledged Securities. The granting of the foregoing security interest does not make the Administrative Agent or any Secured Party a successor to Grantor as a partner or member in any Pledged Interests Issuer that is a partnership, limited partnership or limited liability company, as applicable, and neither the Administrative Agent, any Secured Party, nor any of their respective successors or assigns hereunder shall be deemed to have become a partner or member in any Issuer, as applicable, by accepting this Agreement or exercising any right granted herein unless and until such time, if any, when any such Person expressly becomes a partner or member in any Pledged Interests Issuer, as applicable, and complies with any applicable transfer provisions set forth in the charter or organizational documents relating to an applicable Pledged Security after a foreclosure thereon.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make Advances thereunder and for the Issuing Lenders to issue Letters of Credit thereunder, and to induce the Secured Parties to enter into Hedging Arrangements and Banking Services, each Grantor represents and warrants unto each Secured Party as set forth in this Article.

Section 3.1    Ownership, No Liens, etc. Such Grantor is the legal and beneficial owner of, and has good title to (and has full right and authority to pledge, grant and assign) the Collateral free and clear of all Liens, except for any Lien that is a Permitted Lien. No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement, Permitted Liens or as to which a duly authorized termination statement relating to such UCC financing statement or other instrument has been delivered to the Administrative Agent on the Funding Date. This Security Agreement creates a valid security interest in the Collateral, securing the payment of the Secured Obligations, and, except for (a) the proper filing of the applicable financing statements with the filing offices listed on Item A-1 of Schedule II attached hereto, (b) the recordation of security agreements with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and (c) taking possession of any Pledged Property with necessary endorsements, all filings and other actions necessary to perfect and protect such security interest in the Collateral (other than, as to perfection, Excluded Perfection Collateral) have been duly taken and, subject to Permitted Liens, such security interest shall be a first priority security interest.

Section 3.2    As to Equity Interests of the Subsidiaries, Investment Property.

(a) With respect to the Pledged Interests, all such Pledged Interests (i) other than with respect to Pledged Interests in limited liability companies and partnerships, are duly authorized and validly issued, fully paid and non-assessable, and (ii) unless otherwise noted on Schedule I, are represented by a certificate.

(b) With respect to the Pledged Interests, no such Pledged Interests (i) are dealt in or traded on securities exchanges or in securities markets, or (ii) are held in a Securities Account, except, with respect to this clause (b), Pledged Interests (A) for which the Administrative Agent is the registered owner or (B) with respect to which the Pledged Interests Issuer has agreed in an authenticated record with such Grantor and the Administrative Agent to comply with any instructions of the Administrative Agent without the consent of such Grantor.

(c) Such Grantor has delivered all Certificated Securities constituting Collateral held by such Grantor on the Funding Date to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

(d) With respect to Uncertificated Securities constituting Collateral, such Grantor has caused the Pledged Interests Issuer or other issuer thereof either (i) to register the Administrative Agent as the registered owner of such security, or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such Pledged Interests Issuer or other issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor.

(e) The percentage of the issued and outstanding Pledged Interests of each Pledged Interests Issuer pledged by such Grantor hereunder is as set forth on Schedule I and the percentage of the total membership, partnership and/or other Equity Interests in the Pledged Interests Issuer is indicated on Schedule I, in each case, as such Schedule I may be supplemented from time to time pursuant to the terms hereof. All of the Pledged Interests constitute one hundred percent (100%) of such Grantor’s interest in the applicable Pledged Interests Issuer, except in the case of the Pledged Interests that are issued by First-Tier Foreign Subsidiaries with respect to which such Grantor has pledged (i) up to sixty-five percent (65%) of the outstanding Voting Securities issued by such First-Tier Foreign Subsidiaries and (ii) one hundred percent (100%) of all Equity Interests issued by such First-Tier Foreign Subsidiaries that are not Voting Securities, in any case, as indicated on Schedule I.

(f) There are no outstanding rights, rights to subscribe, options, warrants or convertible securities outstanding or any other rights outstanding whereby any Person would be entitled to acquire shares, member interests or units of any Pledged Interests Issuer other than (i) as to Pledged Interests Issuers that are not Wholly-Owned Subsidiaries or (ii) such rights that constitute Collateral.

(g) In the case of each Pledged Note, all of such Pledged Notes have been duly authorized, executed, endorsed, issued and delivered, and are the legal, valid and binding obligation of the issuers thereof, and, as of the Funding Date, are not in default.

Section 3.3    Grantor’s Name, Location, etc.

(a) Other than as otherwise permitted pursuant to any Credit Document, (i) the jurisdiction in which such Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A-1 of Schedule II hereto, (ii) as of the Funding Date or such later date on which such Grantor joins this Security Agreement, the place of business of such Grantor or, if such Grantor has more than one place of business, the chief executive office of such Grantor and the office where such Grantor keeps its records concerning the Receivables, is set forth in Item A-2 of Schedule II hereto, and (iii) such Grantor’s federal taxpayer identification number is set forth in Item A-3 of Schedule II hereto.

(b) Within the past five years, such Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item B of Schedule II hereto.

(c) None of the Receivables in excess of $2,000,000 is evidenced by a promissory note or other instrument other than a promissory note or instrument that has been delivered to the Administrative Agent (with appropriate endorsements).

(d) As of the Funding Date or such later date on which such Grantor joins this Security Agreement, the name set forth on the signature page attached hereto (or, if applicable, the signature page to the supplement document pursuant to which such Grantor joins this Security Agreement) is the true and correct legal name (as defined in the UCC) of such Grantor.

Section 3.4    Possession of Inventory; Control. Such Grantor has exclusive possession and control, subject to Permitted Liens, of the Equipment and Inventory, except as otherwise required, necessary or customary in the ordinary course of its business. Such Grantor has not consented to, and is otherwise unaware of, any Person (other than, if applicable, the Administrative Agent pursuant to Section 4.3(b) or Section 4.1(b)(i) hereof) having control (within the meaning of Section 9-104 or Section 8-106 of the UCC) over any Collateral, or any other interest in any of such Grantor’s rights in respect thereof other than, with respect to Deposit Accounts and Securities Accounts, as to Liens permitted under Section 6.2(c), (h), (i), (l) and (m) of the Credit Agreement.

Section 3.5    Pledged Property, Instruments and Tangible Chattel Paper. Such Grantor has, contemporaneously herewith, delivered to the Administrative Agent possession of all originals of all certificates or instruments representing or evidencing (i) any Pledged Interests and Pledged Notes, and (ii) other Collateral consisting of Instruments and Tangible Chattel Paper individually, or collectively, evidencing amounts payable in excess of $2,000,000, owned or held by such Grantor (duly endorsed, in blank, if requested by the Administrative Agent).

Section 3.6    Intellectual Property Collateral. Such Grantor represents that except for any Patent Collateral, Trademark Collateral, and Copyright Collateral specified in Item A, Item B and Item C, respectively, of Schedule III hereto, and any and all Trade Secrets Collateral, as of the date hereof, such Grantor does not own and has no interests in any other Intellectual Property Collateral material to the operations or business of such Grantor, other than the Computer Hardware and Software Collateral. Such Grantor further represents and warrants that, with respect to all Intellectual Property Collateral material to the conduct of such Grantor’s business (a) such Intellectual Property Collateral is valid, subsisting, unexpired and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part, (b) other than with respect to Intellectual Property Collateral licensed to it, such Grantor is the sole and exclusive owner of the right, title and interest in and to such Intellectual Property Collateral, subject to Permitted Liens, and, to such Grantor’s knowledge, no claim has been made that the use of such Intellectual Property Collateral does or may, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate any of the rights of any third party in any material respects, (c) such Grantor has made all necessary filings and recordations to protect its interest in such Intellectual Property Collateral, including recordations of any of its interests in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office and, if requested by the Administrative Agent, in corresponding offices throughout the world, and its claims to the Copyright Collateral in the United States Copyright Office and, if requested by the Administrative Agent, in corresponding offices throughout the world, (d) such Grantor has taken all reasonable steps to safeguard its material Trade Secrets Collateral and to its knowledge none of such Trade Secrets Collateral of such Grantor has been used, divulged, disclosed or appropriated for the benefit of any other Person other than such Grantor, the Borrower or any Subsidiary thereof, (e) to such Grantor’s knowledge, no third party is infringing upon any such Intellectual Property Collateral owned or used by such Grantor in any material respect, or any of its respective licensees, (f) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by such Grantor or to which such Grantor is bound that adversely affects its rights to own or use any such Intellectual Property Collateral, and (g) the consummation of the transactions contemplated by the Credit Agreement and this Security Agreement will not result in the termination or material impairment of any material portion of such Intellectual Property Collateral.

Section 3.7    Commercial Tort Claims. As of the date hereof, no Grantor has rights in any commercial tort claim with potential value in excess of $2,000,000.

Section 3.8    Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no Governmental Approval, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required either (a) for the grant by such Grantor of the security interest granted hereby, (b) except with respect to Excluded Perfection Collateral, for the perfection or maintenance of the security interests hereunder including the first priority (subject to Permitted Liens) nature of such security interest (except with respect to the financing statements or, with respect to Intellectual Property Collateral, the recordation of any agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office) or the exercise by the Administrative Agent of its rights and remedies hereunder, or (c) for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement, except (i) with respect to any Pledged Interests, as may be required in connection with a disposition of such Pledged Interests by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement and (ii) any “change of control” or similar filings required by state licensing agencies.

Section 3.9    Best Interests. It is in the best interests of each Grantor to execute this Security Agreement in as much as such Grantor will, as a result of being the Borrower, or a Restricted Subsidiary of the Borrower, derive substantial direct and indirect benefits from (a) the

Advances and other extensions of credit (including Letters of Credit) made from time to time to a Borrower or any other Grantor by the Lenders and the Issuing Lenders pursuant to the Credit Agreement, (b) the Hedging Arrangements entered into with the Swap Counterparties, and (c) the Banking Services provided by the Lenders or their Affiliates, and each Grantor agrees that the Secured Parties are relying on this representation in agreeing to make such Advances and other extensions of credit pursuant to the Credit Agreement to the Borrower. Furthermore, such extensions of credit, Hedging Arrangements and Banking Services are (i) in furtherance of each Grantor’s corporate purposes, and (ii) necessary or convenient to the conduct, promotion or attainment of each Grantor’s business.

ARTICLE IV

COVENANTS

Each Grantor covenants and agrees that, until Payment in Full, it will perform, comply with and be bound by the obligations set forth below.

Section 4.1    As to Investment Property, etc.

(a) Equity Interests of Subsidiaries. No Grantor shall allow or permit any of its Subsidiaries (i) that is a corporation, business trust, joint stock company or similar Person, to issue Uncertificated Securities, unless such Person promptly (and, in any case, within five (5) Business Days (or such later date as the Administrative Agent may agree in its sole discretion) of such issuance) takes the actions set forth in Section 4.1(b)(ii) with respect to any such Uncertificated Securities, (ii) that is a partnership or limited liability company, to (A) issue Equity Interests that are to be dealt in or traded on securities exchanges or in securities markets, (B) expressly provide in its organizational documents that its Equity Interests are securities governed by Article 8 of the UCC, or (C) place such Subsidiary’s Equity Interests in a Securities Account, unless such Person promptly (and, in any case, within five (5) Business Days (or such later date as the Administrative Agent may agree in its sole discretion) of such placement) takes the actions set forth in Section 4.1(b)(ii) with respect to any such Equity Interests, and (iii) to issue Equity Interests in addition to or in substitution for the Pledged Property or any other Equity Interests pledged hereunder, except for additional Equity Interests issued to such Grantor; provided that (x) such Equity Interests are pledged and delivered to the Administrative Agent promptly (and in any event within ten (10) Business Days of issuance), and (y) such Grantor delivers a supplement to Schedule I to the Administrative Agent identifying such new Equity Interests as Pledged Property, in each case pursuant to the terms of this Security Agreement. No Grantor shall permit any of its Subsidiaries to issue any warrants, options, contracts or other commitments or other securities that are convertible to any of the foregoing (except as to Equity Interests issued by Subsidiaries that are not Wholly-Owned) or that entitle any Person to purchase any of the foregoing, and except for this Security Agreement or any other Credit Document, shall not, and shall not permit any of its Subsidiaries to, enter into any agreement creating any restriction or condition upon the transfer, voting or control of any Pledged Property.

(b) Investment Property (other than Certificated Securities).

(i) With respect to any Commodity Contracts or Security Entitlements constituting Investment Property owned or held by any Grantor, such Grantor will, (A)

with respect to any Commodity Contracts or Security Entitlements existing on the Funding Date, within 60 days of the Funding Date and (B) with respect to Commodity Contracts or Security Entitlements acquired after the Funding Date, within 30 calendar days of such acquisition, cause the intermediary maintaining such Investment Property to execute a Control Agreement relating to such Investment Property pursuant to which such intermediary agrees to comply with the Administrative Agent’s instructions with respect to such Investment Property without further consent by such Grantor, or (2) transfer such Investment Property to intermediaries that have or will agree to execute such Control Agreements.

(ii) With respect to any Uncertificated Securities (other than Uncertificated Securities credited to a Securities Account) owned or held by any Grantor, such Grantor will (y) cause the Pledged Interests Issuer or other issuer of such securities to either (A) register the Administrative Agent as the registered owner thereof on the books and records of the issuer, or (B) execute a Control Agreement relating to such Investment Property pursuant to which the Pledged Interests Issuer or other issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Securities (provided that, it is understood that the Administrative Agent shall not deliver such instructions except following the occurrence and during the continuance of an Event of Default), and (z) take and cause the appropriate Person (including any issuer, entitlement holder or securities intermediary thereof) to take all other actions necessary to grant “control” (as defined in 8-106 of the UCC) to the Administrative Agent (for the ratable benefit of the Secured Parties) over such Collateral.

(c) Certificated Securities (Stock Powers). Each Grantor agrees that all Pledged Interests which are certificated (and all other certificated shares of Equity Interests constituting Collateral) delivered by such Grantor pursuant to this Security Agreement will be accompanied by duly endorsed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent. Each Grantor will, from time to time upon the reasonable request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to the Collateral and will, from time to time upon the request of the Administrative Agent during the continuance of any Event of Default, promptly transfer any Pledged Interests or other shares of Equity Interests constituting Collateral into the name of any nominee designated by the Administrative Agent.

(d) Continuous Pledge. Each Grantor will (subject to the terms of the Credit Agreement and this Security Agreement) at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis all Pledged Property and all Distributions with respect thereto, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral (other than, as to perfection, Excluded Perfection Collateral). Each Grantor agrees that it will promptly (and no later than ten (10) Business Days following receipt thereof unless consented to by the Administrative Agent) deliver to the Administrative Agent possession of all originals of Pledged Property that it acquires following the Funding Date and shall deliver to the Administrative Agent a supplement to Schedule I identifying any such new Pledged Property.

(e) Voting Rights; Dividends, etc. Each Grantor agrees:

(i) that promptly upon receipt of notice of the occurrence and continuance of an Event of Default from the Administrative Agent and without any request therefor by the Administrative Agent, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Distributions with respect to Investment Property, all interest principal and other cash payments on the Pledged Property and all Proceeds of the Pledged Property, in case thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral; and

(ii) if an Event of Default shall have occurred and be continuing and the Administrative Agent has notified such Grantor of the Administrative Agent’s intention to exercise its voting power under this Section 4.1(e)(ii),

(A) the Administrative Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Pledged Interests, Investment Property or other Equity Interests constituting Collateral. EACH GRANTOR HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL SUCH EVENT OF DEFAULT SHALL HAVE BEEN CURED OR WAIVED) EXERCISABLE UNDER SUCH CIRCUMSTANCES, TO VOTE THE PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL; AND

(B) promptly to deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that may at any time and from time to time be held by any Grantor but which such Grantor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in Section 4.1(e), each Grantor shall be entitled to receive and retain all Distributions and shall have the exclusive voting power, and is granted a proxy, with respect to any Equity Interests constituting Collateral. Administrative Agent shall, upon the written request of any Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power with respect to any such Equity Interests constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by such Grantor that would violate any provision of the Credit Agreement or any other Credit Document (including this Security Agreement).

Section 4.2    As to Deposit Accounts, Securities Accounts and Commodity Accounts. With respect to any Deposit Account, Securities Accounts and Commodity Accounts owned or held by any Grantor, such Grantor will (A) with respect to any Deposit Accounts, Securities Accounts and Commodity Accounts existing on the Funding Date, within 60 days of the Funding Date and (B) with respect to Deposit Accounts, Securities Accounts and Commodity Accounts acquired after the Funding Date, within 30 calendar days of such acquisition, (1) cause the depositary bank maintaining such Deposit Account, Securities Accounts and Commodity Accounts to execute a Control Agreement relating to such Deposit Account, Securities Accounts and Commodity Accounts and the funds therein pursuant to which such depositary bank, securities intermediary or commodity intermediary agrees to comply with the Administrative Agent’s instructions with respect to such Deposit Account, Securities Accounts and Commodity Accounts without further consent by such Grantor, or (2) with respect to Deposit Accounts, transfer the funds in such Deposit Account to a Deposit Account subject to a Control Agreement and close such acquired Deposit Account; provided, that Control Agreements shall not be required (i) with respect to any Deposit Accounts, Securities Accounts or Commodity Accounts, that, individually, have a fair market value (or cash balance, as applicable) less than $100,000 or, when aggregated with the balance or fair market value (as applicable) of all other Deposit Accounts, Securities Accounts, Commodity Accounts less than $1,000,000 or (ii) with respect to Deposit Accounts used solely for payroll, workers compensation or 401(k) or other employee benefits.

Section 4.3    As to Accounts.

(a) Each Grantor shall have the right to collect all Accounts so long as no Event of Default shall have occurred and be continuing.

(b) Upon (i) the occurrence and continuance of an Event of Default and (ii) the delivery of notice by the Administrative Agent to each Grantor, all Proceeds of Collateral received by any Grantor shall be delivered in kind to the Administrative Agent for deposit in a Deposit Account of such Grantor maintained with the Administrative Agent and subject to a Control Agreement (any such Deposit Accounts, together with any other Deposit Accounts pursuant to which any portion of the Collateral is deposited with the Administrative Agent, a “Collateral Account,” and collectively, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent.

(c) Following the delivery of notice pursuant to clause (b)(ii) during the continuance of an Event of Default, the Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Secured Obligations which are due and payable or in accordance with Section 7.6 of the Credit Agreement.

(d) With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent after the occurrence and during the continuance of an Event of Default (unless otherwise agreed to by the Borrower and the Majority Lenders), and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account; provided that such withdrawals shall only be made during the existence of an Event of Default.

(e) No Grantor shall adjust, settle, or compromise the amount or payment of any Receivable, nor release wholly or partly any account debtor or obligor thereof, nor allow any credit or discount thereon; provided that, a Grantor may make such adjustments, settlements or compromises and release wholly or partly any account debtor or obligor thereof and allow any credit or discounts thereon so long as (i) such action is taken in the ordinary course of business, and (ii) such action is, in such Grantor’s good faith business judgment, advisable.

Section 4.4    As to Grantor’s Use of Collateral.

(a) Subject to clause (b), each Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under the contracts of service any of the Inventory held by such Grantor for such purpose, and use and consume any raw materials, work in process or materials held by such Grantor for such purpose, (ii) following the occurrence and during the continuance of an Event of Default, shall, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may request or, in the absence of such request, as such Grantor may deem advisable, and (iii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Collateral.

(b) At any time following the occurrence and during the continuance of an Event of Default, whether before or after the maturity of any of the Secured Obligations, the Administrative Agent may (i) revoke any or all of the rights of any Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder, and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

(c) Upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

(d) At any time following the occurrence and during the continuation of an Event of Default, the Administrative Agent may endorse, in the name of the applicable Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

Section 4.5    As to Equipment and Inventory and Goods. Each Grantor agrees to take such action (or cause its Restricted Subsidiaries that are also Credit Parties to take such action), including endorsing certificates of title or executing applications for transfer of title, as is reasonably required by the Administrative Agent to enable it to properly perfect and protect its

Lien on all Certificated Equipment and to transfer the same. Each Grantor agrees to take such action (or cause its Restricted Subsidiaries that are also Credit Parties to take such action) as is reasonably requested by the Administrative Agent to enable it to properly perfect and protect its Lien on Equipment and Inventory and Goods that such Grantor has transferred from a jurisdiction within the United States of America or its offshore waters to a jurisdiction outside of the United States of America or its offshore waters. Notwithstanding anything else in this Section 4.5, it is understood and agreed that no such actions shall be required with respect to Excluded Collateral or Excluded Perfection Collateral.

Section 4.6    As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral material to the operations or business of such Grantor:

(a) such Grantor will not (i) do or fail to perform any act whereby any such Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable except upon the expiration of the life of the applicable patent, (ii) permit any of its licensees to (A) fail to continue to use any of such Trademark Collateral in order to maintain all of such Trademark Collateral in full force free from any claim of abandonment for non-use, (B) fail to maintain as in the past the quality of products and services offered under all such Trademark Collateral, (C) fail to employ all of such Trademark Collateral registered with any federal or state, or if requested by the Administrative Agent, foreign authority with an appropriate notice of such registration, (D) knowingly adopt or use any other Trademark which is confusingly similar or a colorable imitation of any such Trademark Collateral, (E) use any such Trademark Collateral registered with any federal, state or if requested by the Administrative Agent, foreign authority except for the uses for which registration or application for registration of all of the Trademark Collateral has been made, or (F) do or permit any act or knowingly omit to do any act whereby any such Trademark Collateral may lapse or become invalid or unenforceable, or (iii) do or permit any act or knowingly omit to do any act whereby any such Copyright Collateral or any such Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in the case of any of the foregoing requirements in clauses (i), (ii) and (iii), such Grantor shall reasonably and in good faith determine that any of such Intellectual Property Collateral is of negligible economic value to such Grantor or in the case of Trade Secret Collateral, the publication of such information is customary in the ordinary course of business of such Grantor;

(b) such Grantor shall promptly notify the Administrative Agent if it knows that any application or registration relating to any material item of such Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable (other than upon the expiration of the life of the applicable patent), or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or if requested by the Administrative Agent, any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any such Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

(c) in no event will such Grantor or any of its agents, employees, designees or licensees file an application for the registration of any such material Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Administrative Agent, and upon request of the Administrative Agent (subject to the terms of the Credit Agreement), such Grantor shall execute and deliver all agreements, instruments and documents as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral;

(d) such Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or (subject to the terms of the Credit Agreement), if requested by the Administrative Agent, any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, each such Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clause (a) or (b) or to the extent such Grantor shall reasonably and in good faith determine is of immaterial economic value to such Grantor);

(e) following the obtaining of an interest in any such Intellectual Property Collateral by such Grantor, such Grantor shall deliver a supplement to Schedule II identifying such new Intellectual Property Collateral; and

(f) following the obtaining of an interest in any such Intellectual Property Collateral by such Grantor or, following the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent, such Grantor shall deliver all agreements, instruments and documents the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral and as may otherwise be required to acknowledge or register or perfect the Administrative Agent’s interest in any part of such item of Intellectual Property Collateral unless such Grantor shall determine in good faith (and if an Event of Default has occurred and is continuing, with the consent of the Administrative Agent) that any Intellectual Property Collateral is of negligible economic value to such Grantor.

Section 4.7    As to Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the U.S. Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, with a value in excess of $2,000,000, such Grantor shall promptly notify the Administrative Agent thereof and, at the reasonable request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control (for the ratable benefit of Secured Parties) under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with each Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for such Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the U.S. Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

Section 4.8    As to Certificated Equipment. Unless delivered to the Administrative Agent in accordance with Section 4.5, the certificates of title with respect to Certificated Equipment shall be maintained at the applicable Grantor’s offices.

Section 4.9    Trade Secrets. With respect to any patent applications in preparation for filing that comprise Trade Secret Collateral, Grantor shall have the right to assert its attorney-client privilege in such applications and not to disclose such applications unless and until an Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, then at the request of the Administrative Agent, the Grantors shall deliver to the Administrative Agent any patent applications in preparation for filing and all documents and things embodying, incorporating or referring to inventions that in any way relate to such patent application.

Section 4.10    As to Commercial Tort Claims. If any Grantor shall obtain an interest in any commercial tort claim with a potential value in excess of $2,000,000, such Grantor shall within 20 days of obtaining such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such commercial tort claim including a supplement to Schedule IV hereto.

Section 4.11    As to Material Real Estate. (a) If any Material Real Estate is acquired (with any increase in net book value or fair market value that causes any real property to become Material Real Property being deemed to be an acquisition for this purpose) by a Credit Party after the Funding Date, such Credit Party shall cause such Material Real Estate and any associated fixtures to be subjected to a Lien securing the Secured Obligations and shall take, and cause the other applicable Credit Parties to take, such actions as shall be necessary (or reasonably requested by the Administrative Agent), including the granting of a Mortgage on such owned real estate, as soon as commercially reasonable but in no event later than 90 days (such Material Real Estate subject to a Mortgage, “Mortgaged Property”), unless extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens. (b) Any Mortgage delivered to the Administrative Agent in accordance with the preceding clause (a) shall be accompanied by (w) to the extent available in the applicable jurisdiction, a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a title insurance company or similar insurer recognized in such jurisdiction, in such amounts as reasonably acceptable to the Administrative Agent not to exceed the fair market value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by the Credit Agreement and otherwise in form and substance reasonably acceptable to the Administrative Agent (the “Title Policy”), together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided, in no event shall the Administrative Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (x) an opinion of local counsel to the applicable Credit Party in form and substance reasonably acceptable to the Administrative Agent, (y) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties and (ii) evidence of the insurance required by the Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent, and (z) an ALTA survey in a form and substance reasonably acceptable to the Administrative Agent or such existing survey together with a no-change affidavit sufficient for the title company to issue the survey related endorsements and to remove all standard survey exceptions from the Title Policy related to such Mortgaged Property and issue the endorsements required in (w) above.

Section 4.12    Further Assurances, etc. Each Grantor shall warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral (other than, as to perfection, Excluded Perfection Collateral) subject to the terms hereof. Each Grantor agrees that, upon the acquisition after the date hereof by such Grantor of any Collateral, with respect to which the security interest granted hereunder is not perfected automatically upon such acquisition, to take such actions with respect to such Collateral (other than, as to perfection, Excluded Perfection Collateral) or any part thereof as required by the Credit Documents. Without limiting the generality of the foregoing, each Grantor will:

(a) from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent, after the occurrence and during the continuance of any Event of Default, (i) promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent and (ii) if any Collateral shall be evidenced by an Instrument, negotiable Document, promissory note or tangible Chattel Paper, deliver and pledge to the Administrative Agent hereunder such Instrument, negotiable Document, promissory note, Pledged Note or tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent;

(b) file (and hereby authorize the Administrative Agent to file) such financing statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may reasonably request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby; and

(c) furnish to the Administrative Agent, from time to time at the Administrative Agent’s reasonable request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

The authorization contained in Section 4.10(b) above shall be irrevocable and continuing until Payment in Full. Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

ARTICLE V

THE ADMINISTRATIVE AGENT

Section 5.1    Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (b) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above, (c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral, and (d) to perform the affirmative obligations of such Grantor hereunder. EACH GRANTOR HEREBY ACKNOWLEDGES, CONSENTS AND AGREES THAT THE POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 5.1 IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL BE EFFECTIVE UNTIL PAYMENT IN FULL.

Section 5.2    Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may, during the continuance of any Event of Default, itself perform, or cause performance of, such agreement, and the expenses of the

Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 6.3 hereof and Section 9.1 of the Credit Agreement and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

Section 5.3    Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property and any other Pledged Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.4    Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral (a) if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own personal property, or (b) if the Administrative Agent takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of an Event of Default; provided, further, that failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI

REMEDIES

Section 6.1    Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may (i) take possession of any Collateral not already in its possession without demand and without legal process, (ii) require any Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties, (iii) subject to applicable Legal Requirement or agreements with landlords, bailees, or warehousemen, enter onto the property where any Collateral is located and take possession thereof without demand and without legal process, (iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the applicable Grantor of the time and place of any public sale or the time of any private sale is to be made shall constitute reasonable notification; provided, however, that with respect to Collateral that is (x) perishable or threatens to decline speedily in value, or (y) is of a type customarily sold on a recognized market (including Investment Property), no notice of sale or disposition need be given. For purposes of this Article VI, notice of any intended sale or disposition of any Collateral may be given by first-class mail, hand-delivery (through a delivery service or otherwise), facsimile or email, and shall be deemed to have been “sent” upon deposit in the U.S. Mails with adequate postage properly affixed, upon delivery to an express delivery service or upon electronic submission through telephonic or internet services, as applicable. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Each Grantor that is or may become a fee estate owner of property where any Collateral is located (regardless of ownership thereof by any other Grantor) agrees and acknowledges that (i) Administrative Agent may remove the Collateral or any part thereof from such property in accordance with statutory law appertaining thereto without objection, delay, hindrance or interference by such Grantor and in such case such Grantor will make no claim or demand whatsoever against the Collateral, (ii) it will (x) cooperate with Administrative Agent in its efforts to assemble and/or remove all of the Collateral located on such property; (y) permit Administrative Agent and its agents to enter upon such property and occupy the property at any or all times to conduct an auction or sale, and/or to inspect, audit, examine, safeguard, assemble, appraise, display, remove, maintain, prepare for sale or lease, repair, lease, transfer, auction and/or sell the Collateral; and (z) not hinder Administrative Agent’s actions in enforcing its security interest in the Collateral.

(c) Each Grantor agrees and acknowledges that a commercially reasonable disposition of Inventory, Equipment, Goods, Computer Hardware and Software Collateral, or Intellectual Property Collateral may be by lease or license of, in addition to the sale of, such Collateral. Each Grantor further agrees and acknowledges that the following shall be deemed a reasonable commercial disposition: (i) a disposition made in the usual manner on any recognized market, (ii) a disposition at the price current in any recognized market at the time of disposition, and (iii) a disposition in conformity with reasonable commercial practices among dealers in the type of property subject to the disposition.

(d) All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against, all or any part of the Obligations as set forth in Section 7.6 of the Credit Agreement. The Administrative Agent shall not be obligated to apply or pay over for application noncash proceeds of collection or enforcement unless (i) the failure to do so would be commercially unreasonable, and (ii) the affected party has provided the Administrative Agent with a written demand to apply or pay over such noncash proceeds on such basis.

(e) The Administrative Agent may do any or all of the following: (i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder, (ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder, (iii) withdraw, or cause or direct the withdrawal, of all funds with respect to the Collateral Account, (iv) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto, (v) endorse any checks, drafts, or other writings in the applicable Grantor’s name to allow collection of the Collateral, (vi) take control of any Proceeds of the Collateral, or (vii) execute (in the name, place and stead of the applicable Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

Section 6.2    Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable Legal Requirement (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

Section 6.3    Indemnity and Expenses.

(a) WITHOUT LIMITING THE GENERALITY OF THE PROVISIONS OF SECTION 9.1 OF THE CREDIT AGREEMENT, EACH GRANTOR HEREBY INDEMNIFIES AND HOLDS HARMLESS THE ADMINISTRATIVE AGENT, EACH SECURED PARTY AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS (ANY OF THE FOREGOING BEING, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES AND LIABILITIES ARISING OUT OF OR RESULTING FROM THIS SECURITY AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING ENFORCEMENT OF THIS SECURITY AGREEMENT), EXCEPT CLAIMS, LOSSES OR LIABILITIES THAT (I) ARE FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (II) RESULT FROM A CLAIM BROUGHT BY A GRANTOR AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT, IF SUCH GRANTOR HAS OBTAINED A FINAL AND

NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION OR (III) A DISPUTE AMONG OR BETWEEN INDEMNITEES (EXCEPT TO THE EXTENT THAT SUCH INDEMNIFIED LOSS WAS INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ISSUING LENDER IN ITS CAPACITY AS SUCH) AND NOT INVOLVING ANY ACT OR OMISSION OF THE GRANTORS; PROVIDED, HOWEVER, THAT, TO THE EXTENT THIS INDEMNITY WOULD OTHERWISE APPLY, IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of each of the foregoing which is permissible under applicable Legal Requirement.

(b) Other than as set forth in clause (c) below, each Grantor will upon demand pay to the Administrative Agent the amount of any and all out-of-pocket expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Administrative Agent may incur in connection herewith, including in connection with the administration of this Security Agreement and the custody, preservation, use or operation of, any of the Collateral in accordance with Section 9.1 of the Credit Agreement.

(c) Each Grantor will upon demand pay to the Administrative Agent the amount of any and all out-of-pocket expenses, including the fees and disbursements of its counsel and of any experts and agents, which the Administrative Agent may incur in connection (i) the sale of, collection from, or other realization upon, any of the Collateral, (ii) the exercise or enforcement of any of the rights of the Administrative Agent or any of the Secured Parties hereunder, or (iii) the failure by any Grantor to perform or observe any of the provisions hereof.

Section 6.4    Warranties. The Administrative Agent may sell the Collateral without giving any warranties or representations as to the Collateral. The Administrative Agent may disclaim any warranties of title or the like. Each Grantor agrees that this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1    Credit Document. This Security Agreement is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article 9 thereof.

Section 7.2    Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until Payment in Full, shall be binding upon each Grantor and its successors, transferees and assigns and, subject to the limitations set forth in the Credit Agreement, shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that, no Grantor shall assign any of its obligations hereunder (unless otherwise permitted under the terms of the Credit Agreement or this Security Agreement).

Section 7.3    Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Majority Lenders, as the case may be, pursuant to Section 9.2 of the Credit Agreement) and such Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.4    Notices. Except as otherwise provided in this Security Agreement, all notices and other communications provided for hereunder shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted pursuant to the Credit Agreement), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested to the appropriate party at the address or facsimile number of such party specified in the Credit Agreement, on the signature pages of this Security Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Except as otherwise provided in this Security Agreement, all such notices and communications shall be effective when delivered.

Section 7.5    No Waiver; Remedies. In addition to, and not in limitation of Section 2.7, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.6    Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

Section 7.7    Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.8    Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Section 7.9    Consent as Holder of Equity and as Pledged Interests Issuer. Each Grantor hereby (a) consents to the execution by each other Grantor of this Security Agreement and grant by each other Grantor of a security interest, encumbrance, pledge and hypothecation in all Pledged Interests and other Collateral of such other Grantor to the Administrative Agent pursuant hereto, and (b) without limiting the generality of the foregoing, consents to the transfer of any Pledged Interest to the Administrative Agent or its nominee pursuant to the terms of this Security Agreement following the occurrence and during the continuance of an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner under the limited partnership agreement or as a member under the limited liability company agreement, in any case, as heretofore and hereafter amended. Furthermore, each Grantor as the holder of any Equity Interests in a Pledged Interests Issuer, hereby (i) waives all rights of first refusal, rights to purchase, and rights to consent to transfer (to any Secured Party or to any purchaser resulting from the exercise of a Secured Party’s remedy provided hereunder or under applicable Legal Requirement) and (ii) if required by the organizational documents of such Pledged Interests Issuer, agrees to cause such Pledged Interests Issuer to register the Lien granted hereunder and encumbering such Equity Interests in the registry books of such Pledged Interests Issuer.

Section 7.10    Additional Grantors. Additional Wholly-Owned Domestic Restricted Subsidiaries of Borrower may from time to time enter into this Security Agreement as a Grantor. Upon execution and delivery after the date hereof by the Administrative Agent and such Wholly-Owned Domestic Restricted Subsidiary of an instrument in the form of Annex 1, such Wholly-Owned Domestic Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 7.11    Acknowledgment of Pledged Interests Issuers. Each Pledged Interests Issuer that is party hereto agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Uncertificated Securities without further consent by the applicable Grantor.

Section 7.12    Conflicts with Credit Agreement. To the fullest extent possible, the terms and provisions of the Credit Agreement shall be read together with the terms and provisions of this Security Agreement so that the terms and provisions of this Security Agreement do not conflict with the terms and provisions of the Credit Agreement; provided, however, notwithstanding the foregoing, in the event that any of the terms or provisions of this Security Agreement conflict with any terms or provisions of the Credit Agreement, the terms or provisions of the Credit Agreement shall govern and control for all purposes; provided that the inclusion in this Security Agreement of terms and provisions, supplemental rights or remedies in favor of the Administrative Agent not addressed in the Credit Agreement shall not be deemed to be in conflict with the Credit Agreement and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

Section 7.13    Governing Law. This Security Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section 7.14    Submission to Jurisdiction. EACH GRANTOR PARTY TO THIS SECURITY AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE

COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE GRANTORS PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. EACH OF THE GRANTORS PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENT. NOTHING IN THIS SECURITY AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 7.15    Waiver of Venue. EACH GRANTOR PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN ANY COURT REFERRED TO IN SECTION 7.14. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS SECURITY AGREEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 7.16    Service of Process. Each Grantor party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement.

Nothing in this Security Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 7.17    Waiver of Jury. EACH GRANTOR PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B)

ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

THIS SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS SECURITY AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages to follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

GRANTORS

NINE ENERGY SERVICE, INC., a Delaware Corporation

By:

Name:
Title:

[Signature Page to Pledge and Security Agreement]

CDK PERFORATING, LLC,
a Texas limited liability company

NORTHERN STATES COMPLETIONS, INC.,
a Delaware corporation

PEAK PRESSURE CONTROL, LLC,
a Texas limited liability company

BECKMAN PRODUCTION SERVICES, INC. (DELAWARE), a Delaware corporation

BIG LAKE SERVICES, LLC, a Delaware limited liability company

REDZONE COIL TUBING, LLC, a Texas limited liability company

SJL WELL SERVICE, LLC, an Oklahoma limited liability company

NORTHERN PRODUCTION COMPANY, LLC, a Wyoming limited liability company

NINE ENERGY SERVICE, LLC, a Delaware limited liability company

CDK PERFORATING HOLDINGS, INC., a Delaware corporation

CDK INTERMEDIATE, LLC, a Delaware limited liability company

DAK-TANA WIRELINE, LLC, a Delaware limited liability company

CREST PUMPING TECHNOLOGIES, LLC, a Delaware limited liability company

NINE DOWNHOLE TECHNOLOGIES, LLC, a Delaware limited liability company

BIG LAKE SERVICES HOLDCO, LLC, a Delaware limited liability company

REDZONE HOLDCO LLC a Delaware limited liability company

[Signature Page to Pledge and Security Agreement]

BECKMAN PRODUCTION SERVICES, INC. (MICHIGAN), a Michigan corporation

R & S WELL SERVICE, INC., a Wyoming corporation

J & R WELL SERVICE, LLC, a Michigan limited liability company

By:

Name:
Title:

[Signature Page to Pledge and Security Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:

Name:
Title:

[Signature Page to Pledge and Security Agreement]

SCHEDULE I

to Pledge and Security

Agreement

ITEM A – PLEDGED INTERESTS

Common Stock
Pledgor	Pledged Interests Issuer (corporate)	Cert. #	# of Shares	Authorized Shares	% of Total Shares Pledged
[●]

Limited Liability Company Interests
(Uncertificated unless otherwise noted)
Pledgor	Pledged Interests Issuer (limited liability company)	% of Limited Liability Company Interests Owned	% of Limited Liability Company Interests Pledged
[●]

[Security Agreement Schedules]

ITEM B – PLEDGED NOTES

[Security Agreement Schedules]

SCHEDULE II to Pledge and Security

Agreement

Item A-1. Location of Grantor for purposes of UCC.

Grantor	Location

Nine Energy Service, Inc.	Delaware

[●]

Item A-2. Grantor’s place of business or principal office.

Nine Energy Service, Inc.

Address:

[●]

Item A-3. Taxpayer ID number.

Nine Energy Service, Inc.	80-0759121

[●]

Item B. Merger or other corporate reorganization.

[●]

[Security Agreement Schedules]

SCHEDULE III – A

to Pledge and Security

Agreement

INTELLECTUAL PROPERTY COLLATERAL

Item A. Patent Collateral.

Issued Patents

[●]

Pending Patent Applications

[●]

Patent Applications in Preparation

[●]

[Security Agreement Schedules]

SCHEDULE III – B

to Pledge and Security

Agreement

Item B. Trademark Collateral

Grantor	Registration #	Serial #	Trademark
[●]

[Security Agreement Schedules]

SCHEDULE III – C

to Pledge and Security

Agreement

Item C. Copyright Collateral.

[●]

[Security Agreement Schedules]

SCHEDULE IV

to Pledge and Security

Agreement

COMMERCIAL TORT CLAIMS

[●]

[Security Agreement Schedules]

Annex 1 to Pledge and Security

Agreement

SUPPLEMENT NO.     dated as of , 20     (this “Supplement”), to the Pledge and Security Agreement dated as of                     , 2017 (as amended, supplemented, restated, or otherwise modified from time to time, the “Security Agreement”), among NINE ENERGY SERVICE, INC., a Delaware corporation (the “Borrower”) and each subsidiary of the Borrower party thereto from time to time (collectively with the Borrower, the “Grantors” and individually, a “Grantor”), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A. Reference is made to the Credit Agreement dated as of                     , 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), the Issuing Lenders (as defined in the Credit Agreement), and JPMorgan Chase Bank, N.A., as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and the Credit Agreement.

C. Section 7.10 of the Security Agreement provides that additional Wholly-Owned Domestic Restricted Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Wholly-Owned Domestic Restricted Subsidiary of the Borrower (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

SECTION 1.    In accordance with Section 7.10 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby agrees (a) to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations (as defined in the Credit Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns as provided in the Security Agreement, a continuing security interest in and Lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3.    This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.    The New Grantor hereby agrees that the schedules attached to the Security Agreement are hereby supplemented by the corresponding schedules attached to this Supplement. The New Grantor hereby represents and warrants that the information provided in the schedules attached hereto are true and correct as of the date hereof.

SECTION 5.    The New Grantor hereby expressly acknowledges and agrees to the terms of Section 6.3. (Indemnity and Expenses) of the Security Agreement and expressly acknowledges the irrevocable proxy provided in Section 4.1(e) of the Security Agreement. In furtherance thereof, NEW GRANTOR HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL PAYMENT IN FULL) EXERCISABLE UNDER THE CIRCUMSTANCES PROVIDED IN SECTION 4.1 OF THE SECURITY AGREEMENT, TO VOTE THE PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL.

SECTION 6.    Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 7.    This Supplement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), applicable to contracts made and to be performed entirely within such state, including without regard to conflicts of laws principles, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

SECTION 8.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.    All communications and notices hereunder shall be in writing and given as provided in the Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto.

SECTION 10.    The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

SECTION 11.    Submission to Jurisdiction. NEW GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND NEW GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. NEW GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SUPPLEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

SECTION 12.    Waiver of Venue. NEW GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT IN ANY COURT REFERRED TO IN SECTION 11. NEW GRANTOR HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS SUPPLEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 13.    Service of Process. New Grantor irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Supplement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 7.18    Waiver of Jury. NEW GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). NEW GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

THIS SUPPLEMENT, THE SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Grantor]

By:

Name:
Title:

Address:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:

Name:
Title:

SCHEDULES TO SUPPLEMENT NO. 1

[AS APPROPRIATE]

EXHIBIT D

COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM                     , 201   TO                     , 201

This certificate dated as of                     ,          is prepared pursuant to the Credit Agreement dated as of 14, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Nine Energy Service, Inc., a Delaware corporation (“Borrower”), the lenders party thereto (the “Lenders”), the Issuing Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (as each such term is defined in the Credit Agreement). Unless otherwise defined in this certificate, capitalized terms used herein that are defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement.

The undersigned, on behalf of the Borrower, certifies that:

(a) all of the representations and warranties made by or on behalf of any Credit Party contained in the Credit Documents are true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof) as if made on this date, except that any representation and warranty which by its terms is made as of a specified date is true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date;

(b) attached hereto in Schedule A is a reasonably detailed spreadsheet reflecting the calculations of, as of the date and for the periods covered by this certificate, Funded Debt, EBITDA, Fixed Charges (including Maintenance Capital Expenditures expended by Borrower or any Restricted Subsidiary), Net Funded Debt and Total Asset Value;

(c) [no Default or Event of Default has occurred or is continuing as of the date hereof;]

—or—

[(c) the following Default[s] or Event[s] of Default exist[s] as of the date hereof, if any, and the actions set forth below are being taken to remedy such circumstances:

;]

(d) [as of the last day of the most recent fiscal quarter, either (i) the EBITDA of the Borrower for such fiscal quarter is not less than $10,000,000 or (ii) at least one Asset Coverage Ratio Appraisal Report has been delivered by the Borrower to the Administrative Agent within the last four fiscal quarters;]

—or—

(d) [the Borrower has ordered an Asset Coverage Ratio Appraisal Report, which the Borrower shall deliver to the Administrative Agent as soon as possible, and in any case within 45 days of the date the financial statements to which this Compliance Certificate is attached were required to be delivered to the Administrative Agent;]

(e) [(i) attached hereto as Exhibit A are any financial statements (other than those delivered pursuant to Sections 5.2(a) and 5.2(b) of the Credit Agreement) relied upon for the purpose of calculating EBITDA and (ii) such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in all material respects in accordance with GAAP;]1

(f) as of the last day of the most recent fiscal quarter, (i) the Net Income of the Credit Parties was no less than 95% of the consolidated Net Income of the Borrower and its Domestic Restricted Subsidiaries and (ii) the net book value of all assets of the Credit Parties was no less than 95% of the aggregate consolidated net book value of all assets of the Borrower and its Domestic Restricted Subsidiaries; and

(g) as of the date hereof for the periods set forth below the following statements, amounts, and calculations included herein and in Schedule A, are true and correct in all material respects:

I.	Leverage Ratio for the fiscal quarter ending , 20 (the “Testing Period”)

	(a)	Funded Debt as of the last day of such fiscal quarter	$
	(b)	EBITDA for the applicable period[2]	$
Leverage Ratio = (a) to (b) =
		Maximum Leverage Ratio	to 1.00[3]
		Compliance	Yes No

II.	Fixed Charge Coverage Ratio

	(a)	EBITDA for the applicable period	$
	(b)	Fixed Charges for such period	$
Coverage Ratio = (a) to (b) =
		Minimum Coverage Ratio	1.50 to 1.00[4]
		Compliance	Yes No

III.	Asset Coverage Ratio

	(a)	Total Asset Value as of the last day of such fiscal quarter	$
	(b)	Net Funded Debt as of the most recent fiscal quarter for which financial statements have been delivered (including any pro forma repayment of debt to the extent permitted to reduce Net Funded Debt by Section 6.18)	$
Coverage Ratio = (a) to (b) =
		Minimum Coverage Ratio	1.25 to 1.00[5]
		Compliance	Yes No

[1]	Include if a Four Quarter EBITDA Election has been made.
[2]	In accordance with the Credit Agreement, EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be in a manner reasonably acceptable to the US Administrative Agent.
[3]	Borrower shall not permit the Leverage Ratio as of the last day of each fiscal quarter, commencing with the first fiscal quarter ending after (and including) the Funding Date, to be more than (a) 3.25 to 1.00 for each fiscal quarter ending on or prior to March 31, 2018, (b) 3.00 to 1.00 for each fiscal quarter ending on or prior to December 31, 2018, (c) 2.75 to 1.00 for each fiscal quarter ending on or prior to June 30, 2019 and (d) 2.50 to 1.00 for each fiscal quarter ending on September 30, 2019 and thereafter.
[4]	Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of (a) the first fiscal quarter of the Borrower ending after (and including) the Funding Date, based on the results for such fiscal quarter, (b) the second fiscal quarter of the Borrower ending after the Funding Date, based on the results for the two fiscal quarter period ending on such day, (c) the third fiscal quarter of the Borrower ending after the Funding Date, based on the results for the three fiscal quarter period ending on such day, and (d) beginning with the fourth fiscal quarter of the Borrower ending after the Funding Date, based on the results for each four fiscal quarter period ending on or after such date, in each case to be less than 1.50 to 1.00.
[5]	Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of (a) the first fiscal quarter of the Borrower ending after (and including) the Funding Date, based on the results for such fiscal quarter, (b) the second fiscal quarter of the Borrower ending after the Funding Date, based on the results for the two fiscal quarter period ending on such day, (c) the third fiscal quarter of the Borrower ending after the Funding Date, based on the results for the three fiscal quarter period ending on such day, and (d) beginning with the fourth fiscal quarter of the Borrower ending after the Funding Date, based on the results for each four fiscal quarter period ending on or after such date, in each case to be less than 1.50 to 1.00.

2

IV.	Maximum Capital Expenditure[6]

	(a)	Leverage Ratio (See I(b) above)
	(b)	Total Capital Expenditures	$
	(c) (d)	Equity Funded Capital Expenditures Capped Capital Expenditures = (b) minus (c)	$ $
		Compliance	Yes No7

[6]	Include in annual compliance certificates only.
[7]	Either (a) Leverage Ratio ≥ 2.50:1.00 or (b) Capped Capital Expenditures < (i)for the fiscal year ending December 31, 2018, $70 million or (ii) for each subsequent fiscal year, 75% of EBITDA for the prior fiscal year.

3

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of                     ,         .

NINE ENERGY SERVICE, INC.

NINE ENERGY SERVICE, INC.

By:
Name:
Title:

Signature Page

EXHIBIT E

NOTICE OF BORROWING

                             ,

JPMORGAN CHASE BANK, N.A.

JPMorgan Chase Bank, N.A.

712 Main Street, 5th Floor

Houston, Texas 77002

Ladies and Gentlemen:

The undersigned, Nine Energy Service, Inc., a Delaware corporation (“Borrower”), refers to the Credit Agreement dated as of 14, 2017 (as the same may be amended or modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing as defined therein unless otherwise defined in this Notice of Borrowing) among the Borrower, the lenders party thereto (the “Lenders”), the Issuing Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (as each such term is defined therein). The Borrower hereby gives you irrevocable notice pursuant to Section 2.4(a) of the Credit Agreement that the Borrower hereby requests a Borrowing consisting of [Revolving Advances][Term Loan Advance], and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.4(a) of the Credit Agreement:

(a)    The Business Day of the Proposed Borrowing is                             ,                 .

(b)    The Proposed Borrowing will be composed of [Base Rate Advances][Eurocurrency Advances].

(c)    The aggregate amount of the Proposed Borrowing is $                    .

(d)    [The Interest Period for each Eurocurrency Advance made as part of the Proposed Borrowing is month(s)].

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)    the representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing, as though made on the date of the Proposed Borrowing except for those representations and warranties that are expressly made as of an earlier date or period which are true and correct as of such earlier date or period (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

(ii)    no Default has occurred and is continuing, or would result from such Proposed Borrowing.

Very truly yours,

NINE ENERGY SERVICE, INC.

By:
Name:
Title:

EXHIBIT F

NOTICE OF CONTINUATION OR CONVERSION

                                     ,

JPMORGAN CHASE BANK, N.A.

JPMorgan Chase Bank, N.A.

712 Main Street, 5th Floor

Houston, Texas 77002

Ladies and Gentlemen:

The undersigned, Nine Energy Service, Inc., a Delaware corporation (“Borrower”), refers to the Credit Agreement dated as of 14, 2017 (as the same may be amended or modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Continuation or Conversion as defined therein unless otherwise defined in this Notice of Continuation or Conversion) among the Borrower, the lenders party thereto (the “Lenders”), the Issuing Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (as each such term is defined therein). The Borrower hereby gives you irrevocable notice pursuant to Section 2.4(b) of the Credit Agreement that the Borrower hereby requests a [Conversion][Continuation] of outstanding [Revolving Advances][Term Loan Advances] and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.4(b) of the Credit Agreement:

1.    The Business Day of the Proposed Borrowing is                                     ,                      .

2.    The aggregate amount of the existing [Revolving Advances][Term Loan Advances] to be [Converted] [Continued] is $                     and is comprised of [Base Rate Advances][Eurocurrency Advances] (“Existing Advances”).

3.    The Proposed Borrowing consists of [a Conversion of the Existing Advances to [Base Rate Advances] [Eurocurrency Advances]] [a Continuation of the Existing Advances].

4.    [The Interest Period for the Proposed Borrowing is [                 month[s]].]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

A.    the representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the requested funding date of this Proposed Borrowing, before and after giving effect to such Proposed Borrowing, as though made on and as of such date except for those representations and warranties which were expressly made as of an earlier date or period which are true and correct as of such earlier date or period (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

B.    no Default has occurred and is continuing or would result from such Proposed Borrowing.

Very truly yours,

NINE ENERGY SERVICE, INC.

By:
Name:
Title:

Execution Version

SCHEDULE I

COMMITMENTS, CONTACT INFORMATION

ADMINISTRATIVE AGENT AND ISSUING LENDER
Notices: Principal/Interest/Fees JPMorgan Chase Bank, N.A. 712 Main Street, 5th Floor Houston, Texas 77002 Attn: Greg George Phone: 713.216.6291 Fax: 713.216.7794 Email: gregory.george@Jpmorgan.com	Documentation Contact JPMorgan Chase Bank, N.A. 712 Main Street, 5th Floor Houston, Texas 77002 Attn: Greg George Phone: 713.216.6291 Fax: 713.216.7794 Email: gregory.george@Jpmorgan.com
ISSUING LENDER
Notices: ZB, N.A. DBA Amegy Bank 1801 Main Street Houston, Texas 77002 Attn: Special Processing Phone: Fax: 713.693.7467 Email: special.processing@amegybank.com	Documentation Contact ZB, N.A. DBA Amegy Bank 1717 West Loop South, 23rd Floor Houston, Texas 77027 Attn: Rachel Pletcher Phone: 713.232.1434 Fax: Email: Rachel.pletcher@amegybank.com
CREDIT PARTIES
Borrowers/Guarantors	Addressc/o Nine Energy Service, Inc. Greenspoint Plaza 4 16945 Northchase Drive, Suite 1600 Houston, Texas 77060 Attn:Ann Fox Fax:713-227-7850

LENDERS	TERM COMMITMENT	REVOLVING COMMITMENT
JPMorgan Chase Bank, N.A.	$24,285,714.29	$15,714,285.71
Wells Fargo Bank, National Association	$26,785,714.29	$10,714,285.71
ZB, N.A. dba Amegy Bank	$22,224,868.01	$8,889,946.81
Goldman Sachs Bank USA	$14,285,714.00	$5,714,286.00
Comerica Bank	$8,928,571.43	$3,571,428.57
HSBC Bank USA, N.A.	$10,000,000.00	$0.00
IberiaBank	$7,142,857.14	$2,857,142.86
Bank of America, N.A.	$6,346,560.84	$2,538,624.34
The Bank of Nova Scotia	$5,000,000.00	$0.00
TOTAL	$125,000,000.00	$50,000,000.00

SCHEDULE II

EXISTING LETTER OF CREDIT

That certain Letter of Credit No. SBFTX300457, issued by ZB, N.A dba Amegy Bank for the account of Beckman Production Services, Inc. in favor of Zurich American Insurance Company (as amended prior to the Funding Date).

SCHEDULE 4.1

ORGANIZATIONAL INFORMATION

Entity Name	Type of Organization	Jurisdiction of Formation
Beckman Production Services, Inc. (Delaware)	Corporation	Delaware
Beckman Production Services, Inc. (Michigan)	Corporation	Michigan
Big Lake Services Holdco, LLC	Limited Liability Company	Delaware
Big Lake Services, LLC	Limited Liability Company	Delaware
CDK Intermediate, LLC	Limited Liability Company	Delaware
CDK Perforating Holdings, Inc.	Corporation	Delaware
CDK Perforating, LLC	Limited Liability Company	Texas
Crest Pumping Technologies, LLC	Limited Liability Company	Delaware
Dak-Tana Wireline, LLC	Limited Liability Company	Delaware
J & R Well Service, LLC	Limited Liability Company	Michigan
Nine Downhole Technologies, LLC	Limited Liability Company	Delaware
Nine Energy Canada Inc.	Corporation	Alberta, Canada
Nine Energy Service, LLC	Limited Liability Company	Delaware
Nine Energy Service, Inc.	Corporation	Delaware
Northern Production Company, LLC	Limited Liability Company	Wyoming
Northern States Completions, Inc.	Corporation	Delaware
Peak Pressure Control, LLC	Limited Liability Company	Texas
R & S Well Service, Inc.	Limited Liability Company	Wyoming
RedZone Coil Tubing, LLC	Limited Liability Company	Texas
RedZone Holdco, LLC	Limited Liability Company	Delaware
SJL Well Service, LLC	Limited Liability Company	Oklahoma

SCHEDULE 4.10

ENVIRONMENTAL CONDITIONS

Beckman Production Services, Inc. received a notice of non-compliance from the Michigan Department of Environmental Quality for an improper discharge of brining water operations under Part 31 and Groundwater Discharge Permit No. GW1550009. It submitted a plan of mitigation to regain compliance on August 17, 2017.

SCHEDULE 4.11

SUBSIDIARIES

Entity Name:
Beckman Production Services, Inc. (Delaware)
Beckman Production Services, Inc. (Michigan)
Big Lake Services Holdco, LLC
Big Lake Services, LLC
CDK Intermediate, LLC
CDK Perforating Holdings, Inc.
CDK Perforating, LLC
Crest Pumping Technologies, LLC
Dak-Tana Wireline, LLC
First Call Well Services, LLC
J & R Well Service, LLC
Nine Downhole Technologies, LLC
Nine Energy Canada Inc.
Nine Energy Service, LLC
Northern Production Company, LLC
Northern States Completions, Inc.
Peak Pressure Control, LLC
R & S Well Service, Inc.
RedZone Coil Tubing, LLC
RedZone Holdco, LLC
SJL Well Service, LLC

SCHEDULE 5.7

REQUIREMENTS FOR NEW SUBSIDIARIES

Within (i) 14 days of creating a new Subsidiary or acquiring a new Subsidiary, and (ii) 20 Business Days of designating an Unrestricted Subsidiary as a Restricted Subsidiary under Section 5.7(b), the Administrative Agent shall have received each of the following to the extent applicable:

(a)    Guaranty. A joinder and supplement to the Guaranty executed by such Subsidiary if such Subsidiary is a Wholly-Owned Domestic Restricted Subsidiary;

(b)    Security Agreement. A joinder and/or supplement to the Security Agreement (1) if such Subsidiary is a Wholly-Owned Domestic Restricted Subsidiary, executed by such new Subsidiary and (ii) if such new Subsidiary is a Domestic Subsidiary or a First Tier Foreign Subsidiary, executed by the Borrower and any other Credit Party that owns Equity Interests in such new Subsidiary, together with, if applicable, stock certificates and stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, or instruments necessary to create and perfect an Acceptable Security Interest in the Collateral described in the Security Agreement, as so supplemented, which joinder and/or supplement will grant a Lien in, among other things, 100% of the Equity Interests of such new Subsidiary owned by the US Borrower or any other Credit Party (but in the case of any First Tier Foreign Subsidiary limited to no greater than 65% of the Voting Securities issued by such First Tier Foreign Subsidiary);

(c)    Corporate Documents. A secretary’s certificate from such new Wholly-Owned Domestic Restricted Subsidiary certifying such Subsidiary’s (1) officers’ incumbency, (ii) authorizing resolutions, (iii) organizational documents, (iv) necessary governmental approvals, and (v) certificate of good standing from the state in which each such Person is organized dated a date not earlier than 30 days prior to date of delivery or otherwise in effect on the date of delivery;

(d)    Patriot Act. All documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

(e)    Opinion of Counsel. If reasonably requested by the Administrative Agent, an opinion of counsel in form and substance reasonably acceptable to the Administrative Agent related to such new Restricted Subsidiary and substantially similar to the legal opinions delivered at the Funding Date with respect to the other Restricted Subsidiaries in existence on the Funding Date.

SCHEDULE 6.1

PERMITTED DEBT

None.

SCHEDULE 6.2

PERMITTED LIENS

Lien in favor of De Lage Laden Financial Services, Inc. granted by CDK Perforating, LLC encumbering 1 new National NBT 45 Crane s/n 296464 mounted to 1 new Peterbilt 367 chassis VIN 1NPTX4TX1CD157616, including all components, additions, upgrades, attachments, accessions, substitutions, replacements and proceeds of such collateral.

Lien in favor of Air Liquide Industrial US LP granted by RedZone Coil Tubing, LLC encumbering Vessel—TW, S/N S1541, 13000 GAL Vaporizer—Thermax, S/N A6632-1 hose fill stand assem—acme S/N 44728 Telemetry—Dataquest, S/N FF793DE0.

Lien in favor of Air Liquide Industrial US LP granted by RedZone Coil Tubing, LLC encumbering Vessel 241105-1-5 Vessel VT13000-S1541 exchanger A6632-1 assembly 44728 telemetry FF793DE0 Vessel VT13000 exchanger A6762-1 telemetry 2563035 assembly 46806 assembly 241105-2-4.

Lien in favor of Rowley Brothers, Inc. dba Rowleys Wholesale granted by Beckman Production Services, Inc. encumbering the following described equipment, and any equpment previously loaned or which may be added or substituted for the following equipment, pursuant to a Loaned Equipment Agreement between “Secured Party” and “Debtor” dated 10/08/2012: 2-S3338 Samson 330 poly tank 5:1 pump with electronic meter, including 957 mini regulatore and 2051 1/4” steel nipple pre-installed on unit from factory.

SCHEDULE 6.3

PERMITTED INVESTMENTS

1.    Promissory Note dated June 30, 2014, made by Kevin Palma in favor of Nine Energy Service, Inc., in the original principal amount of $532,052.73.

2.    Promissory Note dated June 30, 2014, made by Christopher Cole Ortowski in favor of Nine Energy Service, Inc., in the original principal amount of $3,547,056.28.

3.    Promissory Note dated June 30, 2014, made by Cody Joe Ortowski in favor of Nine Energy Service, Inc., in the original principal amount of $3,547,056.28.

SCHEDULE 6.10

PERMITTED AFFILIATE TRANSACTIONS

None.